The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. The preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-152733
Subject to completion, dated November 30, 2009

Preliminary prospectus supplement
(To prospectus dated August 1, 2008)

$500,000,000
     % Senior Notes due 2016

We are offering $500,000,000 of our     % Senior Notes due 2016, which we refer to as the notes. The notes will mature on          , 2016. We will pay interest on the notes on each           and          , beginning on          , 2010.

We may redeem some or all of the notes at any time on or after          , 2013 at the redemption prices set forth under “Description of notes—Optional redemption” and prior to such date at a “make-whole” redemption price. We may also redeem up to 35% of the notes prior to 2012 with cash proceeds we receive from certain equity offerings. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness or if we experience specific kinds of changes of control, we must offer to repurchase the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our future subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured debt to the extent of the value of the collateral securing such indebtedness, including all borrowings under our new senior secured credit facilities. The notes will be structurally subordinated to all liabilities of any of our subsidiaries that do not issue guarantees of the notes.

The obligations under the notes will be fully and unconditionally guaranteed by substantially all of our current domestic subsidiaries and by certain of our future restricted subsidiaries. The guarantee of any subsidiary will be released when such entity is no longer a subsidiary of ours (including as a result of a sale of a majority of the capital stock of such entity) if such entity no longer guarantees certain specified indebtedness, or when such entity is designated an unrestricted subsidiary under the terms of the indenture. The guarantees will rank equally in right of payment with the existing and future senior unsecured indebtedness of the guarantors and will rank senior to any future subordinated indebtedness of the guarantors. The guarantees will be effectively subordinated to all existing and future secured indebtedness of the guarantors, including guarantees of our borrowings under our new senior secured credit facilities to the extent of the value of the collateral securing such indebtedness.

Investing in the notes involves risk. See “Risk factors” beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting	Proceeds, before
	Price to	discounts	expenses, to
	public[1]	and commissions	Hanesbrands Inc.

Per note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2009.

The notes will not be listed on a securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes on or about          , 2009 in book-entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking société anonyme and Euroclear Bank S.A./N.V.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	HSBC	Goldman, Sachs & Co.

Co-managers

Barclays Capital	BB&T Capital Markets	RBC Capital Markets

          , 2009

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About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement and the documents incorporated herein, which describes the specific terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes or this offering. If the information relating to the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus filed by us with the Securities and Exchange Commission (“SEC”). We have not, and the underwriters have not, authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information contained in the accompanying prospectus, any document incorporated by reference and any such free writing prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “we,” “our,” “us,” “the Company” or “Hanesbrands” are to Hanesbrands Inc., a Maryland corporation, and its subsidiaries.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically.

We make available free of charge at www.hanesbrands.com (in the “Investors” section) copies of materials we file with, or furnish to, the SEC. By referring to our website and the SEC’s website, we do not incorporate such websites or their contents into this prospectus.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that we later file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are

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either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended January 3, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarters ended April 4, 2009, July 4, 2009 and October 3, 2009;

•	our Current Reports on Form 8-K filed on March 16, 2009, April 27, 2009, July 30, 2009, September 21, 2009 and October 28, 2009; and

•	our Proxy Statement on Schedule 14A filed on March 12, 2009.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise specifically indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Corporate Secretary, Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105.

Cautionary statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements include all statements that do not

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relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. In particular, information appearing under “Description of our business,” “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” includes forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	our ability to execute our consolidation and globalization strategy, including migrating our production and manufacturing operations to lower-cost locations around the world;

•	our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply chain sources, such as disruption of markets, changes in import and export laws, currency restrictions and currency exchange rate fluctuations;

•	current economic conditions;

•	consumer spending levels;

•	the risk of inflation or deflation;

•	financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers;

•	gains and losses in the shelf space that our customers devote to our products;

•	our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs;

•	the financial ratios that our debt instruments require us to maintain;

•	future financial performance, including availability, terms and deployment of capital;

•	failure to protect against dramatic changes in the volatile market price of cotton;

•	the impact of increases in prices of other materials used in our products and increases in other costs;

•	the impact of increases in prices of oil-related materials and other costs such as energy and utility costs;

•	our ability to effectively manage our inventory and reduce inventory reserves;

•	retailer consolidation and other changes in the apparel essentials industry;

•	the highly competitive and evolving nature of the industry in which we compete;

•	our ability to keep pace with changing consumer preferences;

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•	our ability to continue to effectively distribute our products through our distribution network as we continue to consolidate our distribution network;

•	our ability to comply with environmental and occupational health and safety laws and regulations;

•	costs and adverse publicity from violations of labor or environmental laws by us or our suppliers;

•	our ability to attract and retain key personnel;

•	new litigation or developments in existing litigation; and

•	possible terrorist attacks and ongoing military action in the Middle East and other parts of the world.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk factors” section of this prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

All forward-looking statements speak only as of the date of this prospectus supplement and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

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Summary

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk factors” and additional information contained in our Annual Report on Form 10-K for the year ended January 3, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended October 3, 2009, July 4, 2009 and April 4, 2009 incorporated by reference in this prospectus supplement for more information about important factors you should consider before investing in the notes in this offering.

Our company

We are a consumer goods company with a portfolio of leading apparel brands, including Hanes, Champion, C9 by Champion, Playtex, Bali, L’eggs, Just My Size, barely there, Wonderbra, Stedman, Outer Banks, Zorba, Rinbros and Duofold. We design, manufacture, source and sell a broad range of apparel essentials such as t-shirts, bras, panties, men’s underwear, kids’ underwear, casualwear, activewear, socks and hosiery.

The apparel essentials sector of the apparel industry is characterized by frequently replenished items, such as t-shirts, bras, panties, men’s underwear, kids’ underwear, socks and hosiery. Growth and sales in the apparel essentials industry are not primarily driven by fashion, in contrast to other areas of the broader apparel industry. We focus on the core attributes of comfort, fit and value, while remaining current with regard to consumer trends. The majority of our core styles continue from year to year, with variations only in color, fabric or design details. Some products, however, such as intimate apparel, activewear and sheer hosiery, do have an emphasis on style and innovation. We continue to invest in our largest and strongest brands to achieve our long-term growth goals. In addition to designing and marketing apparel essentials, we have a long history of operating a global supply chain that incorporates a mix of self-manufacturing, third-party contractors and third-party sourcing.

Our products are sold through multiple distribution channels. During the year ended January 3, 2009, approximately 44% of our net sales were to mass merchants, 18% were to national chains and department stores, 9% were direct to consumers, 11% were in our International segment and 18% were to other retail channels such as embellishers, specialty retailers, warehouse clubs and sporting goods stores. We have strong, long-term relationships with our top customers, including relationships of more than ten years with each of our top ten customers as of January 3, 2009. The size and operational scale of the high-volume retailers with which we do business require extensive category and product knowledge and specialized services regarding the quantity, quality and planning of product orders. We have organized multifunctional customer management teams, which has allowed us to form strategic long-term relationships with these customers and efficiently focus resources on category, product and service expertise. We also have customer-specific programs such as the C9 by Champion products marketed and sold through Target stores.

Our brands

Our brands have a strong heritage in the apparel essentials industry. According to The NPD Group/Consumer Tracking Service, or “NPD,” our brands hold either the number one or number two U.S. market position by sales value in most product categories in which we compete, for the 12 month period ended November 30, 2008. In 2008, Hanes was number one for the fifth consecutive year on the Women’s Wear Daily “Top 100 Brands Survey” for apparel and accessory brands that women know best and was number one for the fifth consecutive year as the most preferred men’s, women’s and children’s apparel brand of consumers in Retailing Today magazine’s “Top Brands Study.” Additionally, we had five of the top ten intimate apparel brands preferred by consumers in the Retailing Today study—Hanes, Playtex, Bali, Just My Size and L’eggs.

Our competitive strengths

Strong brands with leading market positions. According to NPD, our brands hold either the number one or number two U.S. market position by sales value in most product categories in which we compete, for the 12 month period ended November 30, 2008. According to NPD, our largest brand, Hanes, is the top-selling apparel brand in the United States by units sold, for the 12 month period ended November 30, 2008.

High-volume, core essentials focus. We sell high-volume, frequently replenished apparel essentials. The majority of our core styles continue from year to year, with variations only in color, fabric or design details, and are frequently replenished by consumers. We believe that our status as a high-volume seller of core apparel essentials creates a more stable and predictable revenue base and reduces our exposure to dramatic fashion shifts often observed in the general apparel industry.

Significant scale of operations. According to NPD, we are the largest seller of apparel essentials in the United States as measured by sales value for the 12 month period ended November 30, 2008. Most of our products are sold to large retailers that have high-volume demands. We believe that we are able to leverage our significant scale of operations to provide us with greater manufacturing efficiencies, purchasing power and product design, marketing and customer management resources than our smaller competitors.

Strong customer relationships. We sell our products primarily through large, high-volume retailers, including mass merchants, department stores and national chains. We have strong, long-term relationships with our top customers, including relationships of more than ten years with each of our top ten customers as of January 3, 2009. We have aligned significant parts of our organization with corresponding parts of our customers’ organizations. We also have entered into customer-specific programs such as the C9 by Champion products marketed and sold through Target stores.

Key business strategies

Sell more, spend less and generate cash are our broad strategies to build our brands, reduce our costs and generate cash.

Sell more. Through our “sell more” strategy, we seek to drive profitable growth by consistently offering consumers brands they love and trust and products with unsurpassed value. Key initiatives we are employing to implement this strategy include:

•	Build big, strong brands in big core categories with innovative key items. Our ability to react to changing customer needs and industry trends is key to our success. Our design, research and product development teams, in partnership with our marketing teams, drive our efforts to bring innovations to market. We seek to leverage our insights into consumer demand in the apparel essentials industry to develop new products within our existing lines and to modify our existing core products in ways that make them more appealing, addressing changing customer needs and industry trends. We also support our key brands with targeted, effective advertising and marketing campaigns.

•	Foster strategic partnerships with key retailers via “team selling.” We foster relationships with key retailers by applying our extensive category and product knowledge, leveraging our use of multi-functional customer management teams and developing new customer-specific programs such as C9 by Champion for Target. Our goal is to strengthen and deepen our existing strategic relationships with retailers and develop new strategic relationships.

•	Use Kanban concepts to have the right products available in the right quantities at the right time. Through Kanban, a multi-initiative effort that determines production quantities, and in doing so, facilitates just-in-time production and ordering systems, we seek to ensure that products are available to meet customer demands while effectively managing inventory levels.

Spend less. Through our “spend less” strategy, we seek to become an integrated organization that leverages its size and global reach to reduce costs, improve flexibility and provide a high level of service. Key initiatives we are employing to implement this strategy include:

•	Globalizing our supply chain by balancing across hemispheres into “economic” clusters with fewer, larger facilities. As a provider of high-volume products, we are continually seeking to improve our cost-competitiveness and operating flexibility through supply chain initiatives. Through our consolidation and globalization strategy, which is discussed in more detail below, we will continue to transition additional parts of our supply chain to lower-cost locations in Asia, Central America and the Caribbean Basin in an effort to optimize our cost structure. As part of this process, we are using Kanban concepts to optimize the way we manage demand, to increase manufacturing flexibility to better respond to demand variability and to simplify our finished goods and the raw materials we use to produce them. We expect that these changes in our supply chain will result in significant cost efficiencies and increased asset utilization.

•	Leverage our global purchasing and manufacturing scale. Historically, we have had a decentralized operating structure with many distinct operating units. We are in the process of consolidating purchasing, manufacturing and sourcing across all of our product categories in the United States. We believe that these initiatives will streamline our operations, improve our inventory management, reduce costs and standardize processes.

Generate cash. Through our “generate cash” strategy, we seek to effectively generate and invest cash at or above our weighted average cost of capital to provide superior returns for both our equity and debt investors. Key initiatives we are employing to implement this strategy include:

•	Optimizing our capital structure to take advantage of our business model’s strong and consistent cash flows. Maintaining appropriate debt leverage and utilizing excess cash to, for example, pay down debt, invest in our own stock and selectively pursue strategic acquisitions are keys to building a stronger business and generating additional value for investors.

•	Continuing to improve turns for accounts receivables, inventory, accounts payable and fixed assets. Our ability to generate cash is enhanced through more efficient management of accounts receivables, inventory, accounts payable and fixed assets.

Our ability to react to changing customer needs and industry trends will continue to be key to our success. Our design, research and product development teams, in partnership with our marketing teams, drive our efforts to bring innovations to market. We seek to leverage our insights into consumer demand in the apparel essentials industry to develop new products within our existing lines and to modify our existing core products in ways that make them more appealing, addressing changing customer needs and industry trends. Examples of our recent innovations include:

•	Hanes no ride up panties, specially designed for a better fit that helps women stay “wedgie-free” (2008).

•	Hanes Lay Flat Collar Undershirts and Hanes No Ride Up Boxer briefs, the brand’s latest innovation in product comfort and fit (2008).

•	Bali Concealers bras, the first and only bra with revolutionary concealing petals for complete modesty (2008).

•	Hanes Comfort Soft T-shirt (2007).

•	Bali Passion for Comfort bra, designed to be the ultimate comfort bra, features a silky smooth lining for a luxurious feel against the body (2007).

•	Hanes All-Over Comfort Bra, which features stay-put straps that don’t slip, cushioned wires that don’t poke and a tag-free back (2006).

One of our key initiatives is to globalize our supply chain by balancing across hemispheres into “economic” clusters with fewer, larger facilities. We expect to continue our restructuring efforts through the end of 2009 as we continue to execute our consolidation and globalization strategy. We have closed plant locations, reduced our workforce, and relocated some of our manufacturing capacity to lower cost locations in Asia, Central America and the Caribbean Basin. We have restructured our supply chain over the past three years to create more efficient production clusters that utilize fewer, larger facilities and to balance our production capability between the Western Hemisphere and Asia. With our global supply chain restructured, we are now focused on optimizing our supply chain to further enhance efficiency, improve working capital and asset turns and reduce costs. We are focused on optimizing the working capital needs of our supply chain through several initiatives, such as supplier-managed inventory for raw materials and sourced goods ownership relationships.

Company information

We were incorporated in Maryland on September 30, 2005 and became an independent public company following our spin off from Sara Lee Corporation (“Sara Lee”) on September 5, 2006. Our principal executive offices are located at 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105. Our main telephone number is (336) 519-8080.

The transactions

As used in this prospectus supplement, the term “Transactions” refers to the financing transactions described below.

We will use the proceeds from this offering, together with the borrowings under the term loan and revolving loan facilities under our existing senior secured first lien credit facility (the “Senior Secured Credit Facilities”) that will be amended and restated concurrently with the consummation of this offering (as amended and restated, the “New Senior Secured Credit Facilities”), including borrowings under the revolving credit facility of the New Senior Secured Credit Facilities, to (i) refinance all borrowings outstanding under the Senior Secured Credit Facilities, (ii) repay all borrowings outstanding under our existing senior secured second lien credit facility (the “Second Lien Credit Facility” and, together with the Senior Secured Credit Facilities,” the “Existing Credit Facilities”) and (iii) to pay the fees and expenses related to the Transactions. The Second Lien Credit Facility will be paid in full and terminated concurrently with the closing of this offering. See “Use of proceeds.”

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus supplement entitled “Description of notes” and the section in the accompanying prospectus entitled “Description of debt securities.”

Issuer	Hanesbrands Inc.

The notes	$500,000,000 aggregate principal amount of % Senior Notes due 2016.

Maturity	, 2016.

Interest payment dates	Interest is payable on the notes on and of each year, beginning on , 2010.

Optional redemption	We may, at our option, redeem all or part of the notes at any time prior to , 2013 at a make-whole price, and at any time on or after , 2013 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of notes—Optional redemption.” In addition, prior to , 2012, we may, at our option, redeem up to 35% of the notes with the proceeds of certain equity offerings.

Guarantees	The payment of the principal, premium and interest on the notes will be fully and unconditionally guaranteed on a senior unsecured basis by substantially all of our existing domestic subsidiaries and by certain of our future restricted subsidiaries. In the future, the guarantees may be released or terminated under certain circumstances. See “Description of notes—Guarantees.”

Ranking	The notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

• rank equally in right of payment with all our and the guarantors’ existing and future senior unsecured indebtedness;

• rank senior in right of payment to all our and the guarantors’ future senior subordinated and subordinated indebtedness;

• be effectively subordinated in right of payment to all our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (including all of our borrowings and the guarantors’ guarantees under our New Senior Secured Credit Facilities); and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our subsidiaries that is not also a guarantor of the notes.

As of October 3, 2009, after giving effect to the Transactions and the application of the estimated net proceeds therefrom as set forth under “Use of proceeds,” we would have had total consolidated indebtedness of $2,087.7 million, consisting of $845.0 million of secured indebtedness outstanding under our New Senior Secured Credit Facilities, $500.0 million of the notes offered hereby, $493.7 million of our floating rate senior notes and $249.0 million outstanding under accounts receivable securitization facility that we entered into on November 27, 2007 (the “Accounts Receivable Securitization Facility”). The subsidiary guarantors would have guaranteed total indebtedness of $1,838.7 million, consisting of $845.0 million of secured guarantees under our New Senior Secured Credit Facilities, $500.0 million of unsecured guarantees of the notes offered hereby and $493.7 million of unsecured guarantees of our floating rate senior notes, excluding intercompany indebtedness, and we would have been able to incur an additional $305.0 million of secured indebtedness under our New Senior Secured Credit Facilities. Our non-guarantor subsidiaries would have had $249.0 million of total indebtedness, consisting of the amounts outstanding under the Accounts Receivable Securitization Facility. For further discussion, see “Description of other indebtedness.”

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock (‘’restricted payments”);

• sell assets, including capital stock of our restricted subsidiaries;

• restrict dividends or other payments by restricted subsidiaries;

• create liens that secure debt;

• enter into transactions with affiliates; and

• merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions, including a provision allowing us to make restricted payments in an amount calculated pursuant to a formula based upon 50% of our adjusted consolidated net income (as defined in the indenture) since October 1, 2006. As of October 3, 2009, after giving effect to the Transactions, we would have had approximately $391.9 million of available restricted payment capacity pursuant to that provision, in addition to the restricted payment capacity available under other exceptions. See “Description of notes—Covenants.”

In addition, most of the covenants will be suspended if both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., assign the notes an investment grade rating and no default exists with respect to the notes.

Change of control offer	If we experience certain kinds of changes of control, we must give the holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

No public market	The notes are a series of securities for which there is currently no established trading market. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market in the notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Use of proceeds	We will use the estimated net proceeds from this offering of approximately $485.2 million to repay or refinance a portion of the borrowings under our Existing Credit Facilities. See “Use of proceeds.”

Form	The notes will be represented by one or more registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company. Beneficial interests in the notes will be shown on, and transfers of beneficial interests will be effected through, records maintained by The Depository Trust Company and its participants.

Original issue discount	The notes may be issued with original issue discount, or OID, for U.S. federal income tax purposes, in which case, U.S. holders generally will be required to include the OID in gross income for U.S. federal income tax purposes in advance of the receipt of cash attributable to that income regardless of the holders’ method of tax accounting. See “U.S. federal income tax consequences—United States holders—Original issue discount.”

Risk factors

Investing in the notes involves substantial risk. You should carefully consider the risk factors set forth in the section entitled “Risk factors” and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference therein, prior to making an investment in the notes. See “Risk factors” beginning on page S-11.

Summary financial data

Set forth below is our summary consolidated historical financial data for the periods indicated. The historical financial data for the periods ended January 3, 2009 and December 29, 2007 and the balance sheet data as of January 3, 2009 and December 29, 2007 have been derived from our audited financial statements incorporated by reference in this prospectus supplement. Our historical financial data as of October 3, 2009 and September 27, 2008 and for the nine months ended October 3, 2009 and September 27, 2008 are derived from our unaudited financial statements. You should read the following summary financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our historical financial statements and related notes thereto incorporated by reference in this prospectus supplement.

	Nine months ended		Years ended
	October 3,	September 27,	January 3,	December 29,
(in thousands)	2009	2008	2009	2007

Statement of Income Data:
Net sales	$2,902,536	$3,213,653	$4,248,770	$4,474,537
Cost of sales	1,960,589	2,145,949	2,871,420	3,033,627

Gross profit	941,947	1,067,704	1,377,350	1,440,910
Selling, general and administrative expenses	702,204	776,267	1,009,607	1,040,754
Gain on curtailment of postretirement benefits	–	–	–	(32,144)
Restructuring	46,319	32,355	50,263	43,731

Operating profit	193,424	259,082	317,480	388,569
Other (income) expense	6,537	–	(634)	5,235
Interest expense, net	124,548	115,282	155,077	199,208

Income before income tax expense (benefit)	62,339	143,800	163,037	184,126
Income tax expense (benefit)	9,974	34,512	35,868	57,999

Net income	$52,365	$109,288	$127,169	$126,127

	October 3,	September 27,	January 3,	December 29,
(in thousands)	2009	2008	2009	2007

Balance Sheet Data:
Cash and cash equivalents	$38,617	$86,212	$67,342	$174,236
Total assets	3,491,913	3,627,638	3,534,049	3,439,483
Accounts Receivable Securitization Facility	249,043	–	45,640	–
Noncurrent liabilities:
Long-term debt	1,793,680	2,315,250	2,130,907	2,315,250
Other noncurrent liabilities	481,425	159,870	469,703	146,347
Total noncurrent liabilities	2,275,105	2,475,120	2,600,610	2,461,597
Total stockholders’ equity	293,184	380,934	185,155	288,904

Risk factors

An investment in the notes involves risk. In addition to the risks described below, you should also carefully read all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus supplement in evaluating an investment in the notes. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, our ability to fulfill our obligations under the notes could be materially affected and you could lose all or part of your investment.

The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus supplement and documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks related to our business

We are continuing to execute our consolidation and globalization strategy and this process involves significant costs and the risk of operational interruption.

Since becoming an independent company, we have undertaken a variety of restructuring efforts in connection with our consolidation and globalization strategy designed to improve operating efficiencies and lower costs. As a result of this strategy, we expected to incur approximately $250 million in restructuring and related charges over the three year period following the spin off from Sara Lee on September 5, 2006, of which approximately half was expected to be noncash. As of October 3, 2009, we have recognized approximately $262 million and announced approximately $253 million in restructuring and related charges related to this strategy since September 5, 2006, approximately half of which have been noncash. This process may also result in operational interruptions, which may have an adverse effect on our business, results of operations, financial condition and cash flows.

Our supply chain relies on an extensive network of foreign operations and any disruption to or adverse impact on such operations may adversely affect our business, results of operations, financial condition and cash flows.

We have an extensive global supply chain in which a significant portion of our products are manufactured in or sourced from locations in Asia, Central America, the Caribbean Basin and Mexico and we are continuing to add new manufacturing capacity in Asia, Central America and the Caribbean Basin. Potential events that may disrupt our foreign operations include:

•	political instability and acts of war or terrorism or other international events resulting in the disruption of trade;

•	other security risks;

•	disruptions in shipping and freight forwarding services;

•	increases in oil prices, which would increase the cost of shipping;

•	interruptions in the availability of basic services and infrastructure, including power shortages;

•	fluctuations in foreign currency exchange rates resulting in uncertainty as to future asset and liability values, cost of goods and results of operations that are denominated in foreign currencies;

•	extraordinary weather conditions or natural disasters, such as hurricanes, earthquakes, tsunamis, floods or fires; and

•	the occurrence of an epidemic, the spread of which may impact our ability to obtain products on a timely basis.

Disruptions in our foreign supply chain could negatively impact our business by interrupting production in facilities outside the United States, increasing our cost of sales, disrupting merchandise deliveries, delaying receipt of the products into the United States or preventing us from sourcing our products at all. Depending on timing, these events could also result in lost sales, cancellation charges or excessive markdowns. All of the foregoing can have an adverse effect on our business, results of operations, financial condition and cash flows.

Current economic conditions may adversely impact demand for our products, reduce access to credit and cause our customers and others with which we do business to suffer financial hardship, all of which could adversely impact our business, results of operations, financial condition and cash flows.

Worldwide economic conditions have recently deteriorated significantly in many countries and regions, including the United States, and may remain depressed for the foreseeable future. Although the majority of our products are replenishment in nature and tend to be purchased by consumers on a planned, rather than on an impulse, basis, our sales are impacted by discretionary spending by our customers. Discretionary spending is affected by many factors, including, among others, general business conditions, interest rates, inflation, consumer debt levels, the availability of consumer credit, currency exchange rates, taxation, electricity power rates, gasoline prices, unemployment trends and other matters that influence consumer confidence and spending. Many of these factors are outside of our control. Our customers’ purchases of discretionary items, including our products, could decline during periods when disposable income is lower, when prices increase in response to rising costs, or in periods of actual or perceived unfavorable economic conditions. For example, we experienced a spike in oil related commodity prices during the summer of 2008. Increases in our product costs may not be offset by comparable rises in the income of consumers of our products. These consumers may choose to purchase fewer of our products or lower-priced products of our competitors in response to higher prices for our products, or may choose not to purchase our products at prices that reflect our domestic price increases that become effective from time to time. If any of these events occur, or if unfavorable economic conditions continue to challenge the consumer environment, our business, results of operations, financial condition and cash flows could be adversely affected.

In addition, economic conditions, including decreased access to credit, may result in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our customers, suppliers of raw materials and finished goods, logistics and other service providers and financial institutions which are counterparties to our credit facilities and derivatives transactions. In addition, the inability of these third parties to overcome these difficulties may increase. For example, one of our customers, Mervyn’s, a regional retailer in California and the Southwest that originally filed for reorganization under Chapter 11 in July 2008, announced in October 2008 its intention to wind down its business and conduct going-out-of-business sales at remaining store locations. If third parties on which we rely for raw materials, finished goods or services are unable to overcome difficulties resulting from the deterioration in worldwide economic conditions and provide us with the materials and services we need, or if counterparties to our credit facilities or derivatives transactions do not perform their obligations, our business, results of operations, financial condition and cash flows could be adversely affected.

Our customers generally purchase our products on credit, and as a result, our results of operations, financial condition and cash flows may be adversely affected if our customers experience financial difficulties.

During the past several years, various retailers, including some of our largest customers, have experienced significant difficulties, including restructurings, bankruptcies and liquidations, and the inability of retailers to overcome these difficulties may increase due to the recent deterioration of worldwide economic conditions. This could adversely affect us because our customers generally pay us after goods are delivered. Adverse changes in a customer’s financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer’s future purchases or limit our ability to collect accounts receivable relating to previous purchases by that customer. Any of these occurrences could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our substantial indebtedness subjects us to various restrictions and could decrease our profitability and otherwise adversely affect our business.

We have, and following the consummation of this offering continue to have, a substantial amount of indebtedness. As described in “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources,” our indebtedness includes the $2.1 billion existing Senior Secured Credit Facilities, the $450 million existing Second Lien Credit Facility, our $500 million Floating Rate Senior Notes due 2014 (the “Floating Rate Senior Notes”) and the $250 million Accounts Receivable Securitization Facility. Simultaneous with the closing of this offering, we expect to refinance the Senior Secured Credit Facilities and to repay and terminate the Second Lien Credit Facility. As of October 3, 2009, after giving effect to the Transactions, our total debt would have been $2,087.7 million, excluding $305.0 million of unused commitments under the revolving loan facility of the New Senior Secured Credit Facilities. See “Use of proceeds.” The Existing Credit Facilities and the indenture governing the Floating Rate Senior Notes contain, and the New Senior Secured Credit Facilities and the indenture governing the notes offered hereby will contain, restrictions that affect, and in some cases significantly limit or prohibit, among other things, our ability to borrow funds, pay dividends or make other distributions, make investments, engage in transactions with affiliates, or create liens on our assets.

Our leverage also could put us at a competitive disadvantage compared to our competitors that are less leveraged. These competitors could have greater financial flexibility to pursue strategic acquisitions, secure additional financing for their operations by incurring additional debt, expend capital to expand their manufacturing and production operations to lower-cost areas and apply pricing pressure on us. In addition, because many of our customers rely on us to fulfill a substantial portion of their apparel essentials demand, any concern these customers may have regarding our financial condition may cause them to reduce the amount of products they purchase from us. Our leverage could also impede our ability to withstand downturns in our industry or the economy.

If we are unable to maintain financial ratios associated with our indebtedness, such failure could cause the acceleration of the maturity of such indebtedness which would adversely affect our business.

Covenants in the Existing Credit Facilities and the Accounts Receivable Securitization Facility require us to maintain a minimum interest coverage ratio and a maximum total debt to EBITDA (earnings before income taxes, depreciation expense and amortization), or leverage ratio. The recent deterioration of worldwide economic conditions could impact our ability to maintain the financial ratios contained in these agreements. If we fail to maintain these financial ratios, that failure could result in a default that accelerates the maturity of the indebtedness under such facilities, which could require that we repay such indebtedness in full, together with accrued and unpaid interest, unless we are able to negotiate new financial ratios or waivers of our current ratios with our lenders. Even if we are able to negotiate new financial ratios or waivers of our current financial ratios, we may be required to pay fees or make other concessions that may adversely impact our business. Any one of these options could result in significantly higher interest expense in 2009 and beyond. In addition, these options could require modification of our interest rate derivative portfolio, which could require us to make a cash payment in the event of terminating a derivative instrument or impact the effectiveness of our interest rate hedging instruments and require us to take non-cash charges. For information regarding our compliance with these covenants, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Trends and uncertainties affecting liquidity.” We expect that the New Senior Secured Credit Facilities will contain similar restrictions. See “Description of other indebtedness—New senior secured credit facilities.”

If we fail to meet our payment or other obligations, the lenders could foreclose on, and acquire control of, substantially all of our assets.

In connection with our incurrence of indebtedness under the Existing Credit Facilities, the lenders under those facilities have received a pledge of substantially all of our existing and future direct and indirect subsidiaries, with certain customary or agreed-upon exceptions for foreign subsidiaries and certain other subsidiaries. Additionally, these lenders generally have a lien on substantially all of our assets and the assets of our subsidiaries, with certain exceptions. The financial institutions that are party to the Accounts Receivable Securization Facility have a lien on certain of our domestic accounts receivables. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the Existing Credit Facilities, the New Senior Secured Credit Facilities or the Accounts Receivable Securization Facility, the lenders under those facilities will be entitled to foreclose on substantially all of our assets and, at their option, liquidate these assets.

Our indebtedness restricts our ability to obtain additional capital in the future.

The restrictions contained in the Existing Credit Facilities, the New Senior Secured Credit Facilities and in the indentures governing the Floating Rate Senior Notes and the notes offered hereby could limit our ability to obtain additional capital in the future to fund capital expenditures or acquisitions, meet our debt payment obligations and capital commitments, fund any operating losses or future development of our business affiliates, obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize our assets, or conduct other necessary or prudent corporate activities.

If we need to incur additional debt or issue equity in order to fund working capital and capital expenditures or to make acquisitions and other investments, debt or equity financing may not be available to us on acceptable terms or at all. If we are not able to obtain sufficient financing, we may be unable to maintain or expand our business. If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of a liquidation, and the terms of the debt securities may impose restrictions on our operations. If we raise funds through the issuance of equity, the issuance would dilute the ownership interest of our stockholders.

To service our debt obligations, we may need to increase the portion of the income of our foreign subsidiaries that is expected to be remitted to the United States, which could increase our income tax expense.

The amount of the income of our foreign subsidiaries that we expect to remit to the United States may significantly impact our U.S. federal income tax expense. We pay U.S. federal income taxes on that portion of the income of our foreign subsidiaries that is expected to be remitted to the United States and be taxable. In order to service our debt obligations, we may need to increase the portion of the income of our foreign subsidiaries that we expect to remit to the United States, which may significantly increase our income tax expense. Consequently, our income tax expense has been, and will continue to be, impacted by our strategic initiative to make substantial capital investments outside the United States.

Significant fluctuations and volatility in the price of cotton and other raw materials we purchase may have a material adverse effect on our business, results of operations, financial condition and cash flows.

Cotton is the primary raw material used in the manufacturing of many of our products. Our costs for cotton yarn and cotton-based textiles vary based upon the fluctuating cost of cotton, which is affected by weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. While we attempt to protect our business from the volatility of the market price of cotton through short-term supply agreements and hedges from time to time, our business can be adversely affected by dramatic movements in cotton prices. The cotton prices reflected in our results were 58 cents per pound for the nine months ended October 3, 2009 and 62 cents per pound for the nine months ended September 27, 2008. After taking into consideration the cotton costs currently included in inventory, we expect our cost of cotton to average 55 cents per pound for the full year of 2009 compared to 65 cents per pound for 2008. The ultimate effect of these pricing levels on our earnings cannot be quantified, as the effect of movements in cotton prices on industry selling prices are uncertain, but any dramatic increase in the price of cotton could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are not always successful in our efforts to protect our business from the volatility of the market price of cotton through short-term supply agreements and hedges, and our business can be adversely affected by dramatic movements in cotton prices. For example, we estimate that a change of $0.01 per pound in cotton prices would affect our annual raw material costs by $3 million, at levels of production as of January 3, 2009. The ultimate effect of this change on our earnings cannot be quantified, as the effect of movements in cotton prices on industry selling prices are uncertain, but any dramatic increase in the price of cotton would have a material adverse effect on our business, results of operations, financial condition and cash flows.

In addition, during the summer of 2008 we experienced a spike in oil related commodity prices and other raw materials used in our products, such as dyes and chemicals, and increases in other costs, such as fuel, energy and utility costs. These costs may fluctuate due to a number of factors outside our control, including government policy and regulation and weather conditions.

Current market returns have had a negative impact on the return on plan assets for our pension and other postemployment plans, which may require significant funding.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months. As a result of this disruption in the domestic and international equity and bond markets, our pension plans and other postemployment plans had a decrease in asset values of approximately 32% during the year ended January 3, 2009. We are unable to predict the severity or the duration of the current disruptions in the financial markets and the adverse economic conditions in the United States, Europe and Asia. The funded status of these plans, and the related cost reflected in our financial statements, are affected by various factors that are subject to an inherent degree of uncertainty, particularly in the current economic environment. Under the Pension Protection Act of 2006 (the “Pension Protection Act”), continued losses of asset values may necessitate increased funding of the plans in the future to meet minimum federal government requirements. The continued downward pressure on the asset values of these plans may require us to fund obligations earlier than we had originally planned, which would have a negative impact on cash flows from operations.

The loss of one or more of our suppliers of finished goods or raw materials may interrupt our supplies and materially harm our business.

As of January 3, 2009, we purchase all of the raw materials used in our products and approximately 34% of the apparel designed by us from a limited number of third-party suppliers and manufacturers. Our ability to meet our customers’ needs depends on our ability to maintain an uninterrupted supply of raw materials and finished products from our third-party suppliers and manufacturers. Our business, financial condition or results of operations could be adversely affected if any of our principal third-party suppliers or manufacturers experience financial difficulties that they are not able to overcome resulting from the deterioration in worldwide economic conditions, reproduction problems, lack of capacity or transportation disruptions. The magnitude of this risk depends upon the timing of any interruptions, the materials or products that the third-party manufacturers provide and the volume of production.

Our dependence on third parties for raw materials and finished products subjects us to the risk of supplier failure and customer dissatisfaction with the quality of our products. Quality failures by our third-party manufacturers or changes in their financial or business condition that affect their production could disrupt our ability to supply quality products to our customers and thereby materially harm our business.

If we fail to manage our inventory effectively, we may be required to establish additional inventory reserves or we may not carry enough inventory to meet customer demands, causing us to suffer lower margins or losses.

We are faced with the constant challenge of balancing our inventory with our ability to meet marketplace needs. We continually monitor our inventory levels to best balance current supply and demand with potential future demand that typically surges when consumers no longer postpone purchases in our product categories. Inventory reserves can result from the complexity of our supply chain, a long manufacturing process and the seasonal nature of certain products. Increases in inventory levels may also be needed to service our business as we continue to execute our consolidation and globalization strategy. As a result, we could be subject to high levels of obsolescence and excess stock. Based on discussions with our customers and internally generated projections, we produce, purchase and/or store raw material and finished goods inventory to meet our expected demand for delivery. However, we sell a large number of our products to a small number of customers, and these customers generally are not required by contract to purchase our goods. If, after producing and storing inventory in anticipation of deliveries, demand is lower than expected, we may have to hold inventory for extended periods or sell excess inventory at reduced prices, in some cases below our cost. There are inherent uncertainties related to the recoverability of inventory, and it is possible that market factors and other conditions underlying the valuation of inventory may change in the future and result in further reserve requirements. Excess inventory charges can reduce gross margins or result in operating losses, lowered plant and equipment utilization and lowered fixed operating cost absorption, all of which could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Conversely, we also are exposed to lost business opportunities if we underestimate market demand and produce too little inventory for any particular period. Because sales of our products are generally not made under contract, if we do not carry enough inventory to satisfy our customers’ demands for our products within an acceptable time frame, they may seek to fulfill their demands from one or several of our competitors and may reduce the amount of business they do with us. Any such action could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We rely on a relatively small number of customers for a significant portion of our sales, and the loss of or material reduction in sales to any of our top customers would have a material adverse effect on our business, results of operations, financial condition and cash flows.

During the year ended January 3, 2009, our top ten customers accounted for 65% of our net sales and our top customers, Wal-Mart and Target, accounted for 27% and 16% of our net sales, respectively. We expect that these customers will continue to represent a significant portion of our net sales in the future. In addition, our top customers are the largest market participants in our primary distribution channels across all of our product lines. Any loss of or material reduction in sales to any of our top ten customers, especially Wal-Mart and Target, would be difficult to recapture, and would have a material adverse effect on our business, results of operations, financial condition and cash flows.

We generally do not sell our products under contracts, and, as a result, our customers are generally not contractually obligated to purchase our products, which causes some uncertainty as to future sales and inventory levels.

We generally do not enter into purchase agreements that obligate our customers to purchase our products, and as a result, most of our sales are made on a purchase order basis. If any of our customers experiences a significant downturn in its business, or fails to remain committed to our products or brands, the customer is generally under no contractual obligation to purchase our products and, consequently, may reduce or discontinue purchases from us. In the past, such actions have resulted in a decrease in sales and an increase in our inventory and have had an adverse effect on our business, results of operations, financial condition and cash flows. If such actions occur again in the future, our business, results of operations and financial condition will likely be similarly affected.

Our existing customers may require products on an exclusive basis, forms of economic support and other changes that could be harmful to our business.

Customers increasingly may require us to provide them with some of our products on an exclusive basis, which could cause an increase in the number of stock keeping units, or “SKUs,” we must carry and, consequently, increase our inventory levels and working capital requirements. Moreover, our customers may increasingly seek markdown allowances, incentives and other forms of economic support which reduce our gross margins and affect our profitability. Our financial performance is negatively affected by these pricing pressures when we are forced to reduce our prices without being able to correspondingly reduce our production costs.

We operate in a highly competitive and rapidly evolving market, and our market share and results of operations could be adversely affected if we fail to compete effectively in the future.

The apparel essentials market is highly competitive and evolving rapidly. Competition is generally based upon price, brand name recognition, product quality, selection, service and purchasing convenience. Our businesses face competition today from other large corporations and foreign manufacturers. These competitors include Berkshire Hathaway Inc. through its subsidiary Fruit of the Loom, Inc., Warnaco Group Inc., Maidenform Brands, Inc. and Gildan Activewear, Inc. in our Innerwear business segment and Gildan Activewear, Inc., Berkshire Hathaway Inc. through its subsidiaries Russell Corporation and Fruit of the Loom, Inc., Nike, Inc., adidas AG through its adidas and Reebok brands and Under Armour Inc. in our Outerwear business segment. We also compete with many small manufacturers across all of our business segments, including our International segment. Additionally, department stores, specialty stores and other retailers, including many of our customers, market and sell apparel essentials products under private labels that compete directly with our brands. These customers may buy goods that are manufactured by others, which represents a lost business opportunity for us, or they may sell private label products manufactured by us, which have significantly lower gross margins than our branded products. We also face intense competition from specialty stores that sell private label apparel not manufactured by us, such as Victoria’s Secret, Old Navy and The Gap. Increased competition may result in a loss of or a reduction in shelf space and promotional support and reduced prices, in each case decreasing our cash flows, operating margins and profitability. Our ability to remain competitive in the areas of price, quality, brand recognition, research and product development, manufacturing and distribution will, in large part, determine our future success. If we fail to compete successfully, our market share, results of operations and financial condition will be materially and adversely affected.

Sales of and demand for our products may decrease if we fail to keep pace with evolving consumer preferences and trends, which could have an adverse effect on net sales and profitability.

Our success depends on our ability to anticipate and respond effectively to evolving consumer preferences and trends and to translate these preferences and trends into marketable product offerings. If we are unable to successfully anticipate, identify or react to changing styles or trends or misjudge the market for our products, our sales may be lower than expected and we may be faced with a significant amount of unsold finished goods inventory. In response, we may be forced to increase our marketing promotions, provide markdown allowances to our customers or liquidate excess merchandise, any of which could have a material adverse effect on our net sales and profitability. Our brand image may also suffer if customers believe that we are no longer able to offer innovative products, respond to consumer preferences or maintain the quality of our products.

We are prohibited from selling our Wonderbra and Playtex intimate apparel products in the EU, as well as certain other countries in Europe and South Africa, and therefore are unable to take advantage of business opportunities that may arise in such countries.

In February 2006, Sara Lee sold its European branded apparel business to an affiliate of Sun Capital Partners, Inc. (“Sun Capital”). In connection with the sale, Sun Capital received an exclusive, perpetual, royalty-free license to manufacture, sell and distribute apparel products under the Wonderbra and Playtex trademarks in the member states of the European Union (“EU”), as well as Russia, South Africa, Switzerland and certain other nations in Europe. Due to the exclusive license, we are not permitted to sell Wonderbra and Playtex branded products in these nations and Sun Capital is not permitted to sell Wonderbra and Playtex branded products outside of these nations. Consequently, we will not be able to take advantage of business opportunities that may arise relating to the sale of Wonderbra and Playtex products in these nations. For more information on these sales restrictions see “Description of our business—Intellectual property.”

Our business could be harmed if we are unable to deliver our products to the market due to problems with our distribution network.

We distribute our products from facilities that we operate as well as facilities that are operated by third-party logistics providers. These facilities include a combination of owned, leased and contracted distribution centers. We are in the process of consolidating our distribution network to fewer larger facilities, including the recent opening of a 1.3 million square foot facility in Perris, California. This consolidation of our distribution network will involve significant change, including movement of product during the transitional period, implementation of new warehouse management systems and technology, and opening of new distribution centers and new third-party logistics providers to replace parts of our legacy distribution network. Because substantially all of our products are distributed from a relatively small number of locations, our operations could also be interrupted by extraordinary weather conditions or natural disasters, such as hurricanes, earthquakes, tsunamis, floods or fires near our distribution centers. We maintain business interruption insurance, but it may not adequately protect us from the adverse effects that could be caused by significant disruptions to our distribution network. In addition, our distribution network is dependent on the timely performance of services by third parties, including the transportation of product to and from our distribution facilities. If we are unable to successfully operate our distribution network, our business, results of operations, financial condition and cash flows could be adversely affected.

Any inadequacy, interruption, integration failure or security failure with respect to our information technology could harm our ability to effectively operate our business.

Our ability to effectively manage and operate our business depends significantly on our information technology systems. As part of our efforts to consolidate our operations, we also expect to continue to incur costs associated with the integration of our information technology systems across our company over the next several years. This process involves the consolidation or possible replacement of technology platforms so that our business functions are served by fewer platforms, and has resulted in operational inefficiencies and in some cases increased our costs. We are subject to the risk that we will not be able to absorb the level of systems change, commit the necessary resources or focus the management attention necessary for the implementation to succeed. Many key strategic initiatives of major business functions, such as our supply chain and our finance operations, depend on advanced capabilities enabled by the new systems and if we fail to properly execute or if we miss critical deadlines in the implementation of this initiative, we could experience serious disruption and harm to our business. The failure of these systems to operate effectively, problems with transitioning to upgraded or replacement systems, difficulty in integrating new systems or systems of acquired businesses or a breach in security of these systems could adversely impact the operations of our business.

If we experience a data security breach and confidential customer information is disclosed, we may be subject to penalties and experience negative publicity, which could affect our customer relationships and have a material adverse effect on our business.

We and our customers could suffer harm if customer information were accessed by third parties due to a security failure in our systems. The collection of data and processing of transactions through our direct-to-consumer internet and catalog operations require us to receive and store a large amount of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting state and federal legislative proposals addressing data privacy and security. If some of the current proposals are adopted, we may be subject to more extensive requirements to protect the customer information that we process in connection with the purchases of our products. We may become exposed to potential liabilities with respect to the data that we collect, manage and process, and may incur legal costs if our information security policies and procedures are not effective or if we are required to defend our methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to our methods of handling personal data could adversely affect our business, results of operations, financial condition and cash flows due to the costs and negative market reaction relating to such developments.

Compliance with environmental and other regulations could require significant expenditures.

We are subject to various federal, state, local and foreign laws and regulations that govern our activities, operations and products that may have adverse environmental, health and safety effects, including laws and regulations relating to generating emissions, water discharges, waste, product and packaging content and workplace safety. Noncompliance with these laws and regulations may result in substantial monetary penalties and criminal sanctions. Future events that could give rise to manufacturing interruptions or environmental remediation include changes in existing laws and regulations, the enactment of new laws and regulations, a release of hazardous substances on or from our properties or any associated offsite disposal location, or the discovery of contamination from current or prior activities at any of our properties. While we are not aware of any proposed regulations or remedial obligations that could trigger significant costs or capital expenditures in order to comply, any such regulations or obligations could adversely affect our business, results of operations, financial condition and cash flows.

International trade regulations may increase our costs or limit the amount of products that we can import from suppliers in a particular country, which could have an adverse effect on our business.

Because a significant amount of our manufacturing and production operations are located, or our products are sourced from, outside the United States, we are subject to international trade regulations. The international trade regulations to which we are subject or may become subject include tariffs, safeguards or quotas. These regulations could limit the countries in which we produce or from which we source our products or significantly increase the cost of operating in or obtaining materials originating from certain countries. Restrictions imposed by international trade regulations can have a particular impact on our business when, after we have moved our operations to a particular location, new unfavorable regulations are enacted in that area or favorable regulations currently in effect are changed. The countries in which our products are manufactured or into which they are imported may from time to time impose additional new regulations, or modify existing regulations, including:

•	additional duties, taxes, tariffs and other charges on imports, including retaliatory duties or other trade sanctions, which may or may not be based on World Trade Organization (“WTO”) rules, and which would increase the cost of products produced in such countries;

•	limitations on the quantity of goods which may be imported into the United States from a particular country, including the imposition of further “safeguard” mechanisms by the U.S. government or governments in other jurisdictions, limiting our ability to import goods from particular countries, such as China;

•	changes in the classification of products that could result in higher duty rates than we have historically paid;

•	modification of the trading status of certain countries;

•	requirements as to where products are manufactured;

•	creation of export licensing requirements, imposition of restrictions on export quantities or specification of minimum export pricing; or

•	creation of other restrictions on imports.

Adverse international trade regulations, including those listed above, would have a material adverse effect on our business, results of operations, financial condition and cash flows.

Due to the extensive nature of our foreign operations, fluctuations in foreign currency exchange rates could negatively impact our results of operations.

We sell a majority of our products in transactions denominated in U.S. dollars; however, we purchase many of our raw materials, including cotton, our primary raw material, pay a portion of our wages and make other payments in our supply chain in foreign currencies. As a result, when the U.S. dollar weakens against any of these currencies, our cost of sales could increase substantially. Outside the United States, we may pay for materials or finished products in U.S. dollars, and in some cases a strengthening of the U.S. dollar could effectively increase our costs where we use foreign currency to purchase the U.S. dollars we need to make such payments. We use foreign exchange forward and option contracts to hedge material exposure to adverse changes in foreign exchange rates. We are also exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in our financial statements due to the translation of operating results and financial position of our foreign subsidiaries.

We had approximately 45,200 employees worldwide as of January 3, 2009, and our business operations and financial performance could be adversely affected by changes in our relationship with our employees or changes to U.S. or foreign employment regulations.

We had approximately 45,200 employees worldwide as of January 3, 2009. This means we have a significant exposure to changes in domestic and foreign laws governing our relationships with our employees, including wage and hour laws and regulations, fair labor standards, minimum wage requirements, overtime pay, unemployment tax rates, workers’ compensation rates, citizenship requirements and payroll taxes, which likely would have a direct impact on our operating costs. Approximately 35,000 of those employees were outside of the United States. A significant increase in minimum wage or overtime rates in countries where we have employees could have a significant impact on our operating costs and may require that we relocate those operations or take other steps to mitigate such increases, all of which may cause us to incur additional costs, expend resources responding to such increases and lower our margins.

In addition, some of our employees are members of labor organizations or are covered by collective bargaining agreements. If there were a significant increase in the number of our employees who are members of labor organizations or become parties to collective bargaining agreements, we would become vulnerable to a strike, work stoppage or other labor action by these employees that could have an adverse effect on our business.

We may suffer negative publicity if we or our third-party manufacturers violate labor laws or engage in practices that are viewed as unethical or illegal, which could cause a loss of business.

We cannot fully control the business and labor practices of our third-party manufacturers, the majority of whom are located in Asia, Central America and the Caribbean Basin. If one of our own manufacturing operations or one of our third-party manufacturers violates or is accused of violating local or international labor laws or other applicable regulations, or engages in labor or other practices that would be viewed in any market in which our products are sold as unethical, we could suffer negative publicity, which could tarnish our brands’ image or result in a loss of sales. In addition, if such negative publicity affected one of our customers, it could result in a loss of business for us.

Our business depends on our senior management team and other key personnel.

Our success depends upon the continued contributions of our senior management team and other key personnel, some of whom have unique talents and experience and would be difficult to replace. The loss or interruption of the services of a member of our senior management team or other key personnel could have a material adverse effect on our business during the transitional period that would be required for a successor to assume the responsibilities of the position. Our future success will also depend on our ability to attract and retain key managers, sales people and others. We may not be able to attract or retain these employees, which could adversely affect our business.

The success of our business is tied to the strength and reputation of our brands, including brands that we license to other parties. If other parties take actions that weaken, harm the reputation of or cause confusion with our brands, our business, and consequently our sales, results of operations and cash flows, may be adversely affected.

We license some of our important trademarks to third parties. For example, we license Champion to third parties for athletic-oriented accessories. Although we make concerted efforts to protect our brands through quality control mechanisms and contractual obligations imposed on our licensees, there is a risk that some licensees may not be in full compliance with those mechanisms and obligations. In that event, or if a licensee engages in behavior with respect to the licensed marks that would cause us reputational harm, we could experience a significant downturn in that brand’s business, adversely affecting our sales and results of operations. Similarly, any misuse of the Wonderbra or Playtex brands by Sun Capital could result in negative publicity and a loss of sales for our products under these brands, any of which may have a material adverse effect on our business, results of operations, financial condition or cash flows.

We design, manufacture, source and sell products under trademarks that are licensed from third parties. If any licensor takes actions related to their trademarks that would cause their brands or our company reputational harm, our business may be adversely affected.

We design, manufacture, source and sell a number of our products under trademarks that are licensed from third parties such as our Polo Ralph Lauren men’s underwear. Because we do not control the brands licensed to us, our licensors could make changes to their brands or business models that could result in a significant downturn in a brand’s business, adversely affecting our sales and results of operations. If any licensor engages in behavior with respect to the licensed marks that would cause us reputational harm, or if any of the brands licensed to us violates the trademark rights of another or are deemed to be invalid or unenforceable, we could experience a significant downturn in that brand’s business, adversely affecting our sales and results of operations, and we may be required to expend significant amounts on public relations, advertising and, possibly, legal fees.

Businesses that we may acquire may fail to perform to expectations, and we may be unable to successfully integrate acquired businesses with our existing business.

From time to time, we may evaluate potential acquisition opportunities to support and strengthen our business. We may not be able to realize all or a substantial portion of the anticipated benefits of acquisitions that we may consummate. Newly acquired businesses may not achieve expected results of operations, including expected levels of revenues, and may require unanticipated costs and expenditures. Acquired businesses may also subject us to liabilities that we were unable to discover in the course of our due diligence, and our rights to indemnification from the sellers of such businesses, even if obtained, may not be sufficient to offset the relevant liabilities. In addition, the integration of newly acquired businesses may be expensive and time-consuming and may not be entirely successful. Integration of the acquired businesses may also place additional pressures on our systems of internal control over financial reporting. If we are unable to successfully integrate newly acquired businesses or if acquired businesses fail to produce targeted results, it could have an adverse effect on our results of operations or financial condition.

Our historical financial information and operations for periods prior to the spin off are not necessarily indicative of our results as a separate company and therefore may not be reliable as an indicator of our future financial results.

Our historical financial statements for periods prior to the spin off on September 5, 2006 were created from Sara Lee’s financial statements using our historical results of operations and historical bases of assets and liabilities as part of Sara Lee. Accordingly, historical financial information for periods prior to the spin off is not necessarily indicative of what our financial position, results of operations and cash flows would have been if we had been a separate, stand alone entity during those periods. Our historical financial information for periods prior to the spin off is also not necessarily indicative of what our results of operations, financial position and cash flows will be in the future and, for periods prior to the spin off, does not reflect many significant changes in our capital structure, funding and operations resulting from the spin off. While our results of operations for periods prior to the spin off include all costs of Sara Lee’s branded apparel business, these costs and expenses do not include all of the costs that would have been incurred by us had we been an independent company during those periods. In addition, we have not made adjustments to our historical financial information to reflect changes, many of which are significant, that occurred in our cost structure, financing and operations as a result of the spin off, including the substantial debt we incurred and pension liabilities we assumed in connection with the spin off. In addition, our effective income tax rate as reflected in our historical financial information for periods prior to the spin off has not been and may not be indicative of our future effective income tax rate.

If the Internal Revenue Service determines that our spin off from Sara Lee does not qualify as a “tax-free” distribution or a “tax-free” reorganization, we may be subject to substantial liability.

Sara Lee has received a private letter ruling from the Internal Revenue Service, or the “IRS,” to the effect that, among other things, the spin off qualifies as a tax-free distribution for U.S. federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended, or the “Code,” and as part of a tax-free reorganization under Section 368(a)(1)(D) of the Code, and the transfer to us of assets and the assumption by us of liabilities in connection with the spin off will not result in the recognition of any gain or loss for U.S. federal income tax purposes to Sara Lee.

Although the private letter ruling relating to the qualification of the spin off under Sections 355 and 368(a)(1)(D) of the Code generally is binding on the IRS, the continuing validity of the ruling is subject to the accuracy of factual representations and assumptions made in connection with obtaining such private letter ruling. Also, as part of the IRS’s general policy with respect to rulings on spin off transactions under Section 355 of the Code, the private letter ruling obtained by Sara Lee is based upon representations by Sara Lee that certain conditions which are necessary to obtain tax-free treatment under Section 355 and Section 368(a)(1)(D) of the Code have been satisfied, rather than a determination by the IRS that these conditions have been satisfied. Any inaccuracy in these representations could invalidate the ruling.

If the spin off does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, Sara Lee would be subject to tax as if it has sold the common stock of our company in a taxable sale for its fair market value. Sara Lee’s stockholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them, taxed as a dividend (without reduction for any portion of a Sara Lee’s stockholder’s basis in its shares of Sara Lee common stock) for U.S. federal income tax purposes and possibly for purposes of state and local tax law, to the extent of a Sara Lee’s stockholder’s pro rata share of Sara Lee’s current and accumulated earnings and profits (including any arising from the taxable gain to Sara Lee with respect to the spin off). It is expected that the amount of any such taxes to Sara Lee’s stockholders and to Sara Lee would be substantial.

Pursuant to a tax sharing agreement we entered into with Sara Lee in connection with the spin off, we agreed to indemnify Sara Lee and its affiliates for any liability for taxes of Sara Lee resulting from: (1) any action or failure to act by us or any of our affiliates following the completion of the spin off that would be inconsistent with or prohibit the spin off from qualifying as a tax-free transaction to Sara Lee and to Sara Lee’s stockholders under Sections 355 and 368(a)(1)(D) of the Code, or (2) any action or failure to act by us or any of our affiliates following the completion of the spin off that would be inconsistent with or cause to be untrue any material, information, covenant or representation made in connection with the private letter ruling obtained by Sara Lee from the IRS relating to, among other things, the qualification of the spin off as a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code. Our indemnification obligations to Sara Lee and its affiliates are not limited in amount or subject to any cap. We expect that the amount of any such taxes to Sara Lee would be substantial.

Anti-takeover provisions of our charter and bylaws, as well as Maryland law and our stockholder rights agreement, may reduce the likelihood of any potential change of control or unsolicited acquisition proposal that our investors might consider favorable.

Our charter permits our Board of Directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. In addition, our Board of Directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, conversion or other rights, voting powers and other terms of the classified or reclassified shares. Our Board of Directors could establish a series of preferred stock that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. Our Board of Directors also is permitted, without stockholder approval, to implement a classified board structure at any time.

Our bylaws, which only can be amended by our Board of Directors, provide that nominations of persons for election to our Board of Directors and the proposal of business to be considered at a stockholders meeting may be made only in the notice of the meeting, by our Board of Directors or by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of our bylaws. Also, under Maryland law, business combinations between us and an interested stockholder or an affiliate of an interested stockholder, including mergers, consolidations, share exchanges or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder includes any person who beneficially owns 10% or more of the voting power of our shares or any affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our stock. A person is not an interested stockholder under the statute if our Board of Directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, our Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our Board of Directors and approved by two supermajority votes or our common stockholders must receive a minimum price, as defined under Maryland law, for their shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by our Board of Directors prior to the time that the interested stockholder becomes an interested stockholder.

In addition, we have adopted a stockholder rights agreement which provides that in the event of an acquisition of or tender offer for 15% of our outstanding common stock, our stockholders, other than the acquiror, shall be granted rights to purchase our common stock at a certain price. The stockholder rights agreement could make it more difficult for a third-party to acquire our common stock without the approval of our Board of Directors.

These and other provisions of Maryland law or our charter and bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or otherwise be considered favorably by our investors.

Risks relating to the notes

We and the guarantors have significant indebtedness and may incur substantial additional indebtedness in the future, including indebtedness ranking equal to the notes and the guarantees.

At October 3, 2009, after giving effect to the Transactions and the application of the estimated net proceeds therefrom as set forth under “Use of proceeds,” we would have had total consolidated indebtedness of $2,087.7 million, (including $845.0 million of secured indebtedness and guarantees under our New Senior Secured Credit Facilities) and we would have been able to incur an additional $305.0 million of secured indebtedness under our New Senior Secured Credit Facilities. For further discussion, see “Description of other indebtedness—New senior secured credit facilities.”

Subject to the restrictions in the indenture governing the notes and in other instruments governing our other outstanding indebtedness (including our New Senior Secured Credit Facilities), we and our subsidiaries may incur substantial additional indebtedness (including secured indebtedness) in the future. Although the indenture governing the notes and the instruments governing certain of our other outstanding indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

If we or any subsidiary guarantor incurs any additional indebtedness that ranks equally with the notes (or with the guarantee thereof), including trade payables, the holders of that indebtedness will be entitled to share ratably with noteholders in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such subsidiary guarantor. This may have the effect of reducing the amount of proceeds paid to noteholders in connection with such a distribution and we may not be able to meet some or all of our debt obligations, including repayment of notes.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our debt instruments have restrictive covenants that could limit our financial flexibility.

The indentures related to the notes offered hereby and to our existing Floating Rate Senior Notes and the Existing Credit Facilities and the New Senior Secured Credit Facilities contain or will contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under these credit facilities is subject to compliance with certain financial covenants, including total leverage and interest coverage ratios. The Existing Credit Facilities and the New Senior Secured Credit Facilities also include or will include other restrictions that, among other things, limit our ability to incur certain additional indebtedness and certain types of liens, to effect mergers and sales or transfer of assets and to pay cash dividends.

The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens that secure debt;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

These restrictions could, among other things, limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities.

These covenants are subject to a number of important limitations and exceptions, including a provision allowing us to make restricted payments in an amount calculated pursuant to a formula based upon 50% of our adjusted consolidated net income (as defined in the indenture) since October 1, 2006. As of October 3, 2009, after giving effect to the Transactions, we would have had approximately $391.9 million of available restricted payment capacity pursuant to that provision, in addition to the restricted payment capacity available under other exceptions. See “Description of notes—Covenants.”

In addition, most of the covenants will be suspended if both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., assign the notes an investment grade rating and no default exists with respect to the notes.

See “Description of other indebtedness” and “Description of notes.” Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay planned investments and capital expenditures, or to sell assets, seek additional financing in the debt or equity markets or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. We could also face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facilities and the indentures governing the notes offered hereby and our existing Floating Rate Senior Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could have realized from them and any proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our debt service obligations.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

Our debt under our New Senior Secured Credit Facilities will bear and our existing Floating Rate Senior Notes bear interest at variable rates. We may also incur indebtedness with variable interest rates in the future. As a result, an increase in market interest rates could increase the cost of servicing our debt and could materially reduce our profitability and cash flows.

Your right to receive payments on the notes is effectively subordinated to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and the guarantors’ obligations under their guarantees of the notes will be unsecured, but our obligations under our New Senior Secured Credit Facilities and each guarantor’s obligations under its guarantee of our New Senior Secured Credit Facilities will be secured by a security interest in substantially all of our assets and the ownership interests of all of our subsidiaries. If we are declared bankrupt or insolvent, or if we default under our New Senior Secured Credit Facilities the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders under our New Senior Secured Credit Facilities could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor in a transaction permitted under the terms of the indenture governing the notes, then such guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of such assets or by the equity interests in any such guarantor, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

As of October 3, 2009, after giving effect to the Transactions and the application of the estimated net proceeds therefrom as set forth under “Use of proceeds,” we would have had total consolidated indebtedness of $2,087.7 million, consisting of $845.0 million of secured indebtedness outstanding under the New Senior Secured Credit Facilities, $500.0 million of the notes offered hereby, $493.7 million of the Floating Rate Senior Notes and $249.0 million outstanding under our Accounts Receivable Securitization Facility. The subsidiary guarantors would have guaranteed total indebtedness of $1,838.7 million, consisting of $845.0 million of secured guarantees under our New Senior Secured Credit Facilities $500.0 million of guarantees of the notes offered hereby and $493.7 million of guarantees of the Floating Rate Senior Notes, excluding intercompany indebtedness, and we would have been able to incur an additional $305.0 million of secured indebtedness under our New Senior Secured Credit Facilities. For further discussion, see “Description of other indebtedness.”

Our ability to repay our debt, including the notes, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own a portion of our assets and conduct a portion of our operations. Accordingly, repayment of our indebtedness, including the notes, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Substantially all of our existing domestic subsidiaries on the date of completion of this offering will guarantee our obligations under the notes. Unless they guarantee the notes, any of our future subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to waiver and certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the notes. If we are unable to obtain sufficient funds from our subsidiaries, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot guarantee that such alternative financing would be possible or successful. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms would have an adverse effect on our business, financial condition, results of operations and cash flow as well as on our ability to pay interest or principal on the notes when due, or redeem the notes upon a change of control.

Claims of noteholders will be structurally subordinated to claims of creditors of any of our future subsidiaries that do not guarantee the notes.

We conduct a portion of our operations through our subsidiaries. Subject to certain limitations, the indenture governing the notes permits us to form or acquire certain subsidiaries that are not guarantors of the notes and to permit such non-guarantor subsidiaries to acquire assets and incur indebtedness, and noteholders would not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to any of the guarantors as equity, and thus be available to satisfy our obligations under the notes and other claims against us or the guarantors.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our New Senior Secured Credit Facilities and the indentures governing our existing Floating Rate Senior Notes and the notes offered hereby, that is not waived, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, including covenants in our New Senior Secured Credit Facilities and the indentures governing the notes offered hereby and our existing Floating Rate Senior Notes, we could be in default under the terms of the agreements governing such indebtedness, including our New Senior Secured Credit Facilities and the indentures governing the notes offered hereby and our existing Floating Rate Senior Notes. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our New Senior Secured Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers under our New Senior Secured Credit Facilities to avoid being in default. If we breach our covenants under our New Senior Secured Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our New Senior Secured Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we may be required to offer to repurchase all outstanding notes offered hereby and our existing Floating Rate Senior Notes at 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of such notes will be our available cash or cash generated from the operations of our subsidiaries or other sources, including borrowings, sales of assets or sales of equity or debt securities. We may not be able to repurchase such notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Our failure to repurchase the notes offered hereby and our existing Floating Rate Senior Notes upon a change of control could cause a default under the indentures governing the notes offered hereby and our existing Floating Rate Senior Notes and could lead to a cross default under our New Senior Secured Credit Facilities.

The change of control put right might not be enforceable.

In a recent decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

Federal bankruptcy and state fraudulent transfer laws and other limitations may preclude the recovery of payments under the guarantees.

Initially, substantially all of our domestic subsidiaries will guarantee the notes. Federal bankruptcy and state fraudulent transfer laws permit a court, if it makes certain findings, to avoid all or a portion of the obligations of the guarantors pursuant to their guarantees of the notes, or to subordinate any such guarantor’s obligations under such guarantee to claims of its other creditors, reducing or eliminating the noteholders’ ability to recover under such guarantees. Although laws differ among these jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, a guarantee could be voided as a fraudulent transfer or conveyance if (1) the guarantee was incurred with the intent of hindering, delaying or defrauding creditors; or (2) the guarantor received less than reasonably equivalent value or fair consideration in return for incurring the guarantee and, in the case of (2) only, one of the following is also true:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee or subsequently become insolvent for other reasons;

•	the incurrence of the guarantee left the guarantor with an unreasonably small amount of capital to carry on the business; or

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

An active trading market for the notes may not develop.

There is no existing market for the notes. The notes will not be listed on any securities exchange. There can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the:

•	time remaining to the maturity of the notes;
•	outstanding amount of the notes;
•	terms related to optional redemption of the notes; and
•	level, direction and volatility of market interest rates generally.

If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

The notes may be issued with OID for U.S. federal income tax purposes.

The notes may be issued with OID for U.S. federal income tax purposes. If this is the case and if you are a U.S. holder, you generally will be required to accrue OID on a current basis as ordinary income and pay tax accordingly, even before you receive cash attributable to that income and regardless of your method of tax accounting. For further discussion of the computation and reporting of OID, see “U.S. federal income tax consequences—United States holders—Original issue discount.”

If a bankruptcy petition were filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of any OID that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Many of the covenants contained in the indenture will be suspended if the notes are rated investment grade by both of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Many of the covenants in the indenture governing the notes will be suspended if the notes are rated investment grade by both of Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., provided at such time no default under the indenture has occurred and is continuing. These covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. Please see “Description of notes—Covenants—Changes in covenants when notes rated investment grade.”

Ratio of earnings to fixed charges

	Nine months
	ended	Years ended		Six months ended	Years ended
	October 3,	January 3,	December 29,	December 30,	July 1,	July 2,	July 3,
	2009	2009	2007	2006	2006	2005	2004

Ratio of earnings to fixed charges(1)	1.35	1.91	1.83	2.24	10.37	7.64	8.71

(1)	The Ratio of Earnings to Fixed Charges should be read in conjunction with our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included or incorporated by reference in this prospectus supplement. The interest expense included in the fixed charges calculation above excludes interest expense relating to the Company’s uncertain tax positions. The percentage of rent included in the calculation is a reasonable approximation of the interest factor.

Use of proceeds

We expect the net proceeds of this offering to be approximately $485.2 million, after deducting underwriting discounts and estimated expenses payable by us (assuming no discount relating to the notes).

We intend to use the net proceeds from this offering, together with the proceeds from the borrowings under our New Senior Secured Credit Facilities to refinance the borrowings under our existing Senior Secured Credit Facilities, to repay the borrowings under our existing Second Lien Credit Facility and to pay fees and expenses relating to the Transactions. Our Second Lien Credit Facility will be terminated concurrently with the closing of this offering. In connection with the Transactions, we expect to recognize cash and non-cash expenses relating to the unamortized portion of the deferred financing fees relating to our Existing Credit Facilities and expenses related to this offering and our New Senior Credit Facilities. We also expect to recognize an expense of approximately $30.0 million relating to the termination of a portion of the hedging arrangements relating to our Existing Credit Facilities. The expense related to the termination of the hedging arrangements could change based on changes in interest rates and overall market conditions.

The revolving credit facility under our Senior Secured Credit Facilities matures on September 5, 2011 and the term A loan facility and the term B loan facility under our Senior Secured Credit Facilities mature on September 5, 2012 and September 5, 2013, respectively. The Second Lien Credit Facility matures on March 5, 2014.

As of October 3, 2009, borrowings under the revolving credit facility of our Senior Secured Credit Facilities would bear interest at 6.75% and borrowings under the term A loan facility and the term B loan facility of our Senior Secured Credit Facilities bore interest at 5.00% and 5.25%, respectively. Borrowings under the Second Lien Credit Facility bore interest at 4.25%. See “Description of other indebtedness—Senior Secured Credit Facilities” and “Description of other indebtedness—Second Lien Credit Facility,” for additional information.

We used borrowings under our Existing Credit Facilities for payments to Sara Lee in connection with our spin off and for general corporate purposes.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization on a historical basis as of October 3, 2009, on an actual basis and as adjusted to give effect to the Transactions. This table should be read in conjunction with “Use of proceeds,” “Selected historical financial data,” “Management’s discussion and analysis of financial condition and results of operations,” and our financial statements and corresponding notes incorporated by reference in this prospectus supplement.

	October 3, 2009
(in thousands)	Actual	As adjusted(6)

Cash and cash equivalents	$38,617	$38,617

Debt, including current and long-term Senior Secured Credit Facilities:(1)
Term A loan facility	139,000	–
Term B loan facility	711,000	–
Revolving credit facility(2)	–	–
Second Lien Credit Facility(3)	450,000	–
New Senior Secured Credit Facilities:(4)
Term loan facility	–	750,000
Revolving credit facility	–	95,000
Notes offered hereby(5)	–	500,000
Floating Rate Senior Notes	493,680	493,680
Accounts Receivable Securitization Facility	249,043	249,043

Total debt	$2,042,723	$2,087,723

Total stockholders’ equity	$293,184	$293,184

Total capitalization	$2,335,907	$2,380,907

(1)	The Senior Secured Credit Facilities consist of a term loan A facility, a term loan B facility and a revolving credit facility and provide for aggregate borrowings of up to $2.15 billion. As of October 3, 2009, we had $139.0 million outstanding under the term loan A facility, $711.0 million outstanding under the term loan B facility and no amounts outstanding under the revolving credit facility. See “Description of other indebtedness” for additional information.

(2)	As of November 27, 2009, we had approximately $30.0 million outstanding under the revolving credit facility, excluding approximately $26.0 million in letters of credit outstanding.

(3)	The Second Lien Credit Facility provides for aggregate borrowings of $450.0 million by our wholly-owned subsidiary, HBI Branded Apparel Limited, Inc. As of October 3, 2009, we had $450.0 million outstanding under the Second Lien Credit Facility. See “Description of other indebtedness” for additional information.

(4)	The New Senior Secured Credit Facilities will consist of a term loan facility and a revolving credit facility, provide for aggregate borrowings of up to $1.15 billion, subject to certain conditions, and will have a six-year maturity for the term loan facility and a four-year maturity for the revolving credit facility. See “Description of other indebtedness—New senior secured credit facilities.”

(5)	Represents the aggregate principal amount of the notes. The fees and expenses and any discount related to this offering will accrete over the life of the notes and will be amortized into interest expense.

(6)	Actual amounts may vary from estimated amounts depending on several factors, including the actual size of this offering, any discounts to the stated principal amount of the notes in connection with this offering, fluctuations in cash on hand between October 3, 2009 and the actual closing date of the Transactions, payments of accrued interest subsequent to October 3, 2009 and differences from our estimated fees and expenses. Any changes in these amounts may affect the amount of cash required for the Transactions.

Selected historical financial data

The following table presents our selected historical financial data. The statement of income data for the years ended January 3, 2009 and December 29, 2007, the six-month period ended December 30, 2006 and the years ended July 1, 2006, July 2, 2005 and July 3, 2004, and the balance sheet data as of January 3, 2009, December 29, 2007, December 30, 2006, July 1, 2006, July 2, 2005 and July 3, 2004 have been derived from our audited Consolidated Financial Statements. The statement of income data for the nine months ended October 3, 2009 and September 27, 2008 and the balance sheet data as of October 3, 2009 and September 27, 2008 have been derived from our unaudited Condensed Consolidated Financial Statements and, in our opinion, have been prepared on a basis consistent with our audited financial statements. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

In October 2006, our Board of Directors approved a change in our fiscal year end from the Saturday closest to June 30 to the Saturday closest to December 31. As a result of this change, our financial statements include presentation of the transition period beginning on July 2, 2006 and ending on December 30, 2006.

Our historical financial data for periods prior to our spin off from Sara Lee on September 5, 2006 is not necessarily indicative of our future performance or what our financial position and results of operations would have been if we had operated as a separate, stand alone entity during all of the periods shown. The data should be read in conjunction with our historical financial statements and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere or incorporated by reference in this prospectus supplement.

					Six months
	Nine months ended		Years ended		ended	Years ended
	October 3,	September 27,	January 3,	December 29,	December 30,	July 1,	July 2,	July 3,
(in thousands)	2009	2008	2009	2007	2006	2006	2005	2004

Statement of Income Data:
Net sales	$2,902,536	$3,213,653	$4,248,770	$4,474,537	$2,250,473	$4,472,832	$4,683,683	$4,632,741
Cost of sales	1,960,589	2,145,949	2,871,420	3,033,627	1,530,119	2,987,500	3,223,571	3,092,026

Gross profit	941,947	1,067,704	1,377,350	1,440,910	720,354	1,485,332	1,460,112	1,540,715
Selling, general and administrative expenses	702,204	776,267	1,009,607	1,040,754	547,469	1,051,833	1,053,654	1,087,964
Gain on curtailment of postretirement benefits	–	–	–	(32,144)	(28,467)	–	–	–
Restructuring	46,319	32,355	50,263	43,731	11,278	(101)	46,978	27,466

Operating profit	193,424	259,082	317,480	388,569	190,074	433,600	359,480	425,285
Other (income) expense	6,537	–	(634)	5,235	7,401	–	–	–
Interest expense, net	124,548	115,282	155,077	199,208	70,753	17,280	13,964	24,413

Income before income tax expense (benefit)	62,339	143,800	163,037	184,126	111,920	416,320	345,516	400,872
Income tax expense (benefit)	9,974	34,512	35,868	57,999	37,781	93,827	127,007	(48,680)

Net income	$52,365	$109,288	$127,169	$126,127	$74,139	$322,493	$218,509	$449,552

	October 3,	September 27,	January 3,	December 29,	December 30,	July 1,	July 2,	July 3,
(in thousands)	2009	2008	2009	2007	2006	2006	2005	2004

Balance Sheet Data:
Cash and cash equivalents	$38,617	$86,212	$67,342	$174,236	$155,973	$298,252	$1,080,799	$674,154
Total assets	3,491,913	3,627,638	3,534,049	3,439,483	3,435,620	4,903,886	4,257,307	4,402,758
Accounts Receivable Securitization Facility	249,043	–	45,640	–	NA	NA	NA	NA
Noncurrent liabilities:
Long-term debt	1,793,680	2,315,250	2,130,907	2,315,250	2,484,000	–	–	–
Other noncurrent liabilities	481,425	159,870	469,703	146,347	271,168	49,987	53,559	35,934
Total noncurrent liabilities	2,275,105	2,475,120	2,600,610	2,461,597	2,755,168	49,987	53,559	35,934
Total stockholders’ or parent companies’ equity	293,184	380,934	185,155	288,904	69,271	3,229,134	2,602,362	2,797,370

Management’s discussion and analysis of
financial condition and results of operations

This management’s discussion and analysis of financial condition and results of operations, or MD&A, contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary statement regarding forward-looking statements” and “Risk factors” in this prospectus supplement for a discussion of the uncertainties, risks and assumptions associated with these statements. This discussion should be read in conjunction with our historical financial statements and related notes thereto and the other disclosures contained elsewhere in this prospectus supplement. On October 26, 2006, our Board of Directors approved a change in our fiscal year end from the Saturday closest to June 30 to the Saturday closest to December 31. We refer to the resulting transition period from July 2, 2006 to December 30, 2006 in this prospectus supplement as the six months ended December 30, 2006. The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under “Risk factors” in this prospectus supplement and included elsewhere in this prospectus supplement.

MD&A is a supplement to our financial statements and notes thereto incorporated by reference in this prospectus supplement, and is provided to enhance your understanding of our results of operations and financial condition. Our MD&A is organized as follows:

•	Overview. This section provides a general description of our company and operating segments, business and industry trends, our key business strategies, our consolidation and globalization strategy, and background information on other matters discussed in this MD&A.

•	Components of net sales and expense. This section provides an overview of the components of our net sales and expense that are key to an understanding of our results of operations.

•	Highlights from the year ended January 3, 2009. This section discusses some of the highlights of our performance and activities during 2008.

•	Consolidated results of operations and operating results by business segment. These sections provide our analysis and outlook for the significant line items on our statements of income, as well as other information that we deem meaningful to an understanding of our results of operations on both a consolidated basis and a business segment basis.

•	Liquidity and capital resources. This section provides an analysis of trends and uncertainties affecting liquidity, cash requirements for our business, sources and uses of our cash and our financing arrangements.

•	Critical accounting policies and estimates. This section discusses the accounting policies that we consider important to the evaluation and reporting of our financial condition and results of operations, and whose application requires significant judgments or a complex estimation process.

•	Recently issued accounting pronouncements. This section provides a summary of the most recent authoritative accounting pronouncements and guidance that we will be required to adopt in a future period.

Overview

Our company

We are a consumer goods company with a portfolio of leading apparel brands, including Hanes, Champion, C9 by Champion, Playtex, Bali, L’eggs, Just My Size, barely there, Wonderbra, Stedman, Outer Banks, Zorba, Rinbros and Duofold. We design, manufacture, source and sell a broad range of apparel essentials such as t-shirts, bras, panties, men’s underwear, kids’ underwear, casualwear, activewear, socks and hosiery.

According to NPD, our brands hold either the number one or number two U.S. market position by sales value in most product categories in which we compete, for the 12 month period ended November 30, 2008. In 2008, Hanes was number one for the fifth consecutive year on the Women’s Wear Daily “Top 100 Brands Survey” for apparel and accessory brands that women know best and was number one for the fifth consecutive year as the most preferred men’s, women’s and children’s apparel brand of consumers in Retailing Today magazine’s “Top Brands Study.” Additionally, the company had five of the top ten intimate apparel brands preferred by consumers in the Retailing Today study—Hanes, Playtex, Bali, Just My Size and L’eggs.

Our distribution channels include direct-to-consumer sales at our outlet stores, national chains and department stores and warehouse clubs, mass-merchandise outlets and international sales. For the year ended January 3, 2009, approximately 44% of our net sales were to mass merchants, 18% were to national chains and department stores, 9% were direct to consumers, 11% were in our International segment and 18% were to other retail channels such as embellishers, specialty retailers, warehouse clubs and sporting goods stores.

Our segments

Our operations are managed in five operating segments, each of which is a reportable segment for financial reporting purposes: Innerwear, Outerwear, Hosiery, International and Other. These segments are organized principally by product category and geographic location. Management of each segment is responsible for the operations of these segments’ businesses but share a common supply chain and media and marketing platforms.

•	Innerwear. The Innerwear segment focuses on core apparel essentials, and consists of products such as women’s intimate apparel, men’s underwear, kids’ underwear, socks and thermals, marketed under well-known brands that are trusted by consumers. We are an intimate apparel category leader in the United States with our Hanes, Playtex, Bali, barely there, Just My Size and Wonderbra brands. We are also a leading manufacturer and marketer of men’s underwear and kids’ underwear under the Hanes, Champion, C9 by Champion and Polo Ralph Lauren brand names. Our direct-to-consumer retail operations are included within the Innerwear segment. The retail operations include our value-based (“outlet”) stores, internet operations and catalogs which sell products from our portfolio of leading brands. As of October 3, 2009 and January 3, 2009, we had 228 and 213 outlet stores, respectively. Net sales for the nine months ended October 3, 2009 from our Innerwear segment were $1.71 billion, representing approximately 58% of total segment net sales. Net sales for the year ended January 3, 2009 from our Innerwear segment were $2.4 billion, representing approximately 56% of total segment net sales.

•	Outerwear. We are a leader in the casualwear and activewear markets through our Hanes, Champion and Just My Size brands, where we offer products such as t-shirts and fleece. Our casualwear lines offer a range of quality, comfortable clothing for men, women and children marketed under the Hanes and Just My Size brands. The Just My Size brand offers casual apparel designed exclusively to meet the needs of plus-size women. In addition to activewear for men and women, Champion provides uniforms for athletic programs and includes an apparel program, C9 by Champion, at Target stores. We also license our Champion name for collegiate apparel and footwear. We also supply our t-shirts, sportshirts and fleece products, including brands such as Hanes, Champion, Outer Banks and Hanes Beefy-T, to customers, primarily wholesalers, who then resell to screen printers and embellishers. Net sales for the nine months ended October 3, 2009 from our Outerwear segment were $776 million, representing approximately 26% of total segment net sales. Net sales for the year ended January 3, 2009 from our Outerwear segment were $1.2 billion, representing approximately 28% of total segment net sales.

•	Hosiery. We are the leading marketer of women’s sheer hosiery in the United States. We compete in the hosiery market by striving to offer superior values and executing integrated marketing activities, as well as focusing on the style of our hosiery products. We market hosiery products under our L’eggs, Hanes and Just My Size brands. Net sales for the nine months ended October 3, 2009 from our Hosiery segment were $139 million, representing approximately 5% of total segment net sales. Net sales for the year ended January 3, 2009 from our Hosiery segment were $228 million, representing approximately 5% of total segment net sales. We expect the trend of declining hosiery sales to continue consistent with the overall decline in the industry and with shifts in consumer preferences.

•	International. International includes products that span across the Innerwear, Outerwear and Hosiery reportable segments and are primarily marketed under the Hanes, Wonderbra, Champion, Stedman, Playtex, Zorba, Rinbros, Kendall, Sol y Oro, Ritmo and Bali brands. Net sales for the nine months ended October 3, 2009 from our International segment were $295 million, representing approximately 10% of total segment net sales. Net sales for the year ended January 3, 2009 from our International segment were $460 million, representing approximately 11% of total segment net sales and included sales in Latin America, Asia, Canada and Europe. Canada, Europe, Japan and Mexico are our largest international markets, and we also have sales offices in India and China.

•	Other. Our Other segment primarily consists of sales of yarn to third parties in the United States and Latin America that maintain asset utilization at certain manufacturing facilities and are intended to generate approximate break even margins. Net sales for the nine months ended October 3, 2009 in our Other segment were $12 million, representing less than 1% of total segment net sales. Net sales for the year ended January 3, 2009 in our Other segment were $22 million, representing less than 1% of total segment net sales. Net sales from our Other segment are expected to continue to decline and to ultimately become insignificant to us as we complete the implementation of our consolidation and globalization efforts. In September 2009, we announced that we will cease making our own yarn and that we will source all of our yarn requirements from large-scale yarn suppliers, which is expected to further reduce net sales of our Other segment.

Business and industry trends

We are operating in an uncertain and volatile economic environment, which could have unanticipated adverse effects on our business. The current retail environment has been impacted by recent volatility in the financial markets, including declines in stock prices, and by uncertain economic conditions. Increases in food and fuel prices, changes in the credit and housing markets leading to the current financial and credit crisis, actual and potential job losses among many sectors of the economy, significant declines in the stock market resulting in large losses to consumer retirement and investment accounts, and uncertainty regarding future federal tax and economic policies have all added to declines in consumer confidence and curtailed retail spending.

The apparel essentials market is highly competitive and evolving rapidly. Competition is generally based upon price, brand name recognition, product quality, selection, service and purchasing convenience. The majority of our core styles continue from year to year, with variations only in color, fabric or design details. Some products, however, such as intimate apparel, activewear and sheer hosiery, do have an emphasis on style and innovation. Our businesses face competition today from other large corporations and foreign manufacturers, as well as smaller companies, department stores, specialty stores and other retailers that market and sell apparel essentials products under private labels that compete directly with our brands.

Our top ten customers accounted for 65% of our net sales and our top customer, Wal-Mart, accounted for over $1.1 billion of our sales for the year ended January 3, 2009. Our largest customers in the year ended January 3, 2009 were Wal-Mart, Target and Kohl’s, which accounted for 27%, 16% and 6% of total sales, respectively. The growth in retailers can create pricing pressures as our customers grow larger and seek to have greater concessions in their purchase of our products, while they can be increasingly demanding that we provide them with some of our products on an exclusive basis. To counteract these effects, it has become increasingly important to leverage our national brands through investment in our largest and strongest brands as our customers strive to maximize their performance especially in today’s challenging economic environment. In addition, during the past several years, various retailers, including some of our largest customers, have experienced significant difficulties, including restructurings, bankruptcies and liquidations, and the ability of retailers to overcome these difficulties may increase due to the recent deterioration of worldwide economic conditions.

Anticipating changes in and managing our operations in response to consumer preferences remains an important element of our business. In recent years, we have experienced changes in our net sales, revenues and cash flows in accordance with changes in consumer preferences and trends. For example, we expect the trend of declining hosiery sales to continue consistent with the overall decline in the industry and with shifts in consumer preferences. The Hosiery segment only comprised 5% of our net sales in the year ended January 3, 2009 however, and as a result, the decline in the Hosiery segment has not had a significant impact on our net sales, revenues or cash flows. Generally, we manage the Hosiery segment for cash, placing an emphasis on reducing our cost structure and managing cash efficiently.

Our key business strategies

Sell more, spend less and generate cash are our broad strategies to build our brands, reduce our costs and generate cash.

Sell more

Through our “sell more” strategy, we seek to drive profitable growth by consistently offering consumers brands they love and trust and products with unsurpassed value. Key initiatives we are employing to implement this strategy include:

•	Build big, strong brands in big core categories with innovative key items. Our ability to react to changing customer needs and industry trends is key to our success. Our design, research and product development teams, in partnership with our marketing teams, drive our efforts to bring innovations to market. We seek to leverage our insights into consumer demand in the apparel essentials industry to develop new products within our existing lines and to modify our existing core products in ways that make them more appealing, addressing changing customer needs and industry trends. We also support our key brands with targeted, effective advertising and marketing campaigns.

•	Foster strategic partnerships with key retailers via “team selling.” We foster relationships with key retailers by applying our extensive category and product knowledge, leveraging our use of multi-functional customer management teams and developing new customer-specific programs such as C9 by Champion for Target. Our goal is to strengthen and deepen our existing strategic relationships with retailers and develop new strategic relationships.

•	Use Kanban concepts to have the right products available in the right quantities at the right time. Through Kanban, a multi-initiative effort that determines production quantities, and in doing so, facilitates just-in-time production and ordering systems, we seek to ensure that products are available to meet customer demands while effectively managing inventory levels.

Spend less

Through our “spend less” strategy, we seek to become an integrated organization that leverages its size and global reach to reduce costs, improve flexibility and provide a high level of service. Key initiatives we are employing to implement this strategy include:

•	Globalizing our supply chain by balancing across hemispheres into “economic” clusters with fewer, larger facilities. As a provider of high-volume products, we are continually seeking to improve our cost-competitiveness and operating flexibility through supply chain initiatives. Through our consolidation and globalization strategy, which is discussed in more detail below, we will continue to transition additional parts of our supply chain to lower-cost locations in Asia, Central America and the Caribbean Basin in an effort to optimize our cost structure. As part of this process, we are using Kanban concepts to optimize the way we manage demand, to increase manufacturing flexibility to better respond to demand variability and to simplify our finished goods and the raw materials we use to produce them. We expect that these changes in our supply chain will result in significant cost efficiencies and increased asset utilization.

•	Leverage our global purchasing and manufacturing scale. Historically, we have had a decentralized operating structure with many distinct operating units. We are in the process of consolidating purchasing, manufacturing and sourcing across all of our product categories in the United States. We believe that these initiatives will streamline our operations, improve our inventory management, reduce costs and standardize processes.

Generate cash

Through our “generate cash” strategy, we seek to effectively generate and invest cash at or above our weighted average cost of capital to provide superior returns for both our equity and debt investors. Key initiatives we are employing to implement this strategy include:

•	Optimizing our capital structure to take advantage of our business model’s strong and consistent cash flows. Maintaining appropriate debt leverage and utilizing excess cash to, for example, pay down debt, invest in our own stock and selectively pursue strategic acquisitions are keys to building a stronger business and generating additional value for investors.

•	Continuing to improve turns for accounts receivables, inventory, accounts payable and fixed assets. Our ability to generate cash is enhanced through more efficient management of accounts receivables, inventory, accounts payable and fixed assets.

Consolidation and globalization strategy

We expect to continue our restructuring efforts through the end of 2009 as we continue to execute our consolidation and globalization strategy. We have closed plant locations, reduced our workforce, and relocated some of our manufacturing capacity to lower cost locations in Asia, Central America and the Caribbean Basin.

During the nine months of 2009, we announced that we will cease making our own yarn and that we will source all of our yarn requirements from large-scale yarn suppliers. We entered into an agreement with Parkdale America, LLC (“Parkdale America”) under which we agreed to sell or lease assets related to operations at our four yarn manufacturing facilities to Parkdale America. The transaction closed in October 2009 and resulted in Parkdale America operating three of the four facilities. We approved an action to close the fourth yarn manufacturing facility, as well as a yarn warehouse and a cotton warehouse, all located in the United States, which will result in the elimination of approximately 175 positions. We also entered into a yarn purchase agreement with Parkdale America and Parkdale Mills, LLC (together with Parkdale America, “Parkdale”). Under this agreement, which has an initial term of six years, Parkdale will produce and sell to us a substantial amount of our Western Hemisphere yarn requirements. During the first two years of the term, Parkdale will also produce and sell to us a substantial amount of the yarn requirements of our Nanjing, China textile facility.

We have restructured our supply chain over the past three years to create more efficient production clusters that utilize fewer, larger facilities and to balance our production capability between the Western Hemisphere and Asia. With our global supply chain restructured, we are now focused on optimizing our supply chain to further enhance efficiency, improve working capital and asset turns and reduce costs. We are focused on optimizing the working capital needs of our supply chain through several initiatives, such as supplier-managed inventory for raw materials and sourced goods ownership relationships.

In addition to the actions discussed above relating to our yarn operations, during the nine months ended October 3, 2009, in furtherance of our consolidation and globalization strategy, we approved actions to close four manufacturing facilities and two distribution centers in the Dominican Republic, the United States, Honduras, Puerto Rico and Canada, and eliminate an aggregate of approximately 2,925 positions in those countries and El Salvador. In addition, approximately 300 management and administrative positions were eliminated, with the majority of these positions based in the United States. We also have recognized accelerated depreciation with respect to owned or leased assets associated with manufacturing facilities and distribution centers which closed during 2009 or we anticipate closing in the next year as part of our consolidation and globalization strategy.

During the year ended January 3, 2009, in furtherance of our consolidation and globalization strategy, we approved actions to close 11 manufacturing facilities and three distribution centers and eliminate approximately 6,800 positions in Mexico, the United States, Costa Rica, Honduras and El Salvador. In addition, approximately 200 management and administrative positions were eliminated, with the majority of these positions based in the United States. We also have recognized accelerated depreciation with respect to owned or leased assets associated with manufacturing facilities and distribution centers which closed during 2008 or we anticipate closing in the next several years as part of our consolidation and globalization strategy.

While we believe that this strategy has had and will continue to have a beneficial impact on our operational efficiency and cost structure, we have incurred significant costs to implement these initiatives. In particular, we have recorded charges for severance and other employment-related obligations relating to workforce reductions, as well as payments in connection with lease and other contract terminations. In addition, we incurred charges for one-time write-offs of stranded raw materials and work in process inventory determined not to be salvageable or cost-effective to relocate related to the closure of manufacturing facilities. These amounts are included in the “Cost of sales,” “Restructuring” and “Selling, general and administrative expenses” lines of our statements of income.

Our significant supply chain capital spending and acquisition actions during 2008 include:

•	During the second quarter of 2008, we added three company-owned sewing plants in Southeast Asia—two in Vietnam and one in Thailand—giving us four sewing plants in Asia.

•	In October 2008, we acquired a 370-employee embroidery facility in Honduras. For the past eight years, these operations have produced embroidered and screen-printed apparel for us. This acquisition better positions us for long-term growth in these segments.

•	During the fourth quarter of 2008, we commenced production at our 500,000 square foot socks manufacturing facility in El Salvador. This facility, co-located with textile manufacturing operations that we acquired in 2007, provides a manufacturing base in Central America from which to leverage our production scale at a lower cost location.

•	We continued construction of a textile production plant in Nanjing, China, which is our first company-owned textile production facility in Asia. We commenced production in the fourth quarter of 2009. The Nanjing textile facility will enable us to expand and leverage our production scale in Asia as we balance our supply chain across hemispheres.

We have made significant progress in our multiyear goal of generating gross savings that could approach or exceed $200 million. As a result of the restructuring actions taken since our spin off from Sara Lee on September 5, 2006, our cost structure was reduced and efficiencies improved, generating savings of $62 million during the nine months ended October 3, 2009 and during the year ended January 3, 2009. In addition to the savings generated from restructuring actions, we benefited from $21 million in savings related to other cost reduction initiatives during the nine months ended October 3, 2009, and we benefited from $14 million in savings related to other cost reduction initiatives during the year ended January 3, 2009. Of the seven manufacturing facilities and distribution centers approved for closure in 2006, two were closed in 2006 and five were closed in 2007. Of the 19 manufacturing facilities and distribution centers approved for closure in 2007, 10 were closed in 2007 and nine were closed in 2008. Of the 14 manufacturing facilities and distribution centers approved for closure in 2008, nine were closed in 2008 and five are expected to close in 2009. For more information about our restructuring actions, see Note 5, titled “Restructuring” to our Consolidated Financial Statements for the year ended January 3, 2009 and Note 4 to our Condensed Consolidated Financial Statements for the period ended October 3, 2009 incorporated by reference in this prospectus supplement.

The continued implementation of our globalization and consolidation strategy, which is designed to improve operating efficiencies and lower costs, has resulted and is likely to continue to result in significant costs in the short-term and generate savings as well as higher inventory levels for the next 12 to 15 months. As further plans are developed and approved, we expect to recognize additional restructuring costs as we eliminate duplicative functions within the organization and transition a significant portion of our manufacturing capacity to lower-cost locations. As a result of this strategy, we expect to incur approximately $250 million in restructuring and related charges over the three year period following the spin off from Sara Lee on September 5, 2006, of which approximately half is expected to be noncash. As of January 3, 2009, we have recognized approximately $209 million and announced approximately $219 million in restructuring and related charges related to these efforts since September 5, 2006. Of these charges, approximately $84 million relates to accelerated depreciation of buildings and equipment for facilities that have been or will be closed, approximately $79 million relates to employee termination and other benefits, approximately $19 million relates to write-offs of stranded raw materials and work in process inventory determined not to be salvageable or cost-effective to relocate, approximately $17 million relates to lease termination and other costs and approximately $10 million related to impairments of fixed assets.

Seasonality and other factors

Our operating results are subject to some variability. Generally, our diverse range of product offerings helps mitigate the impact of seasonal changes in demand for certain items. Sales are typically higher in the last two quarters (July to December) of each fiscal year. Socks, hosiery and fleece products generally have higher sales during this period as a result of cooler weather, back-to-school shopping and holidays. Sales levels in any period are also impacted by customers’ decisions to increase or decrease their inventory levels in response to anticipated consumer demand. Our customers may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice to us. For example, we have experienced a shift in timing by our largest retail customers of back-to-school programs between June and July the last two years. Our results of operations are also impacted by fluctuations and volatility in the price of cotton and oil-related materials and the timing of actual spending for our media, advertising and promotion expenses. Media, advertising and promotion expenses may vary from period to period during a fiscal year depending on the timing of our advertising campaigns for retail selling seasons and product introductions.

Although the majority of our products are replenishment in nature and tend to be purchased by consumers on a planned, rather than on an impulse, basis, our sales are impacted by discretionary spending by our customers. Discretionary spending is affected by many factors, including, among others, general business conditions, interest rates, inflation, consumer debt levels, the availability of consumer credit, currency exchange rates, taxation, electricity power rates, gasoline prices, unemployment trends and other matters that influence consumer confidence and spending. Many of these factors are outside of our control. Our customers’ purchases of discretionary items, including our products, could decline during periods when disposable income is lower, when prices increase in response to rising costs, or in periods of actual or perceived unfavorable economic conditions. These consumers may choose to purchase fewer of our products or to purchase lower-priced products of our competitors in response to higher prices for our products, or may choose not to purchase our products at prices that reflect our price increases that become effective from time to time.

Inflation and changing prices

Inflation can have a long-term impact on us because increasing costs of materials and labor may impact our ability to maintain satisfactory margins. For example, a significant portion of our products are manufactured in other countries and declines in the value of the U.S. dollar may result in higher manufacturing costs. Similarly, the cost of the materials that are used in our manufacturing process, such as oil related commodity prices, rose during the summer of 2008 as a result of inflation and other factors. In addition, inflation often is accompanied by higher interest rates, which could have a negative impact on spending, in which case our margins could decrease. Moreover, increases in inflation may not be matched by rises in income, which also could have a negative impact on spending. If we incur increased costs that we are unable to recoup, or if consumer spending continues to decrease generally, our business, results of operations, financial condition and cash flows may be adversely affected. In an effort to mitigate the impact of these incremental costs on our operating results, we raised domestic prices effective February 2009. We implemented an average gross price increase of four percent in our domestic product categories. The range of price increases varies by individual product category.

Our costs for cotton yarn and cotton-based textiles vary based upon the fluctuating cost of cotton, which is affected by weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. While we do enter into short-term supply agreements and hedges from time to time in an attempt to protect our business from the volatility of the market price of cotton, our business can be affected by dramatic movements in cotton prices, although cotton historically represents only 8% of our cost of sales. The cotton prices reflected in our results were 58 cents per pound for the nine months ended October 3, 2009, 62 cents per pound for the nine months ended September 27, 2008, 65 cents per pound for the year ended January 3, 2009 and 56 cents per pound for the year ended December 29, 2007. After taking into consideration the cotton costs currently included in inventory, we expect our cost of cotton to average 55 cents per pound for the full year of 2009 compared to 65 cents per pound for 2008. In addition, during the summer of 2008 we experienced a spike in oil-related commodity prices and other raw materials used in our products, such as dyes and chemicals, and increases in other costs, such as fuel, energy and utility costs. Costs incurred for materials and labor are capitalized into inventory and impact our results as the inventory is sold. Our results in the nine months of 2009 were impacted by higher costs for cotton and oil-related materials, however we started to benefit in the second quarter of 2009 from lower cotton costs and in the third quarter of 2009 from lower oil-related material costs and other manufacturing costs.

Components of net sales and expense

Net sales

We generate net sales by selling apparel essentials such as t-shirts, bras, panties, men’s underwear, kids’ underwear, socks, hosiery, casualwear and activewear. Our net sales are recognized net of discounts, coupons, rebates, volume-based incentives and cooperative advertising costs. We recognize revenue when (i) there is persuasive evidence of an arrangement, (ii) the sales price is fixed or determinable, (iii) title and the risks of ownership have been transferred to the customer and (iv) collection of the receivable is reasonably assured, which occurs primarily upon shipment. Net sales include an estimate for returns and allowances based upon historical return experience. We also offer a variety of sales incentives to resellers and consumers that are recorded as reductions to net sales.

Cost of sales

Our cost of sales includes the cost of manufacturing finished goods, which consists of labor, raw materials such as cotton and petroleum-based products and overhead costs such as depreciation on owned facilities and equipment. Our cost of sales also includes finished goods sourced from third-party manufacturers that supply us with products based on our designs as well as charges for slow moving or obsolete inventories. Rebates, discounts and other cash consideration received from a vendor related to inventory purchases are reflected in cost of sales when the related inventory item is sold. Our costs of sales do not include shipping costs, comprised of payments to third party shippers, or handling costs, comprised of warehousing costs in our distribution facilities, and thus our gross margins may not be comparable to those of other entities that include such costs in cost of sales.

Selling, general and administrative expenses

Our selling, general and administrative expenses include selling, advertising, costs of shipping, handling and distribution to our customers, research and development, rent on leased facilities, depreciation on owned facilities and equipment and other general and administrative expenses. Also included for periods presented prior to the spin off on September 5, 2006 are allocations of corporate expenses that consist of expenses for business insurance, medical insurance, employee benefit plan amounts and, because we were part of Sara Lee those periods, allocations from Sara Lee for certain centralized administration costs for treasury, real estate, accounting, auditing, tax, risk management, human resources and benefits administration. These allocations of centralized administration costs were determined on bases that we and Sara Lee considered to be reasonable and take into consideration and include relevant operating profit, fixed assets, sales and payroll. Selling, general and administrative expenses also include management payroll, benefits, travel, information systems, accounting, insurance and legal expenses.

Restructuring

We have from time to time closed facilities and reduced headcount, including in connection with previously announced restructuring and business transformation plans. We refer to these activities as restructuring actions. When we decide to close facilities or reduce headcount, we take estimated charges for such restructuring, including charges for exited non-cancelable leases and other contractual obligations, as well as severance and benefits. If the actual charge is different from the original estimate, an adjustment is recognized in the period such change in estimate is identified.

Other (income) expenses

Our other (income) expenses include charges such as losses on early extinguishment of debt and certain other non-operating items.

Interest expense, net

As part of the spin off from Sara Lee on September 5, 2006, we incurred $2.6 billion of debt. Since the spin off, we have made changes in our financing structuring and have repaid some of our debt. In December 2006, we issued $500 million of Floating Rate Senior Notes and the proceeds were used to repay a portion of the debt incurred at the spin off. In November 2007, we entered into the Accounts Receivable Securitization Facility which provides for up to $250 million in funding accounted for as a secured borrowing, all of which we borrowed and used to repay a portion of the Senior Secured Credit Facilities. In addition, we have amended the terms of our Senior Secured Credit Facilities and Second Lien Credit Facility to provide more flexibility to change our financial structure in the future.

Our interest expense is net of interest income. Interest income is the return we earned on our cash and cash equivalents and, historically, on money we loaned to Sara Lee as part of its corporate cash management practices. Our cash and cash equivalents are invested in highly liquid investments with original maturities of three months or less.

Income tax expense (benefit)

Our effective income tax rate fluctuates from period to period and can be materially impacted by, among other things:

•	changes in the mix of our earnings from the various jurisdictions in which we operate;

•	the tax characteristics of our earnings;

•	the timing and amount of earnings of foreign subsidiaries that we repatriate to the United States, which may increase our tax expense and taxes paid; and

•	the timing and results of any reviews of our income tax filing positions in the jurisdictions in which we transact business.

Highlights from the third quarter and nine months ended October 3, 2009

•	Total net sales in the third quarter of 2009 were $1.06 billion, compared with $1.15 billion in the same quarter of 2008. Total net sales in the nine-month period in 2009 were $2.90 billion, compared with $3.21 billion in the same nine-month period of 2008.

•	Operating profit was $93 million in the third quarter of 2009, compared with $58 million in the same quarter of 2008. Operating profit was $193 million in the nine-month period in 2009, compared with $259 million in the same nine-month period of 2008.

•	Diluted earnings per share were $0.43 in the third quarter of 2009, compared with $0.17 in the same quarter of 2008. Diluted earnings per share were $0.55 in the nine-month period in 2009, compared with $1.14 in the same nine-month period of 2008.

•	During the first nine months of 2009, we approved actions to close five manufacturing facilities, two distribution centers and two warehouses in the Dominican Republic, the United States, Honduras, Puerto Rico and Canada, and eliminate an aggregate of approximately 3,100 positions in those countries and El Salvador. In addition, approximately 300 management and administrative positions were eliminated, with the majority of these positions based in the United States. In addition, we completed several such actions in 2009 that were approved in 2008.

•	We announced that we will cease making our own yarn and that we will source all of our yarn requirements from large-scale yarn suppliers. We entered into an agreement with Parkdale America under which we agreed to sell or lease assets related to operations at our four yarn manufacturing facilities to Parkdale America. The transaction closed in October 2009 and resulted in Parkdale America operating three of the four facilities. We also entered into a yarn purchase agreement with Parkdale. Under this agreement, which has an initial term of six years, Parkdale will produce and sell to us a substantial amount of our Western Hemisphere yarn requirements. During the first two years of the term, Parkdale will also produce and sell to us a substantial amount of the yarn requirements of our Nanjing, China textile facility.

•	Gross capital expenditures were $100 million during the first nine months of 2009 as we continued to build out our textile and sewing network in Asia, Central America and the Caribbean Basin and were lower by $24 million compared to the nine months of 2008.

•	In September 2009, we made a prepayment of $140 million of principal on the Senior Secured Credit Facilities.

•	We ended the third quarter of 2009 with $474 million of borrowing availability under our existing $500 million revolving loan facility (the “Revolving Loan Facility”), $39 million in cash and cash equivalents and $71 million of borrowing availability under our international loan facilities.

•	In March 2009, we amended our Senior Secured Credit Facilities and Accounts Receivable Securitization Facility to provide for additional cushion for the leverage ratio and interest coverage ratio covenant requirements.

Highlights from the year ended January 3, 2009

•	Diluted earnings per share were $1.34 in the year ended January 3, 2009, compared with $1.30 in the year ended December 29, 2007.

•	Operating profit was $317 million in the year ended January 3, 2009, compared with $389 million in the year ended December 29, 2007.

•	Total net sales in the year ended January 3, 2009 was $4.25 billion, compared with $4.47 billion in the year ended December 29, 2007.

•	During the year ended January 3, 2009, we approved actions to close 11 manufacturing facilities and three distribution centers in Mexico, the United States, Costa Rica, Honduras and El Salvador. The production capacity represented by the manufacturing facilities has been relocated to lower cost locations in Asia, Central America and the Caribbean Basin. The

distribution capacity has been relocated to our West Coast distribution facility in California in order to expand capacity for goods we source from Asia. In addition, we completed several such actions in the year ended January 3, 2009 that were approved in 2008.

•	Gross capital expenditures were $187 million during the year ended January 3, 2009 as we continued to build out our textile and sewing network in Asia, Central America and the Caribbean Basin.

•	During the second quarter of 2008, we added three company-owned sewing plants in Southeast Asia—two in Vietnam and one in Thailand—giving us four sewing plants in Asia. In addition, during the fourth quarter of 2008, we acquired an embroidery facility in Honduras.

•	We repurchased $30 million of company stock during the year ended January 3, 2009.

•	We ended 2008 with $463 million of borrowing availability under our $500 million Revolving Loan Facility, $67 million in cash and cash equivalents and $67 million of borrowing availability under our international loan facilities, compared to $430 million, $174 million and $89 million, respectively, at the end of 2007.

Condensed consolidated results of operations—Nine months ended October 3, 2009 compared with nine months ended September 27, 2008

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Net sales	$2,902,536	$3,213,653	$(311,117)	(9.7% )
Cost of sales	1,960,589	2,145,949	(185,360)	(8.6)

Gross profit	941,947	1,067,704	(125,757)	(11.8)
Selling, general and administrative expenses	702,204	776,267	(74,063)	(9.5)
Restructuring	46,319	32,355	13,964	43.2

Operating profit	193,424	259,082	(65,658)	(25.3)
Other expenses	6,537	–	6,537	NM
Interest expense, net	124,548	115,282	9,266	8.0

Income before income tax expense	62,339	143,800	(81,461)	(56.6)
Income tax expense	9,974	34,512	(24,538)	(71.1)

Net income	$52,365	$109,288	$(56,923)	(52.1% )

Net sales

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Net sales	$2,902,536	$3,213,653	$(311,117)	(9.7%	)

Consolidated net sales were lower by $311 million or 10% in the nine months of 2009 compared to 2008. The net sales decline in the nine months of 2009 was primarily attributed to the recessionary environment that continued into the first nine months of 2009. Overall retail sales for apparel continued to decline during 2009 at most of our larger customers as the continuing recession constrained consumer spending. Our sales incentives were higher in the nine months of 2009 compared to 2008 as we made significant investments, especially in back-to-school programs and promotions, in this recessionary environment to support retailers and position ourselves for future sales opportunities. Excluding the cost of these investments, our net sales would have declined by 9%.

Innerwear, Outerwear, Hosiery and International segment net sales were lower by $120 million (7%), $105 million (12%), $27 million (16%) and $57 million (16%), respectively, in the nine months of 2009 compared to 2008. Our Other segment net sales were lower, as expected, by $8 million in the nine months of 2009 compared to 2008.

Innerwear segment net sales were lower (7%) in the nine months of 2009 compared to 2008, primarily due to lower net sales of intimate apparel (13%) and socks (12%) primarily due to weak sales at retail in this difficult economic environment, partially offset by stronger net sales (2%) in our male underwear product category.

Outerwear segment net sales were lower (12%) in the nine months of 2009 compared to 2008, primarily due to the lower casualwear net sales in both the retail (27%) and wholesale (21%) channels. The wholesale channel has been highly price competitive especially in this recessionary environment. The lower casualwear net sales in the retail and wholesale channels were partially offset by higher net sales (8%) of our Champion brand activewear. The results for the first half of 2009 were negatively impacted by losses of seasonal programs in the retail casualwear channel that are not impacting our results in the second half of 2009.

Hosiery segment net sales were lower (16%) in the nine months of 2009 compared to 2008. The net sales decline rate over the most recent two consecutive quarters has improved compared to the net sales decline rate for the second half of 2008 and the first quarter of 2009 in each of which net sales declined by more than 20%. Hosiery products in all channels continue to be more adversely impacted than other apparel categories by reduced consumer discretionary spending.

International segment net sales were lower (16%) in the nine months of 2009 compared to 2008, primarily attributable to an unfavorable impact of $31 million related to foreign currency exchange rates and weak demand globally primarily in Europe, Japan and Canada which are experiencing recessionary environments similar to that in the United States. Excluding the impact of foreign exchange rates on currency, International segment net sales declined by 8% in the nine months of 2009 compared to 2008.

Gross profit

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Gross profit	$941,947	$1,067,704	$(125,757)	(11.8%	)

Our gross profit was lower by $126 million in the nine months of 2009 compared to 2008. As a percent of net sales, our gross profit was 32.5% in the nine months of 2009 compared to 33.2% in 2008, declining as a result of the items described below.

Gross profit was lower due to lower sales volume of $139 million, unfavorable product sales mix of $53 million and higher sales incentives of $31 million. Our sales incentives were higher as we made significant investments, especially in back-to-school programs and promotions, in this recessionary environment to support retailers and position ourselves for future sales opportunities. Other factors contributing to lower gross profit were higher production costs of $21 million related to higher energy and oil-related costs, including freight costs, higher other manufacturing costs of $16 million primarily related to lower volume partially offset by cost reductions at our manufacturing facilities, other vendor price increases of $13 million, higher cost of finished goods sourced from third party manufacturers of $12 million primarily resulting from foreign exchange transaction losses, an $11 million unfavorable impact related to foreign currency exchange rates and $3 million of higher start-up and shutdown costs associated with the consolidation and globalization of our supply chain. The unfavorable impact of foreign currency exchange rates in our International segment was primarily due to the strengthening of the U.S. dollar compared to the Mexican peso, Canadian dollar, Brazilian real and Euro partially offset by the strengthening of the Japanese yen compared to the U.S. dollar during the nine months of 2009 compared to 2008.

Our gross profit was positively impacted by higher product pricing of $91 million before increased sales incentives, savings from our prior restructuring actions of $38 million, lower on-going excess and obsolete inventory costs of $18 million and lower cotton costs of $8 million. The higher product pricing was due to the implementation of an average gross price increase of four percent in our domestic product categories in February 2009. The range of price increases varies by individual product category. The lower excess and obsolete inventory costs in the first nine months of 2009 are attributable to both our continuous evaluation of inventory levels and simplification of our product category offerings. We realized these benefits by driving down obsolete inventory levels through aggressive management and promotions.

The cotton prices reflected in our results were 58 cents per pound in the nine months of 2009 as compared to 62 cents per pound in 2008. After taking into consideration the cotton costs currently included in inventory, we expect our cost of cotton to average 55 cents per pound for the full year of 2009 compared to 65 cents per pound for 2008. Energy and oil-related costs were higher due to a spike in oil-related commodity prices during the summer of 2008. Our results in the nine months of 2009 were impacted by higher costs for cotton and oil-related materials, however we started to benefit in the second quarter of 2009 from lower cotton costs and in the third quarter of 2009 from lower oil-related material costs and other manufacturing costs.

We incurred lower one-time restructuring related write-offs of $11 million in the nine months of 2009 compared to 2008 for stranded raw materials and work in process inventory determined not to be salvageable or cost-effective to relocate. Accelerated depreciation was lower by $9 million in the nine months of 2009 compared to 2008.

Selling, general and administrative expenses

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Selling, general and administrative expenses	$702,204	$776,267	$(74,063)	(9.5%	)

Our selling, general and administrative expenses were $74 million lower in the nine months of 2009 compared to 2008. Our continued focus on cost reductions resulted in lower expenses in the nine months of 2009 compared to 2008 related to savings of $24 million from our prior restructuring actions for compensation and related benefits, lower technology expenses of $21 million, lower bad debt expense of $7 million primarily due to a customer bankruptcy in 2008, lower selling and other marketing related expenses of $5 million, lower consulting related expenses of $3 million and lower non-media related media, advertising and promotion (“MAP”) expenses of $1 million. In addition, our distribution expenses were lower by $12 million in the nine months of 2009 compared to 2008, which was primarily attributable to lower sales volume that reduced our labor, postage and freight expenses and lower rework expenses in our distribution centers.

Our media related MAP expenses were $34 million lower in the nine months of 2009 compared to 2008 as we chose to reduce our spending. MAP expenses may vary from period to period during a fiscal year depending on the timing of our advertising campaigns for retail selling seasons and product introductions.

Our pension and stock compensation expenses, which are noncash, were higher by $24 million and $5 million, respectively, in the nine months of 2009 compared to 2008. The higher pension expense is primarily due to the lower funded status of our pension plans at the end of 2008, which resulted from a decline in the fair value of plan assets due to the stock market’s performance during 2008 and a higher discount rate at the end of 2008.

We also incurred higher expenses of $4 million in the nine months of 2009 compared to 2008 as a result of opening retail stores. We opened 17 retail stores during the nine months of 2009. In addition, we incurred higher other expenses of $2 million related to amending the terms of all outstanding stock options granted under the Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Omnibus Incentive Plan”) that had an original term of five or seven years to the tenth anniversary of the original grant date. Changes due to foreign currency exchange rates, which are included in the impact of the changes discussed above, resulted in lower selling, general and administrative expenses of $9 million in the nine months of 2009 compared to 2008.

Restructuring

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Restructuring	$46,319	$32,355	$13,964	$43.2%

During the nine months of 2009, we announced that we will cease making our own yarn and that we will source all of our yarn requirements from large-scale yarn suppliers. We entered into an agreement with Parkdale America under which we agreed to sell or lease assets related to operations at our four yarn manufacturing facilities to Parkdale America. The transaction closed in October 2009 and resulted in Parkdale America operating three of the four facilities. We approved an action to close the fourth yarn manufacturing facility, as well as a yarn warehouse and a cotton warehouse, all located in the United States, which will result in the elimination of approximately 175 positions. We also entered into a yarn purchase agreement with Parkdale. Under this agreement, which has an initial term of six years, Parkdale will produce and sell to us a substantial amount of our Western Hemisphere yarn requirements. During the first two years of the term, Parkdale will also produce and sell to us a substantial amount of the yarn requirements of our Nanjing, China textile facility.

In addition to the actions discussed above, during the nine months of 2009 we approved actions to close four manufacturing facilities and two distribution centers in the Dominican Republic, the United States, Honduras, Puerto Rico and Canada which will result in the elimination of an aggregate of approximately 2,925 positions in those countries and El Salvador. The production capacity represented by the manufacturing facilities will be relocated to lower cost locations in Asia, Central America and the Caribbean Basin. The distribution capacity has been relocated to our West Coast distribution facility in California in order to expand capacity for goods we source from Asia. In addition, approximately 300 management and administrative positions were eliminated, with the majority of these positions based in the United States.

During the nine months of 2009, we recorded charges related to employee termination and other benefits of $21 million recognized in accordance with benefit plans previously communicated to the affected employee group, charges related to contract obligations of $12 million, other exit costs of $7 million related to moving equipment and inventory from closed facilities and fixed asset impairment charges of $6 million.

In the nine months of 2009, we recorded one-time write-offs of $4 million of stranded raw materials and work in process inventory related to the closure of manufacturing facilities and recorded in the “Cost of sales” line. The raw materials and work in process inventory was determined not to be salvageable or cost-effective to relocate. In addition, in connection with our consolidation and globalization strategy, we recognized noncash charges of $2 million and $11 million in nine months of 2009 and the nine months of 2008, respectively, in the “Cost of sales” line and a noncash charge of $1 million and a noncash credit of $1 million in the “Selling, general and administrative expenses” line in the nine months of 2009 and nine months of 2008, respectively, related to accelerated depreciation of buildings and equipment for facilities that have been closed or will be closed.

These actions, which are a continuation of our consolidation and globalization strategy, are expected to result in benefits of moving production to lower-cost manufacturing facilities, leveraging our large scale in high-volume products and consolidating production capacity.

During the nine months of 2008, we incurred $32 million in restructuring charges which primarily related to employee termination and other benefits and charges related to exiting supply contracts associated with plant closures approved during that period.

Operating profit

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Operating profit	$193,424	$259,082	$(65,658)	(25.3%	)

Operating profit was lower in the nine months of 2009 compared to 2008 as a result of lower gross profit of $126 million and higher restructuring and related charges of $14 million, partially offset by lower selling, general and administrative expenses of $74 million. Changes in foreign currency exchange rates had an unfavorable impact on operating profit of $2 million in the nine months of 2009 compared to 2008.

Other expenses

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Other expenses	$6,537	$–	$6,537	NM

During the nine months of 2009, we incurred costs of $4 million to amend the Senior Secured Credit Facilities and the Accounts Receivable Securitization Facility. In March 2009, we amended these credit facilities to provide for additional cushion in our financial covenant requirements. These amendments delay the most restrictive debt-leverage ratio requirements from the fourth quarter of 2009 to the third quarter of 2011. In April 2009, we amended the Accounts Receivable Securitization Facility to generally increase over time the amount of funding that will be available under the facility as compared to the amount that would be available pursuant to the amendment to that facility that we entered into in March 2009. In addition, during the nine months of 2009 we incurred a $2 million loss on early extinguishment of debt related to unamortized debt issuance costs resulting from the prepayment of $140 million of principal in September 2009.

Interest expense, net

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Interest expense, net	$124,548	$115,282	$9,266	8.0%

Interest expense, net was higher by $9 million in the nine months of 2009 compared to 2008. The amendments of our Senior Secured Credit Facilities and Accounts Receivable Securitization Facility, which increased our interest-rate margin by 300 basis points and 325 basis points, respectively, increased interest expense in the nine months of 2009 compared to 2008 by $24 million, which was partially offset by a lower London Interbank Offered Rate (“LIBOR”) and lower outstanding debt balances that reduced interest expense by $15 million. Our weighted average interest rate on our outstanding debt was 6.84% during the nine months of 2009 compared to 6.17% in 2008.

At October 3, 2009, we had outstanding interest rate hedging arrangements whereby we have capped the LIBOR interest rate component on $400 million of our floating rate debt at 3.50% and have fixed the LIBOR interest rate component on $1.4 billion of our floating rate debt at approximately 4.16%. Approximately 88% of our total debt outstanding at October 3, 2009 was at a fixed or capped LIBOR rate.

Income tax expense

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Income tax expense	$9,974	$34,512	$(24,538)	(71.1%	)

Our estimated annual effective income tax rate was 16% in the nine months of 2009 compared to 24% in 2008. The lower effective income tax rate is attributable primarily to a higher proportion of our earnings attributed to foreign subsidiaries which are taxed at rates lower than the U.S. statutory rate. Our estimated annual effective tax rate reflects our strategic initiative to make substantial capital investments outside the United States in our global supply chain in 2009.

Net income

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Net income	$52,365	$109,288	$(56,923)	(52.1%	)

Net income for the nine months of 2009 was lower than 2008 primarily due to lower operating profit of $66 million, higher interest expense of $9 million and higher other expenses of $7 million, partially offset by lower income tax expense of $25 million.

Operating results by business segment—Nine months ended October 3, 2009 compared with nine months ended September 27, 2008

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Net sales:
Innerwear	$1,710,920	$1,830,437	$(119,517)	(6.5% )
Outerwear	776,282	880,809	(104,527)	(11.9)
Hosiery	139,300	166,672	(27,372)	(16.4)
International	294,674	352,120	(57,446)	(16.3)
Other	12,022	20,064	(8,042)	(40.1)

Total segment net sales	2,933,198	3,250,102	(316,904)	(9.8)
Intersegment	(30,662)	(36,449)	(5,787)	(15.9)

Total net sales	$2,902,536	$3,213,653	$(311,117)	(9.7% )
Segment operating profit (loss):
Innerwear	$210,443	$204,714	$5,729	2.8%
Outerwear	23,269	55,587	(32,318)	(58.1)
Hosiery	42,678	52,944	(10,266)	(19.4)
International	28,089	47,662	(19,573)	(41.1)
Other	(4,395)	304	(4,699)	NM

Total segment operating profit	300,084	361,211	(61,127)	(16.9)
Items not included in segment operating profit:
General corporate expenses	(44,602)	(37,128)	7,474	20.1
Amortization of trademarks and other intangibles	(9,293)	(8,683)	610	7.0
Restructuring	(46,319)	(32,355)	13,964	43.2
Inventory write-off included in cost of sales	(3,516)	(14,027)	(10,511)	(74.9)
Accelerated depreciation included in cost of sales	(2,392)	(11,202)	(8,810)	(78.6)
Accelerated depreciation included in selling, general and administrative expenses	(538)	1,266	1,804	142.5

Total operating profit	193,424	259,082	(65,658)	(25.3)
Other expenses	(6,537)	–	6,537	NM
Interest expense, net	(124,548)	(115,282)	9,266	8.0

Income before income tax expense	$62,339	$143,800	$(81,461)	(56.6% )

Innerwear

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Net sales	$1,710,920	$1,830,437	$(119,517)	(6.5%	)
Segment operating profit	210,443	204,714	5,729	2.8

Overall net sales in the Innerwear segment were lower by $120 million or 7% in the nine months of 2009 compared to 2008 as we continued to be negatively impacted by weak consumer demand related to the recessionary environment. Total intimate apparel net sales were $96 million lower in the nine months of 2009 compared to 2008 and represents 80% of the total segment net sales decline. We believe our lower net sales in our Hanes brand of $34 million, our smaller brands (barely there, Just My Size and Wonderbra) of $29 million and our Playtex brand of $28 million were primarily attributable to weaker sales at retail. Our Bali brand intimate apparel net sales in the nine months of 2009 were flat compared to 2008.

Total male underwear net sales were $13 million higher in the nine months of 2009 compared to 2008 which reflect higher net sales in our Hanes brand of $19 million, partially offset by lower net sales of our Champion brand of $6 million. The higher Hanes brand male underwear sales reflect growth in key segments of this category such as crewneck and V-neck T-shirts and boxer briefs and product innovations like the Comfort Fit waistbands. Lower net sales in our socks product category of $28 million in the nine months of 2009 compared to 2008 reflect a decline in Hanes and Champion brand net sales in our men’s and kids’ product category. Net sales in our thermals business were lower by $2 million in the nine months of 2009 compared to 2008. Net sales in our direct-to-consumer retail business were flat due to higher sales at our outlet stores resulting from the addition of recently opened retail stores offset by lower internet sales.

The Innerwear segment gross profit was lower by $39 million in the nine months of 2009 compared to 2008. The lower gross profit was due to lower sales volume of $74 million, higher sales incentives of $19 million due to investments made with retailers, unfavorable product sales mix of $18 million, higher production costs of $12 million related to higher energy and oil-related costs, including freight costs, other vendor price increases of $9 million and higher other manufacturing costs of $3 million. Higher costs were partially offset by higher product pricing of $64 million before increased sales incentives, savings from our prior restructuring actions of $19 million, lower on-going excess and obsolete inventory costs of $11 million and lower cotton costs of $2 million.

As a percent of segment net sales, gross profit in the Innerwear segment was 37.4% in the nine months of 2009 compared to 37.1% in 2008, increasing as a result of the items described above.

The higher Innerwear segment operating profit in the nine months of 2009 compared to 2008 was primarily attributable to lower media related MAP expenses of $31 million, savings of $14 million from prior restructuring actions primarily for compensation and related benefits, lower technology expenses of $11 million, lower distribution expenses of $5 million and lower bad debt expense of $4 million primarily due to a customer bankruptcy in 2008, partially offset by lower gross profit, higher pension expense of $14 million, higher expenses of $4 million as a result of opening retail stores and higher other non-media related MAP expenses of $2 million.

A significant portion of the selling, general and administrative expenses in each segment is an allocation of our consolidated selling, general and administrative expenses, however certain expenses that are specifically identifiable to a segment are charged directly to such segment. The allocation methodology for the consolidated selling, general and administrative expenses for the nine months of 2009 is consistent with 2008. Our consolidated selling, general and administrative expenses before segment allocations was $74 million lower in the nine months of 2009 compared to 2008.

Outerwear

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Net sales	$776,282	$880,809	$(104,527)	(11.9%	)
Segment operating profit	23,269	55,587	(32,318)	(58.1)

Net sales in the Outerwear segment were lower by $105 million or 12% in the nine months of 2009 compared to 2008, primarily as a result of lower casualwear net sales in our retail and wholesale channels of $66 million and $65 million, respectively. The lower retail casualwear net sales reflect an $89 million impact due to the losses of seasonal programs not renewed for 2009 that only impacted the first half of 2009, partially offset by additional sales resulting from an exclusive long-term agreement entered into with Wal-Mart in April 2009 that significantly expanded the presence of our Just My Size brand in all Wal-Mart stores. The wholesale channel has been highly price competitive especially in this recessionary environment. These decreases were partially offset by higher net sales of our Champion brand activewear of $25 million. Our Champion brand sales continue to benefit from our marketing investment in the brand.

The Outerwear segment gross profit was lower by $48 million in the nine months of 2009 compared to 2008. The lower gross profit is due to unfavorable product sales mix of $30 million, lower sales volume of $28 million, higher sales incentives of $13 million due to investments made with retailers, higher production costs of $9 million related to higher energy and oil-related costs, including freight costs, higher other manufacturing costs of $8 million and other vendor price increases of $4 million. Higher costs were partially offset by savings of $19 million from our prior restructuring actions, higher product pricing of $12 million before increased sales incentives, lower on-going excess and obsolete inventory costs of $7 million and lower cotton costs of $6 million.

As a percent of segment net sales, gross profit in the Outerwear segment was 20.0% in the nine months of 2009 compared to 23.1% in 2008, declining as a result of the items described above.

The lower Outerwear segment operating profit in the nine months of 2009 compared to 2008 was primarily attributable to lower gross profit and higher pension expense of $6 million, partially offset by savings of $7 million from our prior restructuring actions, lower technology expenses of $6 million, lower non-media related MAP expenses of $3 million, lower distribution expenses of $3 million and lower bad debt expense of $2 million primarily due to a customer bankruptcy in 2008.

A significant portion of the selling, general and administrative expenses in each segment is an allocation of our consolidated selling, general and administrative expenses, however certain expenses that are specifically identifiable to a segment are charged directly to such segment.

The allocation methodology for the consolidated selling, general and administrative expenses for the nine months of 2009 is consistent with 2008. Our consolidated selling, general and administrative expenses before segment allocations was $74 million lower in the nine months of 2009 compared to 2008.

Hosiery

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Net sales	$139,300	$166,672	$(27,372)	(16.4%	)
Segment operating profit	42,678	52,944	(10,266)	(19.4)

Net sales in the Hosiery segment declined by $27 million or 16%, which was primarily due to lower sales of our L’eggs brand to mass retailers and food and drug stores and our Hanes brand to national chains and department stores. Hosiery products continue to be more adversely impacted than other apparel categories by reduced consumer discretionary spending, which contributes to weaker retail sales and lowering of inventory levels by retailers. We expect the trend of declining hosiery sales to continue consistent with the overall decline in the industry and with shifts in consumer preferences. Generally, we manage the Hosiery segment for cash, placing an emphasis on reducing our cost structure and managing cash efficiently.

The Hosiery segment gross profit was lower by $17 million in the nine months of 2009 compared to 2008. The lower gross profit for the nine months of 2009 compared to 2008 was the result of lower sales volume of $19 million and higher other manufacturing costs of $4 million, partially offset by higher product pricing of $8 million.

As a percent of segment net sales, gross profit in the Hosiery segment was 46.1% in the nine months of 2009 compared to 48.6% in 2008, declining as a result of the items described above.

The lower Hosiery segment operating profit in the nine months of 2009 compared to 2008 is primarily attributable to lower gross profit, partially offset by lower distribution expenses of $3 million, savings of $2 million from our prior restructuring actions and lower technology expenses of $2 million.

A significant portion of the selling, general and administrative expenses in each segment is an allocation of our consolidated selling, general and administrative expenses, however certain expenses that are specifically identifiable to a segment are charged directly to such segment. The allocation methodology for the consolidated selling, general and administrative expenses for the nine months of 2009 is consistent with 2008. Our consolidated selling, general and administrative expenses before segment allocations was $74 million lower in the nine months of 2009 compared to 2008.

International

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Net sales	$294,674	$352,120	$(57,446)	(16.3%	)
Segment operating profit	28,089	47,662	(19,573)	(41.1)

Overall net sales in the International segment were lower by $57 million or 16% in the nine months of 2009 compared to 2008 primarily attributable to an unfavorable impact of $31 million related to foreign currency exchange rates and weak demand globally primarily in Europe, Japan and Canada, which are experiencing recessionary environments similar to that in the United States. Excluding the impact of foreign exchange rates on currency, International segment net sales declined by 8% in the nine months of 2009 compared to 2008. The unfavorable impact of foreign currency exchange rates in our International segment was primarily due to the strengthening of the U.S. dollar compared to the Mexican peso, Canadian dollar, Brazilian real and Euro partially offset by the strengthening of the Japanese yen compared to the U.S. dollar during the nine months of 2009 compared to 2008. During the nine months of 2009, we experienced lower net sales, in each case excluding the impact of foreign currency exchange rates, in our casualwear business in Europe of $21 million, in our casualwear business in Puerto Rico of $7 million resulting from moving the distribution capacity to the United States, in our male underwear and activewear businesses in Japan of $6 million and in our intimate apparel business in Canada of $3 million. Lower segment net sales were partially offset by higher sales in our intimate apparel and male underwear businesses in Mexico of $6 million and in our male underwear business in Brazil of $2 million.

The International segment gross profit was lower by $32 million in the nine months of 2009 compared to 2008. The lower gross profit was a result of lower sales volume of $13 million, higher cost of finished goods sourced from third party manufacturers of $12 million primarily resulting from foreign exchange transaction losses, an unfavorable impact related to foreign currency exchange rates of $11 million and an unfavorable product sales mix of $6 million. Higher costs were partially offset by higher product pricing of $8 million.

As a percent of segment net sales, gross profit in the International segment was 37.9% in the nine months of 2009 compared to 2008 at 40.9%, declining as a result of the items described above.

The lower International segment operating profit in the nine months of 2009 compared to 2008 is primarily attributable to the lower gross profit, partially offset by lower selling and other marketing related expenses of $5 million, lower media related MAP expenses of $2 million, lower distribution expenses of $1 million, lower non-media related MAP of $1 million and savings of $1 million from our prior restructuring actions. The changes in foreign currency exchange rates, which are included in the impact on gross profit above, had an unfavorable impact on segment operating profit of $2 million in the nine months of 2009 compared to 2008.

Other

	Nine months ended
	October 3,	September 27,	Higher	Percent
(dollars in thousands)	2009	2008	(lower)	change

Net sales	$12,022	$20,064	$(8,042)	(40.1%	)
Segment operating profit	(4,395)	304	(4,699)	NM

Sales in our Other segment primarily consist of sales of yarn to third parties which are intended to maintain asset utilization at certain manufacturing facilities and generate approximate break even margins. We expect sales of our Other segment to continue to be insignificant to us as we complete the implementation of our consolidation and globalization efforts. In September 2009, we announced that we will cease making our own yarn and that we will source all of our yarn requirements from large-scale yarn suppliers, which is expected to further reduce net sales of our Other segment.

General corporate expenses

General corporate expenses were $7 million higher in the nine months of 2009 compared to 2008 primarily due to higher start-up and shut-down costs of $5 million associated with our consolidation and globalization of our supply chain, $3 million of higher foreign exchange transaction losses and higher other expenses of $2 million related to amending the terms of all outstanding stock options granted under the Hanesbrands Inc. Omnibus Incentive Plan of 2006 that had an original term of five or seven years to the tenth anniversary of the original grant date, partially offset by $3 million of higher gains on sales of assets.

Consolidated results of operations—year ended January 3, 2009 (“2008”) compared with year ended December 29, 2007 (“2007”)

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Net sales	$4,248,770	$4,474,537	$(225,767)	(5.0% )
Cost of sales	2,871,420	3,033,627	(162,207)	(5.3)

Gross profit	1,377,350	1,440,910	(63,560)	(4.4)
Selling, general and administrative expenses	1,009,607	1,040,754	(31,147)	(3.0)
Gain on curtailment of postretirement benefits	–	(32,144)	(32,144)	NM
Restructuring	50,263	43,731	6,532	14.9

Operating profit	317,480	388,569	(71,089)	(18.3)
Other (income) expense	(634)	5,235	(5,869)	(112.1)
Interest expense, net	155,077	199,208	(44,131)	(22.2)

Income before income tax expense	163,037	184,126	(21,089)	(11.5)
Income tax expense	35,868	57,999	(22,131)	(38.2)

Net income	$127,169	$126,127	$1,042	0.8%

Net sales

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Net sales	$4,248,770	$4,474,537	$(225,767)	(5.0%	)

Consolidated net sales were lower by $226 million or 5% in 2008 compared to 2007 primarily due to weak sales at retail, which reflect a difficult economic and retail environment in which the ultimate consumers of our products have been significantly limiting their discretionary spending and visiting retail stores less frequently. The economic recession continued to impact consumer spending, resulting in one of the worst holiday shopping seasons in 40 years as retail sales fell for the sixth straight month in December. Our Innerwear, Outerwear, Hosiery and Other segment net sales were lower by $154 million (6%), $41 million (3%), $38 million (14%) and $35 million (62%), respectively, and were partially offset by higher net sales in our International segment of $38 million (9%). Although the majority of our products are replenishment in nature and tend to be purchased by consumers on a planned, rather than on an impulse, basis, weakness in the retail environment can impact our results in the short-term, as it did in 2008. The total impact of the 53rd week in 2008, which is included in the amounts above, was a $54 million increase in sales.

The lower net sales in our Innerwear segment were primarily due to a decline in the intimate apparel, socks, thermals and sleepwear product categories. Total intimate apparel net sales were $102 million lower in 2008 compared to 2007. We experienced lower intimate apparel sales in our smaller brands (barely there, Just My Size and Wonderbra) of $49 million, our Hanes brand of $42 million and our private label brands of $10 million which we believe was primarily attributable to weaker sales at retail as noted above. In 2008 compared to 2007, our Playtex brand intimate apparel net sales were higher by $10 million and our Bali brand intimate apparel net sales were lower by $11 million. Net sales in our male underwear product category were $8 million lower, which includes the impact of exiting a license arrangement for a boys’ character underwear program in early 2008 that lowered sales by $15 million. In addition, net sales of socks, thermals and sleepwear product categories were lower in 2008 compared to 2007 by $32 million, $10 million and $4 million, respectively.

In our Outerwear segment, net sales of our Champion brand activewear were $34 million higher in 2008 compared to 2007, and were offset by lower net sales of our casualwear product categories of $79 million. Net sales in our Hosiery segment declined substantially more than the long-term trend primarily due to lower sales of the Hanes brand to national chains and department stores and our L’eggs brand to mass retailers and food and drug stores in 2008 compared to 2007. We expect the trend of declining hosiery sales to continue consistent with the overall decline in the industry and with shifts in consumer preferences.

The overall lower net sales were partially offset by higher net sales in our International segment that were driven by a favorable impact of $22 million related to foreign currency exchange rates and by the growth in our casualwear businesses in Europe and Asia. The favorable impact of foreign currency exchange rates was primarily due to the strengthening of the Japanese yen, Euro and Brazilian real.

The decline in net sales for our Other segment is primarily due to the continued vertical integration of a yarn and fabric operation acquisition from 2006 with less focus on sales of nonfinished fabric and yarn to third parties. We expect this decline to continue and sales for this segment to ultimately become insignificant to us as we complete the implementation of our consolidation and globalization efforts.

Gross profit

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Gross profit	$1,377,350	$1,440,910	$(63,560)	(4.4%	)

As a percent of net sales, our gross profit percentage was 32.4% in 2008 compared to 32.2% in 2007. While the gross profit percentage was higher, gross profit dollars were lower due to lower sales volume of $85 million, unfavorable product sales mix of $35 million, higher cotton costs of $30 million, higher production costs of $20 million related to higher energy and oil related costs including freight costs and other vendor price increases of $12 million. The cotton prices reflected in our results were 65 cents per pound in 2008 as compared to 56 cents per pound in 2007. Energy and oil related costs were higher due to a spike in oil related commodity prices during the summer of 2008. Our results will continue to reflect higher costs for cotton and oil related materials until these costs cease to be reflected on our balance sheet in the first half of 2009 and we will start to benefit in the second half of 2009 from lower commodity costs. In addition, in connection with the consolidation and globalization of our supply chain, we incurred one-time restructuring related write-offs of stranded raw materials and work in process inventory determined not to be salvageable or cost-effective to relocate of $19 million in 2008, which were offset by lower accelerated depreciation of $13 million.

These higher expenses were primarily offset by savings from our cost reduction initiatives and prior restructuring actions of $41 million, lower other manufacturing overhead costs of $24 million primarily related to better volumes earlier in the year, lower on-going excess and obsolete inventory costs of $14 million, lower sales incentives of $11 million, $10 million of lower duty costs primarily related to higher refunds of $9 million, a $9 million favorable impact related to foreign currency exchange rates, $8 million of favorable one-time out of period cost recognition related to the capitalization of certain inventory supplies to be on a consistent basis across all business lines, $4 million of lower start-up and shut down costs associated with our consolidation and globalization of our supply chain and higher product sales pricing of $3 million. Our duty refunds were higher in 2008 primarily due to the final passage of the Dominican Republic-Central America-United States Free Trade Agreement in Costa Rica as a result of which we can, on a one-time basis, recover duties paid since January 1, 2004 totaling approximately $15 million. The lower excess and obsolete inventory costs in 2008 are attributable to both our continuous evaluation of inventory levels and simplification of our product category offerings since the spin off. We realized the benefits of driving down obsolete inventory levels through aggressive management and promotions and realized the benefits from decreases in style counts ranging from 7% to 30% in our various product category offerings. The quality of our inventory remained good with obsolete inventory down 23% from last year. The favorable foreign currency exchange rate impact in our International segment was primarily due to the strengthening of the Japanese yen, Euro and Brazilian real.

Selling, general and administrative expenses

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Selling, general and administrative expenses	$1,009,607	$1,040,754	$(31,147)	(3.0%	)

Our selling, general and administrative expenses were $31 million lower in 2008 compared to 2007. Our cost reduction efforts resulted in lower expenses in 2008 compared to 2007 related to savings of $21 million from our prior restructuring actions for compensation and related benefits, lower consulting expenses related to various areas of $5 million, lower non-media related MAP expenses of $3 million, lower accelerated depreciation of $3 million, lower postretirement healthcare and life insurance expense of $2 million and lower stock compensation expense of $2 million.

Our media related MAP expenses were $11 million lower in 2008 as compared to 2007. While our spending for media related MAP was down in 2008, it was the second highest spending level in our history. We supported our key brands with targeted, effective advertising and marketing campaigns such as the launch of Hanes No Ride Up Panties and marketing initiatives for Champion and Playtex in the first half of 2008 and significantly lowered our overall spending during the second half of 2008. In contrast, in 2007, our media related MAP spending was spread across multiple product categories and brands. MAP expenses may vary from period to period during a fiscal year depending on the timing of our advertising campaigns for retail selling seasons and product introductions.

In addition, spin off and related charges of $3 million recognized in 2007 did not recur in 2008. Our pension income of $12 million was higher by $9 million, which included an adjustment that reduced pension expense in 2007 related to the final separation of our pension assets and liabilities from those of Sara Lee.

We experienced higher bad debt expense of $7 million primarily related to the Mervyn’s bankruptcy, higher computer software amortization costs of $5 million, higher technology consulting and related expenses of $4 million and higher distribution expenses of $4 million in 2008 compared to 2007. The higher technology consulting and computer software amortization costs are related to our efforts to integrate our information technology systems across our company which involves reducing the number of information technology platforms serving our business functions. The higher distribution expenses in 2008 compared to 2007 were primarily related to higher volumes in our international business, higher postage and freight costs and higher rework expenses in our distribution centers. We also incurred higher expenses of $3 million in 2008 compared to 2007 as a result of opening 10 retail stores over the last 12 months. In addition, we incurred $7 million in amortization of gain on curtailment of postretirement benefits in 2007 which did not recur in 2008.

Gain on curtailment of postretirement benefits

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Gain on curtailment of postretirement benefits	$–	$(32,144)	$(32,144)	NM

In December 2006, we notified retirees and employees of the phase out of premium subsidies for early retiree medical coverage and move to an access-only plan for early retirees by the end of 2007. In December 2007, in connection with the termination of the postretirement medical plan, we recognized a final gain on curtailment of plan benefits of $32 million. Concurrently with the termination of the existing plan, we established a new access only plan that is fully paid by the participants.

Restructuring

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Restructuring	$50,263	$43,731	$6,532	14.9%

During 2008, we approved actions to close 11 manufacturing facilities and three distribution centers and eliminate approximately 6,800 positions in Mexico, the United States, Costa Rica, Honduras and El Salvador. The production capacity represented by the manufacturing facilities has been relocated to lower cost locations in Asia, Central America and the Caribbean Basin. The distribution capacity has been relocated to our West Coast distribution facility in California in order to expand capacity for goods we source from Asia. In addition, approximately 200 management and administrative positions were eliminated, with the majority of these positions based in the United States. We recorded a charge of $34 million related to employee termination and other benefits recognized in accordance with benefit plans previously communicated to the affected employee group, fixed asset impairment charges of $9 million and charges related to exiting supply contracts of $11 million, which was partially offset by $4 million of favorable settlements of contract obligations for lower amounts than previously estimated.

In 2008, we recorded $19 million in one-time write-offs of stranded raw materials and work in process inventory determined not to be salvageable or cost-effective to relocate related to the closure of manufacturing facilities in the “Cost of sales” line. In addition, in connection with our consolidation and globalization strategy, in 2008 and 2007, we recognized non-cash charges of $24 million and $37 million, respectively, in the “Cost of sales” line and a non-cash charge of $3 million in the “Selling, general and administrative expenses” line in 2007 related to accelerated depreciation of buildings and equipment for facilities that have been closed or will be closed.

These actions, which are a continuation of our consolidation and globalization strategy, are expected to result in benefits of moving production to lower-cost manufacturing facilities, leveraging our large scale in high-volume products and consolidating production capacity.

During 2007, we incurred $44 million in restructuring charges which primarily related to a charge of $32 million related to employee termination and other benefits associated with plant closures approved during that period and the elimination of certain management and administrative positions, a $10 million charge for estimated lease termination costs associated with facility closures and a $2 million impairment charge associated with facility closures.

Operating profit

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Operating profit	$317,480	$388,569	$(71,089)	(18.3%	)

Operating profit was lower in 2008 compared to 2007 as a result of lower gross profit of $64 million, a $32 million gain on curtailment of postretirement benefits recognized in 2007 which did not recur in 2008 and higher restructuring and related charges for facility closures of $7 million partially offset by lower selling, general and administrative expenses of $31 million. The lower gross profit was primarily the result of lower sales volume, unfavorable product sales mix and increases in manufacturing input costs for cotton and energy and other oil related costs, all of which exceeded our savings from executing our consolidation and globalization strategy during 2008. The total impact of the 53rd week in 2008, which is included in the amounts above, was a $6 million increase in operating profit.

Other (income) expense

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Other (income) expense	$(634)	$5,235	$(5,869)	(112.1%	)

During 2008, we recognized a gain of $2 million related to the repurchase of $6 million of our Floating Rate Senior Notes for $4 million. This gain was partially offset by a $1 million loss on early extinguishment of debt related to unamortized debt issuance costs on the Senior Secured

Credit Facilities for the prepayment of $125 million of principal in December 2008. During 2007, we recognized losses on early extinguishment of debt related to unamortized debt issuance costs on the Senior Secured Credit Facilities for prepayments of $428 million of principal in 2007, including a prepayment of $250 million that was made in connection with funding from the Accounts Receivable Securitization Facility we entered into in November 2007.

Interest expense, net

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Interest expense, net	$155,077	$199,208	$(44,131)	(22.2%	)

Interest expense, net was lower by $44 million in 2008 compared to 2007. The lower interest expense is primarily attributable to a lower weighted average interest rate, $32 million of which resulted from a lower LIBOR and $4 million of which resulted from reduced interest rates achieved through changes in our financing structure such as the February 2007 amendment to our Senior Secured Credit Facilities and the Accounts Receivable Securitization Facility that we entered into in November 2007. In addition, interest expense was reduced by $8 million as a result of our net prepayments of long-term debt during 2007 and 2008 of $303 million. Our weighted average interest rate on our outstanding debt was 6.09% during 2008 compared to 7.74% in 2007.

At January 3, 2009, we had outstanding interest rate hedging arrangements whereby we have capped the interest rate on $400 million of our floating rate debt at 3.50% and had fixed the interest rate on $1.4 billion of our floating rate debt at 4.16%. Approximately 82% of our total debt outstanding at January 3, 2009 was at a fixed or capped LIBOR rate.

Income tax expense

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Income tax expense	$35,868	$57,999	$(22,131)	(38.2%	)

Our annual effective income tax rate was 22.0% in 2008 compared to 31.5% in 2007. The lower income tax expense is attributable primarily to lower pre-tax income and a lower effective income tax rate. The lower effective income tax rate is primarily due to higher unremitted earnings from foreign subsidiaries in 2008 taxed at rates less than the U.S. statutory rate. Our annual effective tax rate reflects our strategic initiative to make substantial capital investments outside the United States in our global supply chain in 2008.

Net income

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Net income	$127,169	$126,127	$1,042	0.8%

Net income for 2008 was higher than 2007 primarily due to lower interest expense, lower selling, general and administrative expenses and a lower effective income tax rate offset by lower gross profit resulting from lower sales volume and higher manufacturing input costs, a gain on curtailment of postretirement benefits recognized in 2007 which did not recur in 2008 and higher restructuring charges. The total impact of the 53rd week in 2008 was a $3 million increase in net income.

Operating results by business segment—year ended January 3, 2009 (“2008”) compared with year ended December 29, 2007 (“2007”)

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Net sales:
Innerwear	$2,402,831	$2,556,906	$(154,075)	(6.0% )
Outerwear	1,180,747	1,221,845	(41,098)	(3.4)
Hosiery	227,924	266,198	(38,274)	(14.4)
International	460,085	421,898	38,187	9.1
Other	21,724	56,920	(35,196)	(61.8)

Total segment net sales	4,293,311	4,523,767	(230,456)	(5.1)
Intersegment	(44,541)	(49,230)	(4,689)	(9.5)

Total net sales	$4,248,770	$4,474,537	$(225,767)	(5.0)
Segment operating profit (loss):
Innerwear	$277,486	$305,959	$(28,473)	(9.3)
Outerwear	68,769	71,364	(2,595)	(3.6)
Hosiery	71,596	76,917	(5,321)	(6.9)
International	57,070	53,147	3,923	7.4
Other	(472)	(1,361)	889	65.3

Total segment operating profit	474,449	506,026	(31,577)	(6.2)
Items not included in segment operating profit:
General corporate expenses	(52,143)	(60,213)	(8,070)	(13.4)
Amortization of trademarks and other intangibles	(12,019)	(6,205)	5,814	93.7
Gain on curtailment of postretirement benefits	–	32,144	(32,144)	NM
Restructuring	(50,263)	(43,731)	6,532	14.9
Inventory write-off included in cost of sales	(18,696)	–	18,696	NM
Accelerated depreciation included in cost of sales	(23,862)	(36,912)	(13,050)	(35.4)
Accelerated depreciation included in selling, general and administrative expenses	14	(2,540)	(2,554)	(100.6)

Total operating profit	317,480	388,569	(71,089)	(18.3)
Other income (expense)	634	(5,235)	5,869	112.1
Interest expense, net	(155,077)	(199,208)	(44,131)	(22.2)

Income before income tax expense	$163,037	$184,126	$(21,089)	(11.5% )

Innerwear

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Net sales	$2,402,831	$2,556,906	$(154,075)	(6.0%	)
Segment operating profit	277,486	305,959	(28,473)	(9.3)

Overall net sales in the Innerwear segment were lower by $154 million or 6% in 2008 compared to 2007. The difficult economic and retail environment significantly impacted consumers’ discretionary spending which resulted in lower sales in our intimate apparel, socks, thermals and sleepwear product categories. Total intimate apparel net sales were $102 million lower in 2008 compared to 2007. We experienced lower intimate apparel sales in our smaller brands (barely there, Just My Size and Wonderbra) of $49 million, our Hanes brand of $42 million and our private label brands of $10 million which we believe was primarily attributable to weaker sales at retail. In 2008 compared to 2007, our Playtex brand intimate apparel net sales were higher by $10 million and our Bali brand intimate apparel net sales were lower by $11 million. The growth in our Playtex brand sales was supported by successful marketing initiatives in the first half of 2008. Net sales in our male underwear product category were $8 million lower, which includes the impact of exiting a license arrangement for a boys’ character underwear program in early 2008 that lowered sales by $15 million. The lower net sales in our socks product category reflects a decline in kids’ and men’s Hanes brand net sales of $19 million and Champion brand net sales of $11 million primarily related to the loss of a men’s program for one of our customers. In addition, net sales of thermals and sleepwear product categories were lower in 2008 compared to 2007 by $10 million and $4 million, respectively. The total impact of the 53rd week in 2008, which is included in the amounts above, was a $34 million increase in sales for the Innerwear segment.

As a percent of segment net sales, gross profit percentage in the Innerwear segment was 36.9% in 2008 compared to 36.8% in 2007. While the gross profit percentage was higher, gross profit dollars were lower due to lower sales volume of $67 million, unfavorable product sales mix of $28 million, higher cotton costs of $12 million, higher production costs of $10 million related to higher energy and oil related costs including freight costs, other vendor price increases of $7 million and lower product sales pricing of $4 million. These higher costs were offset by savings from our cost reduction initiatives and prior restructuring actions of $27 million, lower sales incentives of $21 million, $11 million of lower duty costs primarily related to higher refunds and $8 million of favorable one-time out of period cost recognition related to the capitalization of certain inventory supplies to be on a consistent basis across all business lines. In addition, we incurred lower on-going excess and obsolete inventory costs of $8 million arising from realizing the benefits of driving down obsolete inventory levels through aggressive management and promotions and simplifying our product category offerings which reduced our style counts ranging from 7% to 30% in our various product category offerings.

The lower Innerwear segment operating profit in 2008 compared to 2007 is primarily attributable to lower gross profit and higher bad debt expense of $4 million primarily related to the Mervyn’s bankruptcy. We also incurred higher expenses of $3 million in 2008 compared to 2007 as a result of opening 10 retail stores over the last 12 months. These higher costs were partially offset by savings of $15 million from prior restructuring actions primarily for compensation and related benefits, lower media related MAP expenses of $8 million and lower non-media related

MAP expenses of $7 million. A significant portion of the selling, general and administrative expenses in each segment is an allocation of our consolidated selling, general and administrative expenses, however certain expenses that are specifically identifiable to a segment are charged directly to each segment. The allocation methodology for the consolidated selling, general and administrative expenses for 2008 is consistent with 2007. Our consolidated selling, general and administrative expenses before segment allocations was $31 million lower in 2008 compared to 2007.

Outerwear

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Net sales	$1,180,747	$1,221,845	$(41,098)	(3.4%	)
Segment operating profit	68,769	71,364	(2,595)	(3.6)

Net sales in the Outerwear segment were lower by $41 million or 3% in 2008 compared to 2007, primarily as a result of higher net sales of Champion brand activewear of $34 million offset by lower net sales of retail casualwear of $55 million and lower net sales through our embellishment channel of $24 million, primarily in promotional t-shirts and sportshirts. Our Champion brand sales continued to benefit from our investment in the brand through our marketing initiatives. Our “How You Play” marketing campaign has received a very positive response from consumers. The lower retail casualwear net sales of $55 million reflect a $6 million impact related to the loss of seasonal programs continuing into the first half of 2009. We expect the impact on 2009 net sales of losing these programs, which consist of recurring seasonal programs that were renewed in prior years but were not renewed for 2009, to occur primarily in the first half of 2009; losses may be offset by any new seasonal programs we may add. The total impact of the 53rd week in 2008, which is included in the amounts above, was a $14 million increase in sales for the Outerwear segment.

As a percent of segment net sales, gross profit percentage in the Outerwear segment was 22.1% in 2008 compared to 21.6% in 2007. While the gross profit percentage was higher, gross profit dollars were lower due to higher cotton costs of $18 million, higher production costs of $10 million related to higher energy and oil related costs including freight costs, lower sales volume of $9 million, higher sales incentives of $8 million and other vendor price increases of $3 million. These higher costs were partially offset by lower other manufacturing overhead costs of $23 million, savings of $11 million from our cost reduction initiatives and prior restructuring actions, higher product sales pricing of $7 million, lower on-going excess and obsolete inventory costs of $2 million and favorable product sales mix of $2 million.

The lower Outerwear segment operating profit in 2008 compared to 2007 is primarily attributable to lower gross profit, higher distribution expenses of $5 million, higher technology consulting and related expenses of $3 million, higher non-media related MAP expenses of $3 million and higher bad debt expense of $2 million primarily related to the Mervyn’s bankruptcy. These higher costs were partially offset by savings of $6 million from our cost reduction initiatives and prior restructuring actions and lower media-related MAP expenses of $5 million. A significant portion of the selling, general and administrative expenses in each segment is an allocation of our consolidated selling, general and administrative expenses, however certain expenses that are specifically identifiable to a segment are charged directly to each segment. The allocation methodology for the consolidated selling, general and administrative expenses for 2008 is consistent with 2007. Our consolidated selling, general and administrative expenses before segment allocations was $31 million lower in 2008 compared to 2007.

Hosiery

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Net sales	$227,924	$266,198	$(38,274)	(14.4%	)
Segment operating profit	71,596	76,917	(5,321)	(6.9)

Net sales in the Hosiery segment declined by $38 million or 14%, which was substantially more than the long-term trend primarily due to lower sales of the Hanes brand to national chains and department stores and the L’eggs brand to mass retailers and food and drug stores. In addition, we experienced lower sales of $4 million related the Donna Karan and DKNY license agreement and lower sales of our Just My Size brand of $3 million. We expect the trend of declining hosiery sales to continue consistent with the overall decline in the industry and with shifts in consumer preferences. Generally, we manage the Hosiery segment for cash, placing an emphasis on reducing our cost structure and managing cash efficiently. The total impact of the 53rd week in 2008, which is included in the amounts above, was a $4 million increase in sales for the Hosiery segment.

As a percent of segment net sales, gross profit percentage was 47.1% in 2008 compared to 47.2% in 2007. The lower gross profit percentage for 2008 compared to 2007 is the result of unfavorable product sales mix of $17 million and lower sales volume of $10 million, offset by savings of $4 million from our cost reduction initiatives and prior restructuring actions, lower sales incentives of $4 million and lower other manufacturing overhead costs of $2 million.

The lower Hosiery segment operating profit in 2008 compared to 2007 is primarily attributable to lower gross profit partially offset by lower distribution expenses of $5 million, savings of $2 million from our cost reduction initiatives and prior restructuring actions, lower non-media related MAP expenses of $2 million and lower spending of $3 million in numerous areas. A significant portion of the selling, general and administrative expenses in each segment is an allocation of our consolidated selling, general and administrative expenses, however certain expenses that are specifically identifiable to a segment are charged directly to each segment. The allocation methodology for the consolidated selling, general and administrative expenses for 2008 is consistent with 2007. Our consolidated selling, general and administrative expenses before segment allocations was $31 million lower in 2008 compared to 2007.

International

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Net sales	$460,085	$421,898	$38,187	9.1%
Segment operating profit	57,070	53,147	3,923	7.4

Overall net sales in the International segment were higher by $38 million or 9% in 2008 compared to 2007. During 2008, we experienced higher net sales, in each case including the impact of foreign currency and the 53rd week, in Europe of $20 million, Asia of $18 million and Canada of $2 million. The growth in our European casualwear business was driven by the strength of the Stedman brand that is sold in the embellishment channel. Higher sales in our Champion brand casualwear business in Asia and our Champion and Hanes brands male underwear business in Canada also contributed to the sales growth. Changes in foreign currency exchange rates had a favorable impact on net sales of $22 million in 2008 compared to 2007. The favorable impact was primarily due to the strengthening of the Japanese yen, Euro and Brazilian real. The total impact of the 53rd week in 2008 was a $2 million increase in sales for the International segment.

As a percent of segment net sales, gross profit percentage was 40.8% in 2008 compared to 2007 at 41.3%. While the gross profit percentage was lower, gross profit dollars were higher for 2008 compared to 2007 as a result of a favorable impact related to foreign currency exchange rates of $9 million, favorable product sales mix of $7 million and lower on-going excess and obsolete inventory costs of $3 million partially offset by higher sales incentives of $6 million.

The higher International segment operating profit in 2008 compared to 2007 is primarily attributable to the higher gross profit partially offset by higher distribution expenses of $3 million, higher media-related MAP expenses of $2 million and higher non-media related MAP expenses of $2 million. Changes in foreign currency exchange rates, which are included in the impact on gross profit above, had a favorable impact on segment operating profit of $4 million in 2008 compared to 2007.

Other

	Years ended
	January 3,	December 29,	Higher	Percent
(dollars in thousands)	2009	2007	(lower)	change

Net sales	$21,724	$56,920	$(35,196)	(61.8%	)
Segment operating profit	(472)	(1,361)	889	65.3

The decline in net sales in our Other segment is primarily due to the continued vertical integration of a yarn and fabric operation acquisition from 2006 with less focus on sales of nonfinished fabric and yarn to third parties. We expect this decline to continue and sales for this segment to ultimately become insignificant to us as we complete the implementation of our consolidation and globalization efforts. Net sales in this segment are generated for the purpose of maintaining asset utilization at certain manufacturing facilities and generating break even margins.

General corporate expenses

General corporate expenses were lower in 2008 compared to 2007 primarily due to $11 million of higher foreign exchange transaction gains, $6 million of higher gains on sales of assets, $3 million of lower start-up and shut-down costs associated with our consolidation and globalization of our supply chain and $3 million of spin off and related charges recognized in 2007 which did not recur in 2008. These lower expenses were partially offset by $7 million in amortization of gain on curtailment of postretirement benefits in 2007 which did not recur in

2008, $7 million in losses from foreign currency derivatives and a $3 million adjustment that reduced pension expense in 2007 related to the final separation of our pension assets and liabilities from those of Sara Lee.

Liquidity and capital resources

Trends and uncertainties affecting liquidity

Our primary sources of liquidity are cash generated by operations and availability under our Revolving Loan Facility and our international loan facilities. At October 3, 2009, we had $474 million of borrowing availability under our $500 million Revolving Loan Facility (after taking into account outstanding letters of credit), $39 million in cash and cash equivalents and $71 million of borrowing availability under our international loan facilities. As of October 3, 2009, after giving effect to the Transactions and the application of the estimated net proceeds therefrom as set forth under “Use of proceeds,” we would have had total consolidated indebtedness of $2,087.7 million, consisting of $845.0 million of secured indebtedness outstanding under the New Senior Secured Credit Facilities, $500.0 million of the notes offered hereby, $493.7 million of the Floating Rate Senior Notes and $249.0 million outstanding under our Accounts Receivable Securitization Facility. We currently believe that our existing cash balances and cash generated by operations, together with our available credit capacity, will enable us to comply with the terms of our indebtedness and meet foreseeable liquidity requirements.

The following has or is expected to impact liquidity:

•	we have principal and interest obligations under our long-term debt;

•	we expect to continue to invest in efforts to improve operating efficiencies and lower costs;

•	we expect to continue to add new lower-cost manufacturing capacity in Asia, Central America and the Caribbean Basin;

•	we could increase or decrease the portion of the income of our foreign subsidiaries that is expected to be remitted to the United States, which could significantly impact our effective income tax rate; and

•	our Board of Directors has authorized the repurchase of up to 10 million shares of our stock in the open market over the next few years (2.8 million of which we have repurchased as of October 3, 2009 at a cost of $75 million), although we may choose not to repurchase any stock and instead focus on the repayment of our debt in the next 12 months in light of the current economic recession.

We have restructured our supply chain over the past three years to create more efficient production clusters that utilize fewer, larger facilities and to balance our production capability between the Western Hemisphere and Asia. With our global supply chain restructured, we are now focused on optimizing our supply chain to further enhance efficiency, improve working capital and asset turns and reduce costs. We are focused on optimizing the working capital needs of our supply chain through several initiatives, such as supplier-managed inventory for raw materials and sourced goods ownership relationships.

We are operating in an uncertain and volatile economic environment, which could have unanticipated adverse effects on our business. The retail environment has been impacted by recent volatility in the financial markets, including stock prices, and by uncertain economic conditions. Increases in food and fuel prices, changes in the credit and housing markets leading to the current financial and credit crisis, actual and potential job losses among many sectors of the economy, significant declines in the stock market resulting in large losses to consumer retirement and investment accounts, and uncertainty regarding future federal tax and economic policies have all added to declines in consumer confidence and curtailed retail spending.

In the third quarter of 2009, we have not seen a sustained consistent rebound in consumer spending but rather mixed results. We expect the weak retail environment to continue and do not expect macroeconomic conditions to be conducive to growth in 2009. We also expect substantial pressure on profitability due to the economic climate, increased pension costs and increased costs associated with implementing our price increase which became effective in February 2009, including repackaging costs. Our results in the first nine months of 2009 were impacted by higher costs for cotton and oil-related materials incurred in 2008, however we started to benefit in the second quarter of 2009 from lower cotton costs and in the third quarter of 2009 from lower oil-related material costs and other manufacturing costs. In addition, hosiery products continue to be more adversely impacted than other apparel categories by reduced consumer discretionary spending, which contributes to weaker sales and lowering of inventory levels by retailers. The Hosiery segment comprised only 5% of our net sales in the first nine months of 2009; therefore the decline in the Hosiery segment has not had a significant impact on our net sales or cash flows. Generally, we manage the Hosiery segment for cash, placing an emphasis on reducing our cost structure and managing cash efficiently.

We expect to be able to manage our working capital levels and capital expenditure amounts to maintain sufficient levels of liquidity. Factors that could help us in these efforts include the domestic gross price increase of 4% which became effective in February 2009, lower commodity costs in the remainder of 2009, the ability to execute previously discussed discretionary spending cuts and the realization of additional cost benefits from previous restructuring and related actions. Depending on conditions in the capital markets and other factors, we will from time to time consider other financing transactions, the proceeds of which could be used to refinance current indebtedness or for other purposes. We continue to monitor the impact, if any, of the current conditions in the credit markets on our operations. Our access to financing at reasonable interest rates could become influenced by the economic and credit market environment.

Cash requirements for our business

We rely on our cash flows generated from operations and the borrowing capacity under our Revolving Loan Facility and international loan facilities to meet the cash requirements of our business. The primary cash requirements of our business are payments to vendors in the normal course of business, restructuring costs, capital expenditures, maturities of debt and related interest payments, contributions to our pension plans and repurchases of our stock. We believe we have sufficient cash and available borrowings for our liquidity needs. In light of the current economic environment and our outlook for 2009, we expect to use excess cash flows to pay down long-term debt of approximately $300 million rather than to repurchase our stock or make discretionary contributions to our pension plans. In September 2009, we made a prepayment of $140 million of principal on the Senior Secured Credit Facilities.

The implementation of our consolidation and globalization strategy, which is designed to improve operating efficiencies and lower costs, has resulted and is likely to continue to result in significant costs in the short-term and generate savings in future years. As further plans are developed and approved, we expect to recognize additional restructuring costs as we eliminate duplicative functions within the organization and transition a significant portion of our manufacturing capacity to lower-cost locations. We expect that restructuring charges related to our consolidation and globalization strategy will be completed by the end of 2009. During the nine months of 2009 we recognized $53 million in restructuring and related charges for our restructuring actions.

Capital spending has varied significantly from year to year as we have executed our supply chain consolidation and globalization strategy and completed the integration and consolidation of our technology systems. We spent $100 million on gross capital expenditures during the nine months of 2009 which represents approximately 80% of planned expenditures for the full year in 2009. We will place emphasis in the near term on careful management of our capital expenditures for the rest of 2009 as we complete our supply chain consolidation and globalization strategy. During 2010, we expect our annual gross capital spending to be relatively comparable to our annual depreciation and amortization expense.

Pension plans

Since the spin off, we have voluntarily contributed $98 million to our pension plans as of January 3, 2009. Additionally, during 2007 we completed the separation of our pension plan assets and liabilities from those of Sara Lee in accordance with governmental regulations, which resulted in a higher total amount of pension plan assets of approximately $74 million being transferred to us than originally was estimated prior to the spin off. Prior to spin off, the fair value of plan assets included in the annual valuations represented a best estimate based upon a percentage allocation of total assets of the Sara Lee trust.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months. As a result of this disruption in the domestic and international equity and bond markets, our pension plans had a decrease in asset values of approximately 32% during the year ended January 3, 2009.

In March 2009, the IRS published guidance regarding pension funding requirements for 2009, which allowed for the selection of a monthly discount rate from any month within a five-month lookback period prior to the pension plan year-end as compared to the use of the December 2008 monthly discount rate in the valuation of liabilities. Applying the October 2008 monthly discount rate in accordance with this new IRS guidance, the funded status of our U.S. qualified pension plans as of January 3, 2009, the date as of which pension contributions are determined for 2009, was 86% rather than 75% as calculated under the previous guidance and previously reported. In connection with closing a manufacturing facility in early 2009, we, as required, notified the Pension Benefit Guaranty Corporation (the “PBGC”) of the closing and requested a liability determination under section 4062(e) of the Employee Retirement Income Security Act of 1974 with respect to the National Textiles, L.L.C. Pension Plan. In September 2009, we entered an agreement with the PBGC under which we contributed $7 million to the plan in September 2009 and agreed to contribute an additional $7 million to the plan by September 2010. In addition, in September 2009 we made a voluntary contribution of $2 million to the plan to maintain a funding level sufficient to avoid certain benefit payment restrictions under the Pension Protection Act. We do not expect to make any more contributions to our plan in 2009.

Share repurchase program

On February 1, 2007, we announced that our Board of Directors granted authority for the repurchase of up to 10 million shares of our common stock. Share repurchases are made periodically in open-market transactions, and are subject to market conditions, legal requirements and other factors. Additionally, management has been granted authority to establish a trading plan under Rule 10b5-1 of the Exchange Act in connection with share repurchases, which will allow us to repurchase shares in the open market during periods in which the stock trading window is otherwise closed for our company and certain of our officers and employees pursuant to our insider trading policy. During 2008, we purchased 1.2 million shares of our common stock at a cost of $30 million (average price of $24.71). Since inception of the program, we have purchased 2.8 million shares of our common stock at a cost of $75 million (average price of $26.33). The primary objective of our share repurchase program is to reduce the impact of dilution caused by the exercise of options and vesting of stock unit awards. In light of the current economic recession, we may choose not to repurchase any stock and focus more on the repayment of our debt in the next twelve months.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements within the meaning of Item 303(a)(4) of SEC Regulation S-K.

Future contractual obligations and commitments

The following table contains information on our contractual obligations and commitments as of January 3, 2009, and their expected timing on future cash flows and liquidity, in each case, without giving effect to the Transactions.

		Payments due by period
	At January 3,	Less than
(in thousands)	2009	1 year	1-3 years	3-5 years	Thereafter

Long-term debt	$2,176,547	$45,640	$276,602	$910,625	$943,680
Notes payable	61,734	61,734	–	–	–
Interest on debt obligations(1)	575,778	121,479	224,966	200,063	29,270
Operating lease obligations	226,633	43,488	71,840	41,639	69,666
Purchase obligations(2)	626,919	507,373	41,149	27,076	51,321
Other long-term obligations(3)	76,856	29,460	19,712	14,334	13,350

Total	$3,744,467	$809,174	$634,269	$1,193,737	$1,107,287

(1)	Interest obligations on floating rate debt instruments are calculated for future periods using interest rates in effect at January 3, 2009.

(2)	“Purchase obligations,” as disclosed in the table, are obligations to purchase goods and services in the ordinary course of business for production and inventory needs (such as raw materials, supplies, packaging, and manufacturing arrangements), capital expenditures, marketing services, royalty-bearing license agreement payments and other professional services. This table only includes purchase obligations for which we have agreed upon a fixed or minimum quantity to purchase, a fixed, minimum or variable pricing arrangement, and an approximate delivery date. Actual cash expenditures relating to these obligations may vary from the amounts shown in the table above. We enter into purchase obligations when terms or conditions are favorable or when a long-term commitment is necessary. Many of these arrangements are cancelable after a notice period without a significant penalty. This table omits purchase obligations that did not exist as of January 3, 2009, as well as obligations for accounts payable and accrued liabilities recorded on the Consolidated Balance Sheet at January 3, 2009.

(3)	Represents the projected payment for long-term liabilities recorded on the Consolidated Balance Sheet at January 3, 2009 for deferred compensation, severance, certain employee benefit claims, capital leases and unrecognized tax benefits.

Sources and uses of our cash

The information presented below regarding the sources and uses of our cash flows for the nine months ended October 3, 2009 and September 27, 2008 and for the years ended January 3, 2009 and December 29, 2007 was derived from our financial statements.

	Nine months ended		Years ended
	October 3,	September 27,	January 3,	December 29,
(dollars in thousands)	2009	2008	2009	2007

Operating activities	$210,807	$(18,621)	$177,397	$359,040
Investing activities	(83,885)	(109,644)	(177,248)	(101,085)
Financing activities	(155,935)	40,776	(104,738)	(243,379)
Effect of changes in foreign currency exchange rates on cash	288	(535)	(2,305)	3,687

Increase (decrease) in cash and cash equivalents	$(28,725)	$(88,024)	$(106,894)	$18,263
Cash and cash equivalents at beginning of year	67,342	174,236	174,236	155,973

Cash and cash equivalents at end of period	$38,617	$86,212	$67,342	$174,236

Operating activities

Net cash provided by operating activities was $211 million in the nine months of 2009 compared to net cash used in operating activities of $19 million in the nine months of 2008. The net increase in cash from operating activities of $230 million for the nine months of 2009 compared to the nine months of 2008 is primarily attributable to significantly lower uses of our working capital of $272 million, partially offset by lower net income of $57 million.

Net inventory decreased $159 million from January 3, 2009 primarily due to decreases in levels as we complete the execution of our supply chain consolidation and globalization strategy, lower input costs such as cotton, oil and freight and lower excess and obsolete inventory levels. We continually monitor our inventory levels to best balance current supply and demand with potential future demand that typically surges when consumers no longer postpone purchases in our product categories. The lower excess and obsolete inventory levels are attributable to both our continuous evaluation of inventory levels and simplification of our product category offerings. We realized these benefits by driving down obsolete inventory levels through aggressive management and promotions.

Accounts receivable increased $129 million from January 3, 2009 primarily due to higher sales in the third quarter of 2009 compared to the fourth quarter of 2008 and a longer collection cycle reflecting a more challenging retail environment.

With our global supply chain restructured, we are now focused on optimizing our supply chain to further enhance efficiency, improve working capital and asset turns and reduce costs. We are focused on optimizing the working capital needs of our supply chain through several initiatives, such as supplier-managed inventory for raw materials and sourced goods ownership relationships. In September 2009, we announced that we will cease making our own yarn and that we will source all of our yarn requirements from large-scale yarn suppliers. We entered into an agreement with Parkdale America under which we agreed to sell or lease assets related to operations at our four yarn manufacturing facilities to Parkdale America. We also entered into a yarn purchase agreement with Parkdale. Under this agreement, which has an initial term of six years, Parkdale will produce and sell to us a substantial amount of our Western Hemisphere yarn requirements. Exiting yarn production and entering into a supply agreement is expected to generate a $100 million of working capital improvements from reduced raw material requirements, reduced inventory, and sale proceeds. During the first two years of the term, Parkdale will also produce and sell to us a substantial amount of the yarn requirements of our Nanjing, China textile facility.

Net cash provided by operating activities was $177 million in 2008 compared to $359 million in 2007. The net change in cash from operating activities of $182 million for 2008 compared to 2007 is attributable to the higher uses of our working capital, primarily driven by changes in inventory. Inventory grew $183 million from December 29, 2007 primarily due to increases in levels needed to service our business as we continued to execute our consolidation and globalization strategy which had an impact of approximately $112 million. In addition, cost increases for inputs such as cotton, oil and freight were approximately $53 million and other factors such as reserves had an impact of approximately $18 million. We continually monitor our inventory levels to best balance current supply and demand with potential future demand that typically surges when consumers no longer postpone purchases in our product categories. Accounts receivable was lower in 2008 compared to 2007 primarily as a result of lower sales volume in the fourth quarter of 2008.

Investing activities

Net cash used in investing activities was $84 million in the nine months of 2009 compared to $110 million in the nine months of 2008. The lower net cash used in investing activities of $26 million for the nine months of 2009 compared to the nine months of 2008 was primarily the result of lower net spending on capital expenditures in the nine months of 2009 compared to the nine months of 2008 and an acquisition of a sewing operation in Thailand for $10 million in the nine months of 2008. During the nine months of 2009, gross capital expenditures were $100 million as we continued to build out our textile and sewing network in Asia, Central America and the Caribbean Basin and approximated 80% of our planned spending for all of 2009.

Net cash used in investing activities was $177 million in 2008 compared to $101 million in 2007. The higher net cash used in investing activities of $76 million for 2008 compared to 2007 was primarily the result of higher capital expenditures. During 2008 gross capital expenditures were $187 million as we continued to build out our textile and sewing network in Asia, Central America and the Caribbean Basin and invest in our technology strategic initiatives which were offset by cash proceeds from sales of assets of $25 million, primarily from dispositions of plant and equipment associated with our restructuring initiatives. In addition, we acquired a sewing operation in Thailand and an embroidery operation in Honduras for an aggregate cost of $15 million during 2008.

Financing activities

Net cash used in financing activities was $156 million in the nine months of 2009 compared to cash provided by financing activities of $41 million in the nine months of 2008. The lower net cash from financing activities of $197 million for the nine months of 2009 compared to the nine months of 2008 was primarily the result of the prepayment of $140 million of principal in September 2009 and payments of $22 million for debt amendment fees associated with the amendments of the Senior Secured Credit Facilities and the Accounts Receivable Securitization Facility in 2009. Lower net borrowings on notes payable of $51 million partially offset by higher net borrowings of $6 million on the Accounts Receivable Securitization Facility also contributed to the higher net cash used in financing activities in the nine months of 2009 compared to the nine months of 2008. In addition, we received $18 million in cash from Sara Lee in the nine months of 2008 which was offset by stock repurchases of $30 million in the nine months of 2008.

Net cash used in financing activities was $105 million in 2008 compared to $243 million in 2007. The lower net cash used in financing activities of $138 million for 2008 compared to 2007 was primarily the result of lower repayments of $303 million under the Senior Secured Credit Facilities, higher net borrowings on notes payable of $65 million, the receipt from Sara Lee of $18 million in cash in 2008 and lower stock repurchases of $14 million, partially offset by borrowings of $250 million of principal under the Accounts Receivable Securitization Facility in 2007, repayments of $7 million under the Accounts Receivable Securitization Facility in 2008 and cash paid to repurchase $4 million of Floating Rate Senior Notes in 2008.

Cash and cash equivalents

As of October 3, 2009 and January 3, 2009, cash and cash equivalents were $39 million and $67 million, respectively. The lower cash and cash equivalents as of October 3, 2009 was primarily the result of cash provided by operating activities of $211 million, partially offset by net cash used in financing activities of $156 million and net cash used in investing activities of $84 million

As of January 3, 2009 and December 29, 2007, cash and cash equivalents were $67 million and $174 million, respectively. The lower cash and cash equivalents as of January 3, 2009 was primarily the result of net capital expenditures of $162 million, net principal payments on debt of $139 million, $30 million of stock repurchases, the acquisitions of a sewing operation in Thailand and an embroidery operation in Honduras for an aggregate cost of $15 million partially offset by $178 million related to other uses of working capital, $43 million of net borrowings on notes payable and the receipt from Sara Lee of $18 million in cash.

Material financing arrangements

We believe our financing structure provides a secure base to support our ongoing operations and key business strategies. Depending on conditions in the capital markets and other factors, we will from time to time consider other financing transactions, the proceeds of which could be used to refinance current indebtedness or for other purposes. We continue to monitor the impact, if any, of the current conditions in the credit markets on our operations. Our access to financing at reasonable interest rates could become influenced by the economic and credit market environment. Deterioration in the capital markets, which has caused many financial institutions to seek additional capital, merge with larger and stronger financial institutions and, in some cases, fail, has led to concerns about the stability of financial institutions. We currently hold interest rate cap and swap derivative instruments to mitigate a portion of our interest rate risk and hold foreign exchange rate derivative instruments to mitigate the potential impact of currency fluctuations. Credit risk is the exposure to nonperformance of another party to these arrangements. We mitigate credit risk by dealing with highly rated bank counterparties. We believe that our exposures are appropriately diversified across counterparties and that these counterparties are creditworthy financial institutions.

Moody’s Investors Service’s (“Moody’s”) corporate credit rating for our company is Ba3 and Standard & Poor’s Ratings Services’ (“Standard & Poor’s”) corporate credit rating for us is BB-. In November 2009, Moody’s changed our rating outlook to “stable” from “negative” and affirmed certain of our ratings, including the Ba3 corporate credit and probability of default ratings and the speculative grade liquidity rating of SGL-2. Moody’s also upgraded its ratings on some of the Senior Secured Credit Facilities and the Second Lien Credit Facility. Moody’s indicated that the outlook revision reflects the progress we have made toward deleveraging our balance sheet. In September 2009, Standard & Poor’s changed our current outlook to “negative” and placed our corporate credit rating and all issue-level ratings for us on “Creditwatch with negative implications.” Standard & Poor’s cited its concern that our operating performance and credit metrics had weakened materially through the second quarter of 2009.

In connection with the spin off, on September 5, 2006, we entered into the $2.15 billion Senior Secured Credit Facilities (which include the $500 million Revolving Loan Facility that was undrawn at the time of the spin off), the $450 million Second Lien Credit Facility and the $500 million Bridge Loan Facility. We paid $2.4 billion of the proceeds of these borrowings to Sara Lee in connection with the consummation of the spin off. The Bridge Loan Facility was paid off in full through the issuance of the $500 million of Floating Rate Senior Notes issued in December 2006. On November 27, 2007, we entered into the Accounts Receivable Securitization Facility which provides for up to $250 million in funding accounted for as a secured borrowing, limited to the availability of eligible receivables, and is secured by certain domestic trade receivables. The proceeds from the Accounts Receivable Securitization Facility were used to pay off a portion of the Senior Secured Credit Facilities.

As of October 3, 2009, we were in compliance with all covenants under our credit facilities. We continue to monitor our debt covenant compliance carefully in this difficult economic environment. We expect to maintain compliance in the fourth quarter of 2009 with all of our covenant ratios. Maintaining future compliance with our leverage ratio covenant, which was amended earlier in 2009, requires generating sufficient EBITDA and reducing debt. As previously stated, it is our goal to reduce debt by approximately $300 million by the end of fiscal year 2009.

We intend to use a portion of the net proceeds from the Transactions to refinance outstanding borrowings under the Senior Secured Credit Facilities and to repay outstanding borrowings under the Second Lien Credit Facility. We will terminate the Second Lien Credit Facility concurrently with the closing of this offering. See “Use of proceeds.”

Senior secured credit facilities

The Senior Secured Credit Facilities initially provided for aggregate borrowings of $2.15 billion, consisting of: (i) a $250.0 million Term A loan facility (the “Term A Loan Facility”); (ii) a $1.4 billion Term B loan facility (the “Term B Loan Facility”); and (iii) the $500 million Revolving Loan Facility that was undrawn as of January 3, 2009. Issuances of letters of credit reduce the amount available under the Revolving Loan Facility.

The Senior Secured Credit Facilities are guaranteed by substantially all of our existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions for certain subsidiaries.

The Term A Loan Facility matures on September 5, 2012. The Term B Loan Facility matures on September 5, 2013. The Revolving Loan Facility matures on September 5, 2011. All borrowings under the Revolving Loan Facility must be repaid in full upon maturity. Outstanding borrowings under the Senior Secured Credit Facilities are prepayable without penalty.

We intend to use a portion of the net proceeds from the Transactions to refinance outstanding borrowings under the Senior Secured Credit Facilities. We will amend and restate the Senior Secured Credit Facilities concurrently with the closing of this offering. See “Use of proceeds” and “—New senior secured credit facilities.”

Second lien credit facility

The Second Lien Credit Facility provides for aggregate borrowings of $450 million by Hanesbrands’ wholly-owned subsidiary, HBI Branded Apparel Limited, Inc. The Second Lien Credit Facility is unconditionally guaranteed by Hanesbrands and each entity guaranteeing the Senior Secured Credit Facilities, subject to the same exceptions and exclusions provided in the Senior Secured Credit Facilities. The Second Lien Credit Facility and the guarantees in respect thereof are secured on a second-priority basis (subordinate only to the Senior Secured Credit Facilities and any permitted additions thereto or refinancings thereof) by substantially all of the assets that secure the Senior Secured Credit Facilities (subject to the same exceptions).

The Second Lien Credit Facility matures on March 5, 2014, and includes premiums for prepayment of the loan prior to September 5, 2009 based on the timing of the prepayment. The Second Lien Credit Facility will not amortize and will be repaid in full on its maturity date.

We intend to use a portion of the net proceeds from the Transactions to repay outstanding borrowings under the Second Lien Credit Facility and to terminate the Second Lien Credit Facility concurrently with the closing of this offering. See “Use of proceeds.”

New senior secured credit facilities

Simultaneously with the closing of this offering, we expect to amend and restate our Senior Secured Credit Facilities to provide for the $1.15 billion New Senior Secured Credit Facilities. We intend to use a portion of the net proceeds from this offering and the New Senior Secured Credit Facilities to refinance outstanding borrowings under the Senior Secured Credit Facilities and repay the outstanding borrowings under the Second Lien Credit Facility. See “Use of proceeds.”

The New Senior Secured Credit Facilities initially provides for aggregate borrowings of $1.15 billion, consisting of: (i) a $750.0 million term loan facility (the “New Term Loan Facility”) and (ii) a $400 million revolving loan facility (the “New Revolving Loan Facility”). A portion of the New Revolving Loan Facility is available for the issuances of letters of credit and the making of swingline loans, and any such issuance of letters of credit or making of a swingline loan will reduce the amount available under the New Revolving Loan Facility. At our option, at any time after the effective date of the New Senior Secured Credit Facilities, we may add one or more term loan facilities or increase the commitments under the New Revolving Loan Facility in an aggregate amount of up to $300 million so long as certain conditions are satisfied, including, among others, that no default or event of default is in existence and that we are in pro forma compliance with the financial covenants set forth below.

The proceeds of the New Term Loan Facility will be used to refinance all of the loans outstanding under the existing Term A Loan Facility and Term B Loan Facility. The proceeds of the New Revolving Loan Facility will be used to pay fees and expenses in connection with the transaction, for general corporate purposes and working capital needs.

The New Senior Secured Credit Facilities are guaranteed by substantially all of our existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions for certain subsidiaries. We and each of the guarantors under the New Senior Secured Credit Facilities have granted the lenders under the New Senior Secured Credit Facilities a valid and perfected first priority (subject to certain customary exceptions) lien and security interest in the following:

•	the equity interests of substantially all of our direct and indirect U.S. subsidiaries and 65% of the voting securities of certain first tier foreign subsidiaries; and

•	substantially all present and future property and assets, real and personal, tangible and intangible, of Hanesbrands and each guarantor, except for certain enumerated interests, and all proceeds and products of such property and assets.

The New Term Loan Facility matures in December 2015. The New Term Loan Facility will be repaid in equal quarterly installments in an amount equal to 1% per annum, with the balance due on the maturity date. The New Revolving Loan Facility matures in December 2013. All borrowings under the New Revolving Loan Facility must be repaid in full upon maturity. Outstanding borrowings under the New Senior Secured Credit Facilities are prepayable without penalty. There are mandatory prepayments of principal in connection with (i) the incurrence of certain indebtedness, (ii) non-ordinary course asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds in any period of twelve-consecutive months, with customary reinvestment provisions, and (iii) excess cash flow, which percentage will be based upon our leverage ratio during the relevant fiscal period.

At our option, borrowings under the New Senior Secured Credit Facilities may be maintained from time to time as (a) Base Rate loans, which shall bear interest at the highest of (i) 1/2 of 1% in excess of the federal funds rate, (ii) the rate publicly announced by JPMorgan Chase Bank as its “prime rate” at its principal office in New York City and (iii) the LIBO Rate (as defined in the New Senior Secured Credit Facilities and adjusted for maximum reserves) for LIBOR-based loans with a one-month interest period plus 1.0%, in each case in effect from time to time, plus the applicable margin (which is 2.50% for the New Term Loan Facility and 3.50% for the New Revolving Loan Facility), or (b) LIBOR-based loans, which shall bear interest at the LIBO Rate, as determined by reference to the rate for deposits in dollars appearing on the Reuters Screen LIBOR01 Page for the respective interest period plus the applicable margin in effect from time to time (which is 3.50% for the New Term Loan Facility and 4.50% for the New Revolving Loan Facility).

The New Senior Secured Credit Facilities requires us to comply with customary affirmative, negative and financial covenants. The New Senior Secured Credit Facilities requires that we maintain a minimum interest coverage ratio and a maximum total debt to EBITDA (earnings before income taxes, depreciation expense and amortization), or leverage ratio. The interest coverage ratio covenant requires that the ratio of our EBITDA for the preceding four fiscal quarters to our consolidated total interest expense for such period shall not be less than a specified ratio for each fiscal quarter beginning with the fourth fiscal quarter of 2009. This ratio is 2.50 to 1 for the fourth fiscal quarter of 2009 and will increase over time until it reaches 3.25 to 1 for the third fiscal quarter of 2011 and thereafter. The leverage ratio covenant requires that the ratio of our total debt to our EBITDA for the preceding four fiscal quarters will not be more than a specified ratio for each fiscal quarter beginning with the fourth fiscal quarter of 2009. This ratio is 4.50 to 1 for the fourth fiscal quarter of 2009 and will decline over time until it reaches 3.75 to 1 for the second fiscal quarter of 2011 and thereafter. The method of calculating all of the components used in the covenants is included in the New Senior Secured Credit Facilities.

The New Senior Secured Credit Facilities contains customary events of default, including nonpayment of principal when due; nonpayment of interest after stated grace period, fees or other amounts after stated grace period; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” actual or asserted invalidity of any guarantee, security document or subordination provision or non-perfection of security interest, and a change in control (as defined in the New Senior Secured Credit Facilities).

Notes offered hereby

The indenture governing the notes offered hereby, among other restrictions, will limits our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;
•	pay dividends or make other distributions or repurchase or redeem our capital stock;
•	make loans and investments;
•	transfer or sell assets;
•	incur certain liens;
•	enter into transactions with affiliates;
•	alter the businesses we conduct;
•	enter into agreements restricting our subsidiaries’ ability to pay dividends;
•	consolidate, merge or sell all or substantially all of our assets; and
•	enter into sale and leaseback transactions.

These covenants are subject to a number of important limitations and exceptions, including a provision allowing us to make restricted payments in an amount calculated pursuant to a formula based upon 50% of our adjusted consolidated net income (as defined in the indenture) since October 1, 2006. As of October 3, 2009, after giving effect to the Transactions, we would have had approximately $391.9 million of available restricted payment capacity pursuant to that provision, in addition to the restricted payment capacity available under other exceptions. See “Description of notes—Covenants.”

In addition, most of the covenants will be suspended if both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., assign the notes an investment grade rating and no default exists with respect to the notes.

Subject to certain exceptions, the indenture governing the notes offered hereby will also permit us and our restricted subsidiaries to incur additional indebtedness, including senior indebtedness and secured indebtedness. For more details, see “Description of notes” and “Description of other indebtedness.”

Floating rate senior notes

On December 14, 2006, we issued $500 million aggregate principal amount of the Floating Rate Senior Notes. The Floating Rate Senior Notes are senior unsecured obligations that rank equal in right of payment with all of our existing and future unsubordinated indebtedness. The Floating Rate Senior Notes bear interest at an annual rate, reset semi-annually, equal to LIBOR plus 3.375%. Interest is payable on the Floating Rate Senior Notes on June 15 and December 15 of each year. The Floating Rate Senior Notes will mature on December 15, 2014. The net proceeds from the sale of the Floating Rate Senior Notes were approximately $492 million. As noted above, these proceeds, together with our working capital, were used to repay in full the $500 million outstanding under the Bridge Loan Facility. The Floating Rate Senior Notes are guaranteed by substantially all of our domestic subsidiaries.

We may redeem some or all of the Floating Rate Senior Notes at any time on or after December 15, 2008 at a redemption price equal to the principal amount of the Floating Rate Senior Notes plus a premium of 2% if redeemed during the 12-month period commencing on December 15, 2008, 1% if redeemed during the 12-month period commencing on December 15, 2009 and no premium if redeemed after December 15, 2010, as well as any accrued and unpaid interest as of the redemption date. We repurchased $6 million of the Floating Rate Senior Notes for $4 million resulting in a gain of $2 million during the year ended January 3, 2009.

Accounts receivable securitization facility

On November 27, 2007, we entered into the Accounts Receivable Securitization Facility, which provides for up to $250 million in funding accounted for as a secured borrowing, limited to the availability of eligible receivables, and is secured by certain domestic trade receivables. The Accounts Receivable Securitization Facility will terminate on November 27, 2010. Under the terms of the Accounts Receivable Securitization Facility, the company sells, on a revolving basis, certain domestic trade receivables to HBI Receivables LLC (“Receivables LLC”), a wholly-owned bankruptcy-remote subsidiary that in turn uses the trade receivables to secure the borrowings, which are funded through conduits that issue commercial paper in the short-term market and are not affiliated with us or through committed bank purchasers if the conduits fail to fund. The assets and liabilities of Receivables LLC are fully reflected on our balance sheet, and the securitization is treated as a secured borrowing for accounting purposes. The borrowings under the Accounts Receivable Securitization Facility remain outstanding throughout the term of the agreement subject to our maintaining sufficient eligible receivables by continuing to sell trade receivables to Receivables LLC unless an event of default occurs. Availability of funding under the facility depends primarily upon the eligible outstanding receivables balance. As of January 3, 2009, we had $243 million outstanding under the Accounts Receivable Securitization Facility. The outstanding balance under the Accounts Receivable Securitization Facility is reported on our balance sheet in long-term debt based on the three-year term of the agreement and the fact that remittances on the receivables do not automatically reduce the outstanding borrowings. The Accounts Receivable Securitization Facility contains customary events of default.

We used all $250 million of the proceeds from the Accounts Receivable Securitization Facility to make a prepayment of principal under the Senior Secured Credit Facilities. Unless the conduits fail to fund, the yield on the commercial paper is the conduits’ cost to issue the commercial paper plus certain dealer fees, is considered a financing cost and is included in interest expense on the Consolidated Statement of Income. If the conduits fail to fund, the Accounts Receivable Securitization Facility would be funded through committed bank purchasers, and the interest rate payable at our option at the rate announced from time to time by JPMorgan as its prime rate or at the LIBO Rate (as defined in the Accounts Receivable Securitization Facility) plus the applicable margin in effect from time to time. The average blended interest rate for the year ended January 3, 2009 was 3.50%.

On March 16, 2009, we and Receivables LLC entered into Amendment No. 1 (the “First Amendment”) to the Accounts Receivable Securitization Facility dated as of November 27, 2007. The Accounts Receivable Securitization Facility contains the same leverage ratio and interest coverage ratio provisions as the Senior Secured Credit Facilities. The First Amendment effects the same changes to the leverage ratio and the interest coverage ratio that are effected by the Third Amendment described above. Pursuant to the First Amendment, the rate that would be payable to the conduit purchasers or the committed purchasers party to the Accounts Receivable Securitization Facility in the event of certain defaults is increased from 1% over the prime rate to 3% over the greatest of (i) the one-month LIBO rate plus 1%, (ii) the weighted average rates on federal funds transactions plus 0.5%, or (iii) the prime rate. Also pursuant to the First Amendment, several of the factors that contribute to the overall availability of funding have been amended in a manner that would be expected to generally reduce the amount of funding that will be available under the Accounts Receivable Securitization Facility. The First Amendment also provides for certain other amendments to the Accounts Receivable Securitization Facility, including changing the termination date for the Accounts Receivable Securitization Facility from November 27, 2010 to March 15, 2010, and requiring that Receivables LLC make certain payments to a conduit purchaser, a committed purchaser, or certain entities that provide funding to or are affiliated with them, in the event that assets and liabilities of a conduit purchaser are consolidated for financial and/or regulatory accounting purposes with certain other entities.

On April 13, 2009, we and Receivables LLC entered into Amendment No. 2 (the “Second Amendment”) to the Accounts Receivable Securitization Facility. Pursuant to the Second Amendment, several of the factors that contribute to the overall availability of funding have been amended in a manner that is expected to generally increase over time the amount of funding that will be available under the Accounts Receivable Securitization Facility as compared to the amount that would be available pursuant to the First Amendment. The Second Amendment also provides for certain other amendments to the Accounts Receivable Securitization Facility, including changing the termination date for the Accounts Receivable Securitization Facility from March 15, 2010 to April 12, 2010. In addition, HSBC Securities (USA) Inc. replaced JPMorgan Chase Bank, N.A. as agent under the Accounts Receivable Securitization Facility, PNC Bank, N.A. replaced JPMorgan Chase Bank, N.A. as a managing agent, and PNC Bank, N.A. and an affiliate of PNC Bank, N.A. replaced affiliates of JPMorgan Chase Bank, N.A. as a committed purchaser and a conduit purchaser, respectively. On August 17, 2009, we and Receivables LLC entered into Amendment No. 3 to the to the Accounts Receivable Securitization Facility, pursuant to which certain definitions were amended to clarify the calculation of certain ratios that impact reporting under the Accounts Receivable Securitization Facility.

Notes payable

Notes payable were $62 million at January 3, 2009 and $20 million at December 29, 2007.

We have a short-term revolving facility arrangement with a Salvadoran branch of a U.S. bank amounting to $45 million of which $29 million was outstanding at January 3, 2009 which accrues interest at 7.38%. We were in compliance with the covenants contained in this facility at January 3, 2009.

We have a short-term revolving facility arrangement with a Thai branch of a U.S. bank amounting to THB 600 million ($17 million) of which $15 million was outstanding at January 3, 2009 which accrues interest at 4.35%. We were in compliance with the covenants contained in this facility at January 3, 2009.

We have a short-term revolving facility arrangement with a Chinese branch of a U.S. bank amounting to RMB 56 million ($8 million) of which $8 million was outstanding at January 3, 2009 which accrues interest at 5.36%. Borrowings under the facility accrue interest at the prevailing base lending rates published by the People’s Bank of China from time to time less 10%. We were in compliance with the covenants contained in this facility at January 3, 2009.

We have a short-term revolving facility arrangement with an Indian branch of a U.S. bank amounting to INR 260 million ($5 million) of which $5 million was outstanding at January 3, 2009 which accrues interest at 16.50%. We were in compliance with the covenants contained in this facility at January 3, 2009.

We have other short-term obligations amounting to $4,029 which consisted of a short-term revolving facility arrangement with a Japanese branch of a U.S. bank amounting to JPY 1,100 million ($12 million) of which $2 million was outstanding at January 3, 2009 which accrues interest at 2.42%, and a short-term revolving facility arrangement with a Vietnamese branch of a U.S. bank amounting to $14 million of which $2 million was outstanding at January 3, 2009 which accrues interest at 12.14%. We were in compliance with the covenants contained in the facilities at January 3, 2009.

In addition, we have short-term revolving credit facilities in various other locations that can be drawn on from time to time amounting to $27 million of which $0 was outstanding at January 3, 2009.

Derivatives

Given the recent turmoil in the financial and credit markets, we expanded our interest rate hedging portfolio at what we believe to be advantageous rates that are expected to minimize our overall interest rate risk. In addition, until September 5, 2009, we were required under the Senior Secured Credit Facilities and the Second Lien Credit Facility to hedge a portion of our floating rate debt to reduce interest rate risk caused by floating rate debt issuance. At October 3, 2009, we have outstanding hedging arrangements whereby we capped the LIBOR interest rate component on $400 million of our floating rate debt at 3.50%. We also entered into interest rate swaps tied to the 3-month and 6-month LIBOR rates whereby we fixed the LIBOR interest rate component on an aggregate of $1.4 billion of our floating rate debt at a blended rate of approximately 4.16%. Approximately 88% of our total debt outstanding at October 3, 2009 is at a fixed or capped LIBOR rate. The table below summarizes our interest rate derivative portfolio with respect to our long-term debt as of October 3, 2009.

			Interest	Hedge
			rate	expiration
	Amount	LIBOR	spreads	dates

Debt covered by interest rate caps:
Senior Secured and Second Lien Credit Facilities	$400,000	3.50%	3.75% to 4.75%	October 2009
Debt covered by interest rate swaps:
Floating Rate Notes	493,680	4.26%	3.38%	December 2012
Senior Secured and Second Lien Credit Facilities	500,000	5.14% to 5.18%	3.75% to 4.75%	October 2009— October 2011
Senior Secured and Second Lien Credit Facilities	400,000	2.80%	3.75% to 4.75%	October 2010
Unhedged debt:
Accounts Receivable Securitization Facility	249,043	Not applicable	Not applicable	Not applicable

	$2,042,723

We use forward exchange and option contracts to reduce the effect of fluctuating foreign currencies for a portion of our anticipated short-term foreign currency-denominated transactions.

Cotton is the primary raw material we use to manufacture many of our products. We generally purchase our raw materials at market prices. We use commodity financial instruments, options and forward contracts to hedge the price of cotton, for which there is a high correlation between the hedged item and the hedged instrument. We generally do not use commodity financial instruments to hedge other raw material commodity prices.

Critical accounting policies and estimates

We have chosen accounting policies that we believe are appropriate to accurately and fairly report our operating results and financial position in conformity with accounting principles generally accepted in the United States. We apply these accounting policies in a consistent manner. Our significant accounting policies are discussed in Note 2, titled “Summary of Significant Accounting Policies,” to our Consolidated Financial Statements for the year ended January 3, 2009.

The application of critical accounting policies requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. These estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. We evaluate these estimates and assumptions on an ongoing basis and may retain outside consultants to assist in our evaluation. If actual results ultimately differ from previous estimates, the revisions are included in results of operations in the period in which the actual amounts become known. The critical accounting policies that involve the most significant management judgments and estimates used in preparation of our financial statements, or are the most sensitive to change from outside factors, are the following:

Sales recognition and incentives

We recognize revenue when (i) there is persuasive evidence of an arrangement, (ii) the sales price is fixed or determinable, (iii) title and the risks of ownership have been transferred to the customer and (iv) collection of the receivable is reasonably assured, which occurs primarily upon shipment. We record provisions for any uncollectible amounts based upon our historical collection statistics and current customer information. Our management reviews these estimates each quarter and makes adjustments based upon actual experience.

Note 2(d), titled “Summary of Significant Accounting Policies—Sales Recognition and Incentives,” to our Consolidated Financial Statements for the year ended January 3, 2009 describes a variety of sales incentives that we offer to resellers and consumers of our products. Measuring the cost of these incentives requires, in many cases, estimating future customer utilization and redemption rates. We use historical data for similar transactions to estimate the cost of current incentive programs. Our management reviews these estimates each quarter and makes adjustments based upon actual experience and other available information. We classify the costs associated with cooperative advertising as a reduction of “Net sales” in our statements of income.

Accounts receivable valuation

Accounts receivable consist primarily of amounts due from customers. We carry our accounts receivable at their net realizable value. We record provisions for any uncollectible amounts based upon our best estimate of probable losses inherent in the accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available information. Charges to the allowance for doubtful accounts are reflected in the “Selling, general and administrative expenses” line and charges to the allowance for customer chargebacks and other customer deductions are primarily reflected as a reduction in the “Net sales” line of our statements of income. Our management reviews these estimates each quarter and makes adjustments based upon actual experience. Because we cannot predict future changes in the financial stability of our customers, actual future losses from uncollectible accounts may differ from our estimates. If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, a large reserve might be required. The amount of actual historical losses has not varied materially from our estimates for bad debts.

Catalog expenses

We incur expenses for printing catalogs for our products to aid in our sales efforts. We initially record these expenses as a prepaid item and charge it against selling, general and administrative expenses over time as the catalog is used. Expenses are recognized at a rate that approximates our historical experience with regard to the timing and amount of sales attributable to a catalog distribution.

Inventory valuation

We carry inventory on our balance sheet at the estimated lower of cost or market. Cost is determined by the first-in, first-out, or “FIFO,” method for our inventories. We carry obsolete, damaged, and excess inventory at the net realizable value, which we determine by assessing historical recovery rates, current market conditions and our future marketing and sales plans. Because our assessment of net realizable value is made at a point in time, there are inherent uncertainties related to our value determination. Market factors and other conditions underlying the net realizable value may change, resulting in further reserve requirements. A reduction in the carrying amount of an inventory item from cost to market value creates a new cost basis for the item that cannot be reversed at a later period. While we believe that adequate write-downs for inventory obsolescence have been provided in the financial statements, consumer tastes and preferences will continue to change and we could experience additional inventory write-downs in the future.

Rebates, discounts and other cash consideration received from a vendor related to inventory purchases are reflected as reductions in the cost of the related inventory item, and are therefore reflected in cost of sales when the related inventory item is sold.

Income taxes

Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. We have recorded deferred taxes related to operating losses and capital loss carryforwards. Realization of deferred tax assets is dependent on future taxable income in specific jurisdictions, the amount and timing of which are uncertain, possible changes in tax laws and tax planning strategies. If in our judgment it appears that we will not be able to generate sufficient taxable income or capital gains to offset losses during the carryforward periods, we have recorded valuation allowances to reduce those deferred tax assets to amounts expected to be ultimately realized. An adjustment to income tax expense would be required in a future period if we determine that the amount of deferred tax assets to be realized differs from the net recorded amount. Prior to spin off on September 5, 2006, all income taxes were computed and reported on a separate return basis as if we were not part of Sara Lee.

Federal income taxes are provided on that portion of our income of foreign subsidiaries that is expected to be remitted to the United States and be taxable, reflecting the historical decisions made by Sara Lee with regards to earnings permanently reinvested in foreign jurisdictions. In periods after the spin off, we may make different decisions as to the amount of earnings permanently reinvested in foreign jurisdictions, due to anticipated cash flow or other business requirements, which may impact our federal income tax provision and effective tax rate.

We periodically estimate the probable tax obligations using historical experience in tax jurisdictions and our informed judgment. There are inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which we transact business. The judgments and estimates made at a point in time may change based on the outcome of tax audits, as well as changes to, or further interpretations of, regulations. Income tax expense is adjusted in the period in which these events occur, and these adjustments are included in our statements of income. If such changes take place, there is a risk that our effective tax rate may increase or decrease in any period. A company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution.

In conjunction with the spin off, we and Sara Lee entered into a tax sharing agreement, which allocates responsibilities between us and Sara Lee for taxes and certain other tax matters. Under the tax sharing agreement, Sara Lee generally is liable for all U.S. federal, state, local and foreign income taxes attributable to us with respect to taxable periods ending on or before September 5, 2006. Sara Lee also is liable for income taxes attributable to us with respect to taxable periods beginning before September 5, 2006 and ending after September 5, 2006, but only to the extent those taxes are allocable to the portion of the taxable period ending on September 5, 2006. We are generally liable for all other taxes attributable to us. Changes in the amounts payable or receivable by us under the stipulations of this agreement may impact our tax provision in any period.

Under the tax sharing agreement, within 180 days after Sara Lee filed its final consolidated tax return for the period that included September 5, 2006, Sara Lee was required to deliver to us a computation of the amount of deferred taxes attributable to our United States and Canadian operations that would be included on our opening balance sheet as of September 6, 2006 (“as finally determined”) which has been done. We have the right to participate in the computation of the amount of deferred taxes. Under the tax sharing agreement, if substituting the amount of deferred taxes as finally determined for the amount of estimated deferred taxes that were included on that balance sheet at the time of the spin off causes a decrease in the net book value reflected on that balance sheet, then Sara Lee will be required to pay us the amount of such decrease. If such substitution causes an increase in the net book value reflected on that balance sheet, then we will be required to pay Sara Lee the amount of such increase. For purposes of this computation, our deferred taxes are the amount of deferred tax benefits (including deferred tax consequences attributable to deductible temporary differences and carryforwards) that would be recognized as assets on the Company’s balance sheet computed in accordance with GAAP, but without regard to valuation allowances, less the amount of deferred tax liabilities (including deferred tax consequences attributable to deductible temporary differences) that would be recognized as liabilities on our opening balance sheet computed in accordance with GAAP, but without regard to valuation allowances. Neither we nor Sara Lee will be required to make any other payments to the other with respect to deferred taxes.

Our computation of the final amount of deferred taxes for our opening balance sheet as of September 6, 2006 is as follows:

Estimated deferred taxes subject to the tax sharing agreement included in opening balance sheet on September 6, 2006	$450,683
Final calculation of deferred taxes subject to the tax sharing agreement	360,460

Decrease in deferred taxes as of opening balance sheet on September 6, 2006	90,223
Preliminary cash installment received from Sara Lee	18,000

Amount due from Sara Lee	$72,223

The amount that is expected to be collected from Sara Lee based on our computation of $72 million is included as a receivable in Other Current Assets in the Consolidated Balance Sheet

as of January 3, 2009 and in Deferred Tax Assets and Other Current Assets in the Condensed Consolidated Balance Sheet as of October 3, 2009.

Stock compensation

We established the Omnibus Incentive Plan to award stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance shares and cash to our employees, non-employee directors and employees of our subsidiaries to promote the interest of our company and incent performance and retention of employees. Stock-Based compensation is estimated at the grant date based on the award’s fair value and is recognized as expense over the requisite service period. Estimation of stock-based compensation for stock options granted, utilizing the Black-Scholes option-pricing model, requires various highly subjective assumptions including volatility and expected option life. We use a combination of the volatility of our company and the volatility of peer companies for a period of time that is comparable to the expected life of the option to determine volatility assumptions. We have utilized the simplified method outlined in SEC accounting guidance to estimate expected lives of options granted during the period. The simplified method is used for valuing stock option grants to eligible public companies that do not have sufficient historical exercise patterns on options granted to employees. We estimate forfeitures for stock-based awards granted, which are not expected to vest. If any of these inputs or assumptions changes significantly, our stock-based compensation expense could be materially different in the future.

Defined benefit pension plans

For a discussion of our net periodic benefit cost, plan obligations, plan assets, and how we measure the amount of these costs, see Note 16 titled “Defined Benefit Pension Plans” to our Consolidated Financial Statements for the year ended January 3, 2009.

In conjunction with the spin off from Sara Lee which occurred on September 5, 2006, we established the Hanesbrands Inc. Pension and Retirement Plan, which assumed the portion of the underfunded liabilities and the portion of the assets of pension plans sponsored by Sara Lee that relate to our employees. In addition, we assumed sponsorship of certain other Sara Lee plans and continued sponsorship of the Playtex Apparel Inc. Pension Plan and the National Textiles, L.L.C. Pension Plan. As of January 1, 2006, the benefits under these plans were frozen. Since the spin off, we have voluntarily contributed $98 million to our pension plans. Additionally, during 2007 we completed the separation of our pension plan assets and liabilities from those of Sara Lee in accordance with governmental regulations, which resulted in a higher total amount of pension plan assets of approximately $74 million being transferred to us than originally was estimated prior to the spin off. As a result, our U.S. qualified pension plans were approximately 75% funded as of January 3, 2009. We may elect to make voluntary contributions to obtain an 80% funded level which will avoid certain benefit payment restrictions under the Pension Protection Act. The funded status as of January 3, 2009 reflects a significant decrease in the fair value of plan assets due to the stock market’s performance during 2008.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance which requires that the funded status of defined benefit postretirement plans be recognized on a company’s balance sheet, and changes in the funded status be reflected in comprehensive income, effective fiscal years ending after December 15, 2006, which we adopted as of and for the six months ended December 30, 2006. The impact of adopting the funded status provisions was an increase in assets of $1 million, an increase in liabilities of $26 million and a pretax increase in the accumulated other comprehensive loss of $32 million. The guidance also requires companies to measure the funded status of the plan as of the date of its fiscal year end, effective for fiscal years ending after December 15, 2008. We adopted the measurement date provision during the year ended December 29, 2007, which had an immaterial impact on beginning retained earnings, accumulated other comprehensive income and pension liabilities.

The net periodic cost of the pension plans is determined using projections and actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return. The net periodic pension income or expense is recognized in the year incurred. Gains and losses, which occur when actual experience differs from actuarial assumptions, are amortized over the average future expected life of participants.

Our policies regarding the establishment of pension assumptions are as follows:

•	In determining the discount rate, we utilized the Citigroup Pension Discount Curve (rounded to the nearest 10 basis points) in order to determine a unique interest rate for each plan and match the expected cash flows for each plan.

•	Salary increase assumptions were based on historical experience and anticipated future management actions. The salary increase assumption applies to the Canadian plans and portions of the Hanesbrands nonqualified retirement plans, as benefits under these plans are not frozen.

•	In determining the long-term rate of return on plan assets we applied a proportionally weighted blend between assuming the historical long-term compound growth rate of the plan portfolio would predict the future returns of similar investments, and the utilization of forward looking assumptions.

•	Retirement rates were based primarily on actual experience while standard actuarial tables were used to estimate mortality.

Trademarks and other identifiable intangibles

Trademarks and computer software are our primary identifiable intangible assets. We amortize identifiable intangibles with finite lives, and we do not amortize identifiable intangibles with indefinite lives. We base the estimated useful life of an identifiable intangible asset upon a number of factors, including the effects of demand, competition, expected changes in distribution channels and the level of maintenance expenditures required to obtain future cash flows. As of January 3, 2009, the net book value of trademarks and other identifiable intangible assets was $147 million, of which we are amortizing the entire balance. We anticipate that our amortization expense for 2009 will be $12 million.

We evaluate identifiable intangible assets subject to amortization for impairment using a process similar to that used to evaluate asset amortization described below under “—Depreciation and impairment of property, plant and equipment.” We assess identifiable intangible assets not subject to amortization for impairment at least annually and more often as triggering events occur. In order to determine the impairment of identifiable intangible assets not subject to amortization, we compare the fair value of the intangible asset to its carrying amount. We recognize an impairment loss for the amount by which an identifiable intangible asset’s carrying value exceeds its fair value.

We measure a trademark’s fair value using the royalty saved method. We determine the royalty saved method by evaluating various factors to discount anticipated future cash flows, including operating results, business plans, and present value techniques. The rates we use to discount cash flows are based on interest rates and the cost of capital at a point in time. Because there are inherent uncertainties related to these factors and our judgment in applying them, the assumptions underlying the impairment analysis may change in such a manner that impairment in value may occur in the future. Such impairment will be recognized in the period in which it becomes known.

Goodwill

As of January 3, 2009, we had $322 million of goodwill. We do not amortize goodwill, but we assess for impairment at least annually and more often as triggering events occur. The timing of our annual goodwill impairment testing is the first day of the third fiscal quarter.

In evaluating the recoverability of goodwill, we estimate the fair value of our reporting units. We have determined that our reporting units are at the operating segment level. We rely on a number of factors to determine the fair value of our reporting units and evaluate various factors to discount anticipated future cash flows, including operating results, business plans, and present value techniques. As discussed above under “—Trademarks and other identifiable intangibles,” there are inherent uncertainties related to these factors, and our judgment in applying them and the assumptions underlying the impairment analysis may change in such a manner that impairment in value may occur in the future. Such impairment will be recognized in the period in which it becomes known.

We evaluate the recoverability of goodwill using a two-step process based on an evaluation of reporting units. The first step involves a comparison of a reporting unit’s fair value to its carrying value. In the second step, if the reporting unit’s carrying value exceeds its fair value, we compare the goodwill’s implied fair value and its carrying value. If the goodwill’s carrying value exceeds its implied fair value, we recognize an impairment loss in an amount equal to such excess.

Depreciation and impairment of property, plant and equipment

We state property, plant and equipment at its historical cost, and we compute depreciation using the straight-line method over the asset’s life. We estimate an asset’s life based on historical experience, manufacturers’ estimates, engineering or appraisal evaluations, our future business plans and the period over which the asset will economically benefit us, which may be the same as or shorter than its physical life. Our policies require that we periodically review our assets’ remaining depreciable lives based upon actual experience and expected future utilization. A change in the depreciable life is treated as a change in accounting estimate and the accelerated depreciation is accounted for in the period of change and future periods. Based upon current levels of depreciation, the average remaining depreciable life of our net property other than land is five years.

We test an asset for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Such events include significant adverse changes in business climate, several periods of operating or cash flow losses, forecasted continuing losses or a current expectation that an asset or asset group will be disposed of before the end of its useful life. We evaluate an asset’s recoverability by comparing the asset or asset group’s net carrying amount to the future net undiscounted cash flows we expect such asset or asset group will generate. If we determine that an asset is not recoverable, we recognize an impairment loss in the amount by which the asset’s carrying amount exceeds its estimated fair value.

When we recognize an impairment loss for an asset held for use, we depreciate the asset’s adjusted carrying amount over its remaining useful life. We do not restore previously recognized impairment losses if circumstances change.

Insurance reserves

We maintain insurance coverage for property, workers’ compensation and other casualty programs. We are responsible for losses up to certain limits and are required to estimate a liability that represents the ultimate exposure for aggregate losses below those limits. This liability is based on management’s estimates of the ultimate costs to be incurred to settle known claims and claims not reported as of the balance sheet date. The estimated liability is not discounted and is based on a number of assumptions and factors, including historical trends, actuarial assumptions and economic conditions. If actual trends differ from the estimates, the financial results could be impacted. Actual trends have not differed materially from the estimates.

Assets and liabilities acquired in business combinations

We account for business acquisitions using the purchase method, which requires us to allocate the cost of an acquired business to the acquired assets and liabilities based on their estimated fair values at the acquisition date. We recognize the excess of an acquired business’s cost over the fair value of acquired assets and liabilities as goodwill as discussed below under “Goodwill.” We use a variety of information sources to determine the fair value of acquired assets and liabilities. We generally use third-party appraisers to determine the fair value and lives of property and identifiable intangibles, consulting actuaries to determine the fair value of obligations associated with defined benefit pension plans, and legal counsel to assess obligations associated with legal and environmental claims.

Recently issued accounting pronouncements

Employers’ disclosures about postretirement benefit plan assets

In December 2008, the FASB issued guidance on the disclosure of postretirement benefit plan assets. The guidance expands the disclosure requirements to include more detailed disclosures about an employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. The guidance is effective for fiscal years ending after December 15, 2009. Since the guidance only requires additional disclosures, adoption of the guidance is not expected to have a material impact on our financial condition, results of operations or cash flows.

Accounting for transfers of financial assets

In June 2009, the FASB issued new accounting guidance for transfers of financial assets. The new guidance requires greater transparency and additional disclosures for transfers of financial assets and the entity’s continuing involvement with them and changes the requirements for derecognizing financial assets. The new accounting guidance is effective for financial asset transfers occurring after the beginning of our first fiscal year that begins after November 15, 2009. We are evaluating the impact of adoption of this new guidance on our financial condition, results of operations and cash flows.

Consolidation—variable interest entities

In June 2009, the FASB issued new accounting guidance related to the accounting and disclosure requirements for the consolidation of variable interest entities. The new accounting guidance is effective for our first fiscal year that begins after November 15, 2009. We are evaluating the impact of adoption of this guidance on our financial condition, results of operations and cash flows.

Quantitative and qualitative disclosures about market risk

We are exposed to market risk from changes in foreign exchange rates, interest rates and commodity prices. Our risk management control system uses analytical techniques including market value, sensitivity analysis and value at risk estimations.

Foreign exchange risk

We sell the majority of our products in transactions denominated in U.S. dollars; however, we purchase some raw materials, pay a portion of our wages and make other payments in our supply chain in foreign currencies. Our exposure to foreign exchange rates exists primarily with respect to the Canadian dollar, European euro, Mexican peso and Japanese yen against the U.S. dollar. We use foreign exchange forward and option contracts to hedge material exposure to adverse changes in foreign exchange rates. A sensitivity analysis technique has been used to evaluate the effect that changes in the market value of foreign exchange currencies will have on our forward and option contracts. At January 3, 2009, the potential change in fair value of foreign currency derivative instruments, assuming a 10% adverse change in the underlying currency price, was $4.5 million.

Interest rates

Given the recent turmoil in the financial and credit markets, we expanded our interest rate hedging portfolio at what we believe to be advantageous rates that are expected to minimize our overall interest rate risk. In addition, until September 5, 2009, we were required under the Senior Secured Credit Facilities and the Second Lien Credit Facility to hedge a portion of our floating rate debt to reduce interest rate risk caused by floating rate debt issuance. At October 3, 2009, we have outstanding hedging arrangements whereby we capped the LIBOR interest rate component on $400 million of our floating rate debt at 3.50%. We also entered into interest rate swaps tied to the 3-month and 6-month LIBOR rates whereby we fixed the LIBOR interest rate component on an aggregate of $1.4 billion of our floating rate debt at a blended rate of approximately 4.16%. Approximately 88% of our total debt outstanding at October 3, 2009 is at a fixed or capped LIBOR rate. Due to the recent changes in the credit markets, the fair values of our interest rate hedging instruments have increased approximately $18 million during the nine months ended October 3, 2009. As these derivative instruments are accounted for as hedges, the change in fair value has been deferred into Accumulated Other Comprehensive Loss in our balance sheets until the hedged transactions impact our earnings.

Commodities

Cotton is the primary raw material we use to manufacture many of our products. While we attempt to protect our business from the volatility of the market price of cotton through short-term supply agreements and hedges from time to time, our business can be adversely affected by dramatic movements in cotton prices. The cotton prices reflected in our results were 58 cents per pound for the nine months ended October 3, 2009. After taking into consideration the cotton costs currently included in our inventory, we expect our cost of cotton to average 55 cents per pound for the full year of 2009 compared to 65 cents per pound for 2008. The ultimate effect of these pricing levels on our earnings cannot be quantified, as the effect of movements in cotton prices on industry selling prices are uncertain, but any dramatic increase in the price of cotton could have a material adverse effect on our business, results of operations, financial condition and cash flows.

In addition, fluctuations in crude oil or petroleum prices may influence the prices of other raw materials we use to manufacture our products, such as chemicals, dyestuffs, polyester yarn and foam. We generally purchase our raw materials at market prices. We use commodity financial instruments to hedge the price of cotton, for which there is a high correlation between costs and the financial instrument. We generally do not use commodity financial instruments to hedge other raw material commodity prices. As of January 3, 2009, we did not have any cotton commodity derivatives outstanding.

Description of our business

General

We are a consumer goods company with a portfolio of leading apparel brands, including Hanes, Champion, C9 by Champion, Playtex, Bali, L’eggs, Just My Size, barely there, Wonderbra, Stedman, Outer Banks, Zorba, Rinbros and Duofold. We design, manufacture, source and sell a broad range of apparel essentials such as t-shirts, bras, panties, men’s underwear, kids’ underwear, casualwear, activewear, socks and hosiery.

The apparel essentials sector of the apparel industry is characterized by frequently replenished items, such as t-shirts, bras, panties, men’s underwear, kids’ underwear, socks and hosiery. Growth and sales in the apparel essentials industry are not primarily driven by fashion, in contrast to other areas of the broader apparel industry. We focus on the core attributes of comfort, fit and value, while remaining current with regard to consumer trends. The majority of our core styles continue from year to year, with variations only in color, fabric or design details. Some products, however, such as intimate apparel, activewear and sheer hosiery, do have an emphasis on style and innovation. We continue to invest in our largest and strongest brands to achieve our long-term growth goals. In addition to designing and marketing apparel essentials, we have a long history of operating a global supply chain that incorporates a mix of self-manufacturing, third-party contractors and third-party sourcing.

Our fiscal year ends on the Saturday closest to December 31 and, until it was changed during 2006, ended on the Saturday closest to June 30. We refer to the fiscal year ended January 3, 2009 as the year ended January 3, 2009. A reference to a year ended on another date is to the fiscal year ended on that date.

Our operations are managed and reported in five operating segments: Innerwear, Outerwear, Hosiery, International and Other. The following table summarizes our operating segments by category:

Segment	Primary product(s)	Primary brand(s)

Innerwear	Intimate apparel, such as bras, panties and bodywear	Hanes, Playtex, Bali, barely there, Just My Size, Wonderbra, Duofold
	Men’s underwear and kids’ underwear	Hanes, Champion, C9 by Champion, Polo Ralph Lauren*
	Socks	Hanes, Champion, C9 by Champion
Outerwear	Activewear, such as performance t-shirts and shorts and fleece	Champion, C9 by Champion
	Casualwear, such as t-shirts, fleece and sport shirts	Hanes, Just My Size, Outer Banks, Champion, Hanes Beefy-T
Hosiery	Hosiery	L’eggs, Hanes, Donna Karan*, DKNY*, Just My Size
International	Activewear, men’s underwear, kids’ underwear, intimate apparel, socks, hosiery and casualwear	Hanes, Wonderbra**, Champion, Stedman, Playtex**, Zorba, Rinbros, Kendall*,Sol y Oro, Ritmo, Bali
Other	Nonfinished products, primarily yarn	Not applicable

*	Brand used under a license agreement.

**	As a result of the February 2006 sale of the European branded apparel business of Sara Lee, we are not permitted to sell this brand in the member states of “EU” several other European countries and South Africa.

Our competitive strengths

Our brands have a strong heritage in the apparel essentials industry. According to The NPD Group/Consumer Tracking Service, or “NPD,” our brands hold either the number one or number two U.S. market position by sales value in most product categories in which we compete, for the 12 month period ended November 30, 2008. In 2008, Hanes was number one for the fifth consecutive year on the Women’s Wear Daily “Top 100 Brands Survey” for apparel and accessory brands that women know best and was number one for the fifth consecutive year as the most preferred men’s, women’s and children’s apparel brand of consumers in Retailing Today magazine’s “Top Brands Study.” Additionally, we had five of the top ten intimate apparel brands preferred by consumers in the Retailing Today study—Hanes, Playtex, Bali, Just My Size and L’eggs.

Our products are sold through multiple distribution channels. During the year ended January 3, 2009, approximately 44% of our net sales were to mass merchants, 18% were to national chains and department stores, 9% were direct to consumers, 11% were in our International segment and 18% were to other retail channels such as embellishers, specialty retailers, warehouse clubs and sporting goods stores. We have strong, long-term relationships with our top customers, including relationships of more than ten years with each of our top ten customers as of January 3, 2009. The size and operational scale of the high-volume retailers with which we do business require extensive category and product knowledge and specialized services regarding the quantity, quality and planning of product orders. We have organized multifunctional customer management teams, which has allowed us to form strategic long-term relationships with these customers and efficiently focus resources on category, product and service expertise. We also have customer-specific programs such as the C9 by Champion products marketed and sold through Target stores.

Our ability to react to changing customer needs and industry trends is key to our success. Our design, research and product development teams, in partnership with our marketing teams, drive our efforts to bring innovations to market. We seek to leverage our insights into consumer demand in the apparel essentials industry to develop new products within our existing lines and to modify our existing core products in ways that make them more appealing, addressing changing customer needs and industry trends. Examples of our recent innovations include:

•	Hanes no ride up panties, specially designed for a better fit that helps women stay “wedgie-free” (2008).

•	Hanes Lay Flat Collar Undershirts and Hanes No Ride Up Boxer briefs, the brand’s latest innovation in product comfort and fit (2008).

•	Bali Concealers bras, the first and only bra with revolutionary concealing petals for complete modesty (2008).

•	Hanes Comfort Soft T-shirt (2007).

•	Bali Passion for Comfort bra, designed to be the ultimate comfort bra, features a silky smooth lining for a luxurious feel against the body (2007).

•	Hanes All-Over Comfort Bra, which features stay-put straps that don’t slip, cushioned wires that don’t poke and a tag-free back (2006).

One of our key initiatives is to globalize our supply chain by balancing across hemispheres into “economic” clusters with fewer, larger facilities. We expect to continue our restructuring efforts through the end of 2009 as we continue to execute our consolidation and globalization strategy. We have closed plant locations, reduced our workforce, and relocated some of our manufacturing capacity to lower cost locations in Asia, Central America and the Caribbean Basin. We have restructured our supply chain over the past three years to create more efficient production clusters that utilize fewer, larger facilities and to balance our production capability between the Western Hemisphere and Asia. With our global supply chain restructured, we are now focused on optimizing our supply chain to further enhance efficiency, improve working capital and asset turns and reduce costs. We are focused on optimizing the working capital needs of our supply chain through several initiatives, such as supplier-managed inventory for raw materials and sourced goods ownership relationships. While we believe that this strategy has had and will continue to have a beneficial impact on our operational efficiency and cost structure, we have incurred significant costs to implement these initiatives. In particular, we have recorded charges for severance and other employment-related obligations relating to workforce reductions, as well as payments in connection with lease and other contract terminations. In addition, we incurred charges for one-time write-offs of stranded raw materials and work in process inventory determined not to be salvageable or cost-effective to relocate related to the closure of manufacturing facilities.

We were spun off from Sara Lee on September 5, 2006. In connection with the spin off, Sara Lee contributed its branded apparel Americas and Asia business to us and distributed all of the outstanding shares of our common stock to its stockholders on a pro rata basis. References in this prospectus supplement to our assets, liabilities, products, businesses or activities of our business for periods including or prior to the spin off are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the contributed businesses as the businesses were conducted as part of Sara Lee and its subsidiaries prior to the spin off.

Our brands

Our portfolio of leading brands is designed to address the needs and wants of various consumer segments across a broad range of apparel essentials products. Each of our brands has a particular consumer positioning that distinguishes it from its competitors and guides its advertising and product development. We discuss some of our most important brands in more detail below.

Hanes is the largest and most widely recognized brand in our portfolio. In 2008, Hanes was number one for the fifth consecutive year on the Women’s Wear Daily “Top 100 Brands Survey” for apparel and accessory brands that women know best and was number one for the fifth consecutive year as the most preferred men’s, women’s and children’s apparel brand of consumers in Retailing Today magazine’s “Top Brands Study.” The Hanes brand covers all of our product categories, including men’s underwear, kids’ underwear, bras, panties, socks, t-shirts, fleece and sheer hosiery. Hanes stands for outstanding comfort, style and value. According to Millward Brown Market Research, Hanes is found in over 85% of the United States households that have purchased men’s or women’s casual clothing or underwear in the 12-month period ended December 31, 2008.

Champion is our second-largest brand. Specializing in athletic and other performance apparel, the Champion brand is designed for everyday athletes. We believe that Champion’s combination of comfort, fit and style provides athletes with mobility, durability and up-to-date styles, all product qualities that are important in the sale of athletic products. We also distribute products under the C9 by Champion brand exclusively through Target stores.

Playtex, the third-largest brand within our portfolio, offers a line of bras, panties and shapewear, including products that offer solutions for hard to fit figures. Bali is the fourth-largest brand within our portfolio. Bali offers a range of bras, panties and shapewear sold in the department store channel. Our brand portfolio also includes the following well-known brands: L’eggs, Just My Size, barely there, Wonderbra, Outer Banks and Duofold. These brands serve to round out our product offerings, allowing us to give consumers a variety of options to meet their diverse needs.

Design, research and product development

At the core of our design, research and product development capabilities is a team of more than 300 professionals as of January 3, 2009. We have combined our design, research and development teams into an integrated group for all of our product categories. A facility located in Winston-Salem, North Carolina, is the center of our research, technical design and product development efforts. We also employ creative design and product development personnel in our design center in New York City. During the years ended January 3, 2009 and December 29, 2007, the six months ended December 30, 2006 and the year ended July 1, 2006, we spent approximately $46 million, $45 million, $23 million and $55 million, respectively, on design, research and product development.

Customers

In the year ended January 3, 2009, approximately 88% of our net sales were to customers in the United States and approximately 12% were to customers outside the United States. Domestically, almost 83% of our net sales were wholesale sales to retailers, 9% were direct to consumers and 8% were wholesale sales to third-party embellishers. We have well-established relationships with some of the largest apparel retailers in the world. Our largest customers are Wal-Mart Stores, Inc., or “Wal-Mart,” Target Corporation, or “Target,” and Kohl’s Corporation, or “Kohl’s,” accounting for 27%, 16% and 6%, respectively, of our total sales in the year ended January 3, 2009. As is common in the apparel essentials industry, we generally do not have purchase agreements that obligate our customers to purchase our products. However, all of our key customer relationships have been in place for ten years or more. Wal-Mart and Target are our only customers with sales that exceed 10% of any individual segment’s sales. In our Innerwear segment, Wal-Mart accounted for 32% of sales and Target accounted for 13% of sales during the year ended January 3, 2009. In our Outerwear segment, Target accounted for 30% of sales and Wal-Mart accounted for 21% of sales during the year ended January 3, 2009.

Due to their size and operational scale, high-volume retailers such as Wal-Mart require extensive category and product knowledge and specialized services regarding the quantity, quality and timing of product orders. We have organized multifunctional customer management teams, which has allowed us to form strategic long-term relationships with these customers and efficiently focus resources on category, product and service expertise.

Smaller regional customers attracted to our leading brands and quality products also represent an important component of our distribution. Our organizational model provides for an efficient use of resources that delivers a high level of category and channel expertise and services to these customers.

Sales to the mass merchant channel accounted for approximately 44% of our net sales in the year ended January 3, 2009. We sell all of our product categories in this channel primarily under our Hanes, Just My Size, Playtex and C9 by Champion brands. Mass merchants feature high-volume, low-cost sales of basic apparel items along with a diverse variety of consumer goods products, such as grocery and drug products and other hard lines, and are characterized by large retailers, such as Wal-Mart. Wal-Mart, which accounted for approximately 27% of our net sales during the year ended January 3, 2009, is our largest mass merchant customer.

Sales to the national chains and department stores channel accounted for approximately 18% of our net sales during the year ended January 3, 2009. These retailers target a higher-income consumer than mass merchants, focus more of their sales on apparel items rather than other consumer goods such as grocery and drug products, and are characterized by large retailers such as Kohl’s, JC Penney Company, Inc. and Sears Holdings Corporation. We sell all of our product categories in this channel. Traditional department stores target higher-income consumers and carry more high-end, fashion conscious products than national chains or mass merchants and tend to operate in higher-income areas and commercial centers. Traditional department stores are characterized by large retailers such as Macy’s and Dillard’s, Inc. We sell products in our intimate apparel, hosiery and underwear categories through department stores.

Sales to the direct to consumer channel, which are included within the Innerwear segment, accounted for approximately 9% of our net sales in the year ended January 3, 2009. We sell our branded products directly to consumers through our 228 outlet stores, as well as our catalogs and our web sites operating under the Hanes, OneHanesPlace, Just My Size and Champion names. Our outlet stores are value-based, offering the consumer a savings of 25% to 40% off suggested retail prices, and sell first-quality, excess, post-season, obsolete and slightly imperfect products. Our catalogs and web sites address the growing direct to consumer channel that operates in today’s 24/7 retail environment, and as of January 3, 2009 we had an active database of approximately three million consumers receiving our catalogs and emails. Our web sites have experienced significant growth and we expect this trend to continue as more consumers embrace this retail shopping channel.

Sales in our International segment represented approximately 11% of our net sales during the year ended January 3, 2009, and included sales in Latin America, Asia, Canada and Europe. Canada, Europe, Japan and Mexico are our largest international markets, and we also have sales offices in India and China. We operate in several locations in Latin America including Mexico, Argentina, Brazil and Central America. From an export business perspective, we use distributors to service customers in the Middle East and Asia, and have a limited presence in Latin America. The brands that are the primary focus of the export business include Hanes underwear and Bali, Playtex, Wonderbra and barely there intimate apparel. As discussed below under “Intellectual Property,” we are not permitted to sell Wonderbra and Playtex branded products in the member states of the EU, several other European countries, and South Africa.

Sales in other channels represented approximately 18% of our net sales during the year ended January 3, 2009. We sell t-shirts, golf and sport shirts and fleece sweatshirts to third-party embellishers primarily under our Hanes, Hanes Beefy-T and Outer Banks brands. Sales to third-party embellishers accounted for approximately 8% of our net sales during the year ended

January 3, 2009. We also sell a significant range of our underwear, activewear and socks products under the Champion brand to wholesale clubs, such as Costco, and sporting goods stores, such as The Sports Authority, Inc. We sell primarily legwear and underwear products under the Hanes and L’eggs brands to food, drug and variety stores. We sell products that span across our Innerwear, Outerwear and Hosiery segments to the U.S. military for sale to servicemen and servicewomen.

Inventory

Effective inventory management is a key component of our future success. Because our customers do not purchase our products under long-term supply contracts, but rather on a purchase order basis, effective inventory management requires close coordination with the customer base. Through Kanban sales and production planning, inventory management, product scheduling, demand prioritization and related initiatives that facilitate just-in-time production and ordering systems, we seek to ensure that products are available to meet customer demands while effectively managing inventory levels. We also employ various other types of inventory management techniques that include collaborative forecasting and planning, vendor-managed inventory, key event management and various forms of replenishment management processes. We have demand management planners in our customer management group who work closely with customers to develop demand forecasts that are passed to the supply chain. We also have professionals within the customer management group who coordinate daily with our larger customers to help ensure that our customers’ planned inventory levels are in fact available at their individual retail outlets. Additionally, within our supply chain organization we have dedicated professionals who translate the demand forecast into our inventory strategy and specific production plans. These individuals work closely with our customer management team to balance inventory investment/exposure with customer service targets.

Seasonality and other factors

Our operating results are subject to some variability. Generally, our diverse range of product offerings helps mitigate the impact of seasonal changes in demand for certain items. Sales are typically higher in the last two quarters (July to December) of each fiscal year. Socks, hosiery and fleece products generally have higher sales during this period as a result of cooler weather, back-to-school shopping and holidays. Sales levels in any period are also impacted by customers’ decisions to increase or decrease their inventory levels in response to anticipated consumer demand. Our customers may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice to us. For example, we have experienced a shift in timing by our largest retail customers of back-to-school programs between June and July the last two years. Our results of operations are also impacted by fluctuations and volatility in the price of cotton and oil-related materials and the timing of actual spending for our media, advertising and promotion expenses. Media, advertising and promotion expenses may vary from period to period during a fiscal year depending on the timing of our advertising campaigns for retail selling seasons and product introductions.

Marketing

Our strategy is to bring consumer-driven innovation to market in a compelling way. Our approach is to build targeted, effective multimedia advertising and marketing campaigns to increase awareness of our key brands. Driving growth platforms across categories is a major element of our strategy as it enables us to meet key consumer needs and leverage advertising dollars. We believe that the strength of our consumer insights, our distinctive brand propositions and our focus on integrated marketing give us a competitive advantage in the fragmented apparel marketplace.

In 2008, we launched a number of new advertising and marketing initiatives:

•	We launched new “Look Who” advertising in June featuring Michael Jordan and Charlie Sheen to support our new Hanes Lay Flat Collar Undershirts and Hanes No Ride Up Boxer briefs. The campaign includes television advertising as well as online and video game advertising.

•	We introduced our new Hanes No Ride Up Panty with television advertising featuring Sarah Chalke in another new “Look Who” advertising campaign.

•	Building on the 10-year strategic alliance with The Walt Disney Company that we entered into in October 2007, we introduced a line of apparel inspired by the Champion items worn by characters in Walt Disney Pictures’ “High School Musical 3: Senior Year” to coincide with the opening of that movie in October 2008.

We also continued some of our existing advertising and marketing initiatives:

•	Our alliance with The Walt Disney Company includes a number of features. Hanes is the presenting sponsor of the Rock ‘n’ Roller Coaster Starring Aerosmith, one of the most popular attractions at Disney-Hollywood Studios in Florida. Hanes has a customizable apparel venue in Downtown Disney at Walt Disney World Resort that enables guests to design and personalize their own custom t-shirts and other items. Champion has naming rights for the stadium at Disney’s Wide World of Sports Complex, the nation’s premier amateur sports venue. In addition to Champion Stadium, Champion has brand placement and promotional opportunities throughout the complex. We have in-store promotional and brand building opportunities at eight ESPN Zone restaurants and stores located across the country. Hanes and Champion have category exclusivity for select apparel at Disneyland Resort in Anaheim, Calif., Walt Disney World Resort and Disney’s Wide World of Sports Complex Stadium, both in Florida, and eight ESPN Zone stores. Our products, including t-shirts and tanks and fleece sweatshirts, sweatpants, hoodies and other family fleece, including infant and toddler items, are co-labeled, including Disneyland Resort by Hanes, Walt Disney World by Hanes, Disney’s Wide World of Sports Complex by Champion and ESPN Zone by Champion.

•	We continued our “How You Play” national advertising campaign for Champion that we launched in 2007. The campaign, which is the first campaign for our Champion brand since 2003, includes print, out-of-home and online components and is designed to capture the everyday moments of fun and sport in a series of cool and hip lifestyle images.

•	We continued the “Live Beautifully” campaign for our Bali brand, launched in the Spring of 2007. The print, television and online ad campaign features Bali bras and panties from its Passion for Comfort, Seductive Curve and Cotton Creations lines.

•	We continued our innovative and expressive advertising and marketing campaign called “Girl Talk,” launched in September 2007, in which confident, everyday women talk about their breasts, in support of our Playtex 18 Hour and Playtex Secrets product lines.

Distribution

As of January 3, 2009, we distributed our products for the U.S. market from a total of 22 distribution centers. These facilities include 20 facilities located in the U.S. and two facilities located in regions where we manufacture our products. We internally manage and operate 16 of these facilities, and we use third-party logistics providers who operate the other six facilities on our behalf. International distribution operations use a combination of third-party logistics providers, as well as owned and operated distribution operations, to distribute goods to our various international markets.

We are in the process of consolidating our distribution network to fewer larger facilities and have reduced the number of distribution centers from the 48 that we maintained at the time of the spin off to 36 as of January 3, 2009. In late 2008 we began preparing to ship products from a new 1.3 million square foot distribution center in Perris, California, and on January 13, 2009 began shipping products from this facility to our customers.

Manufacturing and sourcing

During the year ended January 3, 2009, approximately 66% of our finished goods sold were manufactured through a combination of facilities we own and operate and facilities owned and operated by third-party contractors who perform some of the steps in the manufacturing process for us, such as cutting and/or sewing. We sourced the remainder of our finished goods from third-party manufacturers who supply us with finished products based on our designs. We believe that our balanced approach to product supply, which relies on a combination of owned, contracted and sourced manufacturing located across different geographic regions, increases the efficiency of our operations, reduces product costs and offers customers a reliable source of supply.

Finished goods that are manufactured by Hanesbrands

The manufacturing process for finished goods that we manufacture begins with raw materials we obtain from third parties. The principal raw materials in our product categories are cotton and synthetics. Our costs for cotton yarn and cotton-based textiles vary based upon the fluctuating cost of cotton, which is affected by, among other factors, weather, consumer demand, speculation on the commodities market and the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. We attempt to mitigate the effect of fluctuating raw material costs by entering into short-term supply agreements that set the price we will pay for cotton yarn and cotton-based textiles in future periods. We also enter into hedging contracts on cotton designed to protect us from severe market fluctuations in the wholesale prices of cotton. In addition to cotton yarn and cotton-based textiles, we use thread and trim for product identification, buttons, zippers, snaps and lace.

Fluctuations in crude oil or petroleum prices may also influence the prices of items used in our business, such as chemicals, dyestuffs, polyester yarn and foam. Alternate sources of these materials and services are readily available. After they are sourced, cotton and synthetic materials are spun into yarn, which is then knitted into cotton, synthetic and blended fabrics. We have spun a significant portion of the yarn and knit a significant portion of the fabrics we use in our owned and operated facilities, although we recently announced that we are ceasing the production of our own yarn. To a lesser extent, we purchase fabric from several domestic and international suppliers in conjunction with scheduled production. These fabrics are cut and sewn into finished products, either by us or by third-party contractors. Most of our cutting and sewing operations are located in Asia, Central America and the Caribbean Basin.

Rising fuel, energy and utility costs may have a significant impact on our manufacturing costs. These costs may fluctuate due to a number of factors outside our control, including government policy and regulation and weather conditions.

We continue to consolidate our manufacturing facilities and as of January 3, 2009 operated 52 manufacturing facilities, down from 70 at the time of our spin off. In making decisions about the location of manufacturing operations and third-party sources of supply, we consider a number of factors, including local labor costs, quality of production, applicable quotas and duties, and freight costs. During the second quarter of 2008, we added three company-owned sewing plants in Southeast Asia—two in Vietnam and one in Thailand—giving us four sewing plants in Asia. In October 2008, we acquired a 370-employee embroidery facility in Honduras. For the past eight years, these operations have produced embroidered and screen-printed apparel for us. This acquisition better positions us for long-term growth in these segments. During the fourth quarter of 2008, we commenced production at our 500,000 square foot socks manufacturing facility in El Salvador. This facility, co-located with textile manufacturing operations that we acquired in 2007, provides a manufacturing base in Central America from which to leverage our production scale at a lower cost location. During the fourth quarter of 2009, we commenced production at our textile production plant in Nanjing, China, our first company-owned textile production facility in Asia. The Nanjing textile facility will enable us to expand and leverage our production scale in Asia as we balance our supply chain across hemispheres.

Finished goods that are manufactured by third parties

In addition to our manufacturing capabilities, we also source finished goods we design from third-party manufacturers, also referred to as “turnkey products.” Many of these turnkey products are sourced from international suppliers by our strategic sourcing hubs in Hong Kong and other locations in Asia.

All contracted and sourced manufacturing must meet our high quality standards. Further, all contractors and third-party manufacturers must be preaudited and adhere to our strict supplier and business practices guidelines. These requirements provide strict standards covering hours of work, age of workers, health and safety conditions and conformity with local laws. Each new supplier must be inspected and agree to comprehensive compliance terms prior to performance of any production on our behalf. We audit compliance with these standards and maintain strict compliance performance records. In addition to our audit procedures, we require certain of our suppliers to be Worldwide Responsible Apparel Production, or “WRAP,” certified. WRAP is a recognized apparel certification program that independently monitors and certifies compliance with certain specified manufacturing standards that are intended to ensure that a given factory produces sewn goods under lawful, humane, and ethical conditions. WRAP uses third-party, independent certification firms and requires factory-by-factory certification.

Trade regulation

We are exposed to certain risks of doing business outside of the United States. We import goods from company-owned facilities in Asia, Central America, the Caribbean Basin and Mexico, and from suppliers in those areas and in Europe, Africa and the Middle East. These import transactions had been subject to constraints imposed by bilateral agreements that imposed quotas that limited the amount of certain categories of merchandise from certain countries that could be imported into the United States and the EU.

Effective on January 1, 2005, the United States and other WTO member countries, with few exceptions, removed quotas on textile and apparel goods from WTO member countries including China. However in the middle of 2005, several countries, including the United States, imposed special safeguard quotas on some Chinese textile and apparel goods pursuant special provisions contained in China’s Accession Agreement to the WTO. These quotas expired at the end of 2008. Under different provisions of U.S. law, similar safeguard quotas may be re-imposed against China or imposed against other countries in the future. Our management evaluates the possible impact of these and similar actions on our ability to import products from China. If such safeguards were to be re-imposed, we do not expect that these restraints would have a material impact on us.

Our management monitors new developments and risks relating to duties, tariffs and quotas. Changes in these areas have the potential to harm or, in some cases, benefit our business. In response to the changing import environment resulting from the elimination of quotas, management has chosen to continue its balanced approach to manufacturing and sourcing. We attempt to limit our sourcing exposure through geographic diversification with a mix of company-owned and contracted production, as well as shifts of production among countries and contractors. We will continue to manage our supply chain from a global perspective and adjust as needed to changes in the global production environment.

We also monitor a number of international security risks. We are a member of the Customs-Trade Partnership Against Terrorism, or “C-TPAT,” a partnership between the government and private sector initiated after the events of September 11, 2001 to improve supply chain and border security. C-TPAT partners work with U.S. Customs and Border Protection to protect their supply chains from concealment of terrorist weapons, including weapons of mass destruction. In exchange, U.S. Customs and Border Protection provides reduced inspections at the port of arrival and expedited processing at the border.

Competition

The apparel essentials market is highly competitive and rapidly evolving. Competition generally is based upon price, brand name recognition, product quality, selection, service and purchasing convenience. Our businesses face competition today from other large corporations and foreign manufacturers. These competitors include Berskhire Hathaway Inc. through its subsidiary Fruit of the Loom, Inc., Warnaco Group Inc., Maidenform Brands, Inc. and Gildan Activewear, Inc. in our Innerwear business segment and Gildan Activewear, Inc., Berkshire Hathaway Inc. through its subsidiaries Russell Corporation and Fruit of the Loom, Inc., Nike, Inc., adidas AG through its adidas and Reebok brands and Under Armour Inc. in our Outerwear business segment. We also compete with many small manufacturers across all of our business segments, including our International segment. Additionally, department stores and other retailers, including many of our customers, market and sell apparel essentials products under private labels that compete directly with our brands. We also face intense competition from specialty stores that sell private label apparel not manufactured by us such as Victoria’s Secret, Old Navy and The Gap.

Our competitive strengths include our strong brands with leading market positions, our high-volume, core essentials focus, our significant scale of operations and our strong customer relationships.

•	Strong brands with leading market positions. According to NPD, our brands hold either the number one or number two U.S. market position by sales value in most product categories in which we compete, for the 12 month period ended November 30, 2008. According to NPD, our largest brand, Hanes, is the top-selling apparel brand in the United States by units sold, for the 12 month period ended November 30, 2008.

•	High-volume, core essentials focus. We sell high-volume, frequently replenished apparel essentials. The majority of our core styles continue from year to year, with variations only in color, fabric or design details, and are frequently replenished by consumers. We believe that our status as a high-volume seller of core apparel essentials creates a more stable and predictable revenue base and reduces our exposure to dramatic fashion shifts often observed in the general apparel industry.

•	Significant scale of operations. According to NPD, we are the largest seller of apparel essentials in the United States as measured by sales value for the 12 month period ended November 30, 2008. Most of our products are sold to large retailers that have high-volume demands. We believe that we are able to leverage our significant scale of operations to provide us with greater manufacturing efficiencies, purchasing power and product design, marketing and customer management resources than our smaller competitors.

•	Strong customer relationships. We sell our products primarily through large, high-volume retailers, including mass merchants, department stores and national chains. We have strong, long-term relationships with our top customers, including relationships of more than ten years with each of our top ten customers. We have aligned significant parts of our organization with corresponding parts of our customers’ organizations. We also have entered into customer-specific programs such as the C9 by Champion products marketed and sold through Target stores.

Intellectual property

Overview

We market our products under hundreds of trademarks and service marks in the United States and other countries around the world, the most widely recognized Hanes, Champion, C9 by Champion, Playtex, Bali, L’eggs, Just My Size, barely there, Wonderbra, Stedman, Outer Banks, Zorba, Rinbros and Duofold. Some of our products are sold under trademarks that have been licensed from third parties, such as Polo Ralph Lauren men’s underwear, and we also hold licenses from various toy and media companies that give us the right to use certain of their proprietary characters, names and trademarks.

Some of our own trademarks are licensed to third parties, such as Champion for athletic-oriented accessories. In the United States, the Playtex trademark is owned by Playtex Marketing Corporation, of which we own a 50% share and which grants to us a perpetual royalty-free license to the Playtex trademark on and in connection with the sale of apparel in the United States and Canada. The other 50% share of Playtex Marketing Corporation is owned by Playtex Products, Inc., an unrelated third-party, who has a perpetual royalty-free license to the Playtex trademark on and in connection with the sale of non-apparel products in the

United States. Outside the United States and Canada, we own the Playtex trademark and perpetually license such trademark to Playtex Products, Inc. for non-apparel products. In addition, as described below, as part of Sara Lee’s sale in February 2006 of its European branded apparel business, an affiliate of Sun Capital has an exclusive, perpetual, royalty-free license to manufacture, sell and distribute apparel products under the Wonderbra and Playtex trademarks in the member states of the EU, as well as several other European nations and South Africa. We also own a number of copyrights. Our trademarks and copyrights are important to our marketing efforts and have substantial value. We aggressively protect these trademarks and copyrights from infringement and dilution through appropriate measures, including court actions and administrative proceedings.

Although the laws vary by jurisdiction, trademarks generally remain valid as long as they are in use and/or their registrations are properly maintained. Most of the trademarks in our portfolio, including our core brands, are covered by trademark registrations in the countries of the world in which we do business, with registration periods generally ranging between seven and 10 years depending on the country. Trademark registrations can be renewed indefinitely as long as the trademarks are in use. We have an active program designed to ensure that our trademarks are registered, renewed, protected and maintained. We plan to continue to use all of our core trademarks and plan to renew the registrations for such trademarks for as long as we continue to use them. Most of our copyrights are unregistered, although we have a sizable portfolio of copyrighted lace designs that are the subject of a number of registrations at the U.S. Copyright Office.

We place high importance on product innovation and design, and a number of these innovations and designs are the subject of patents. However, we do not regard any segment of our business as being dependent upon any single patent or group of related patents. In addition, we own proprietary trade secrets, technology, and know how that we have not patented.

Shared trademark relationship with Sun Capital

In February 2006, Sara Lee sold its European branded apparel business to an affiliate of Sun Capital. In connection with the sale, Sun Capital received an exclusive, perpetual, royalty-free license to manufacture, sell and distribute apparel products under the Wonderbra and Playtex trademarks in the member states of the EU, as well as Belarus, Bosnia-Herzegovina, Bulgaria, Croatia, Macedonia, Moldova, Morocco, Norway, Romania, Russia, Serbia-Montenegro, South Africa, Switzerland, Ukraine, Andorra, Albania, Channel Islands, Lichtenstein, Monaco, Gibraltar, Guadeloupe, Martinique, Reunion and French Guyana, which we refer to as the “Covered Nations.” We are not permitted to sell Wonderbra and Playtex branded products in the Covered Nations, and Sun Capital is not permitted to sell Wonderbra and Playtex branded products outside of the Covered Nations. In connection with the sale, we also have received an exclusive, perpetual royalty-free license to sell DIM and UNNO branded products in Panama, Honduras, El Salvador, Costa Rica, Nicaragua, Belize, Guatemala, Mexico, Puerto Rico, the United States, Canada and, for DIM products, Japan. We are not permitted to sell DIM or UNNO branded apparel products outside of these countries and Sun Capital is not permitted to sell DIM or UNNO branded apparel products inside these countries. In addition, the rights to certain European-originated brands previously part of Sara Lee’s branded apparel portfolio were transferred to Sun Capital and are not included in our brand portfolio.

Licensing relationship with Tupperware Corporation

In December 2005, Sara Lee sold its direct selling business, which markets cosmetics, skin care products, toiletries and clothing in 18 countries, to Tupperware Corporation, or “Tupperware.” In connection with the sale, Dart Industries Inc., or “Dart,” an affiliate of Tupperware, received a three-year exclusive license agreement, which has been extended to December 31, 2009, to use the C Logo, Champion U.S.A., Wonderbra, W by Wonderbra, The One and Only Wonderbra, Playtex, Just My Size and Hanes trademarks for the manufacture and sale, under the applicable brands, of certain men’s and women’s apparel in the Philippines, including underwear, socks, sportswear products, bras, panties and girdles, and for the exhaustion of similar product inventory in Malaysia. Dart also received a ten-year, royalty-free, exclusive license to use the Girls’ Attitudes trademark for the manufacture and sale of certain toiletries, cosmetics, intimate apparel, underwear, sports wear, watches, bags and towels in the Philippines. The rights and obligations under these agreements were assigned to us as part of the spin off.

In connection with the sale of Sara Lee’s direct selling business, Tupperware also signed two five-year distributorship agreements providing Tupperware with the right, which is exclusive for the first three years of the agreements, to distribute and sell, through door-to-door and similar channels, Playtex, Champion, Rinbros, Aire, Wonderbra, Hanes and Teens by Hanes apparel items in Mexico that we have discontinued and/or determined to be obsolete. The agreements also provide Tupperware with the exclusive right for five years to distribute and sell through such channels such apparel items sold by us in the ordinary course of business. The agreements also grant a limited right to use such trademarks solely in connection with the distribution and sale of those products in Mexico.

Under the terms of the agreements, we reserve the right to apply for, prosecute and maintain trademark registrations in Mexico for those products covered by the distributorship agreement. The rights and obligations under these agreements were assigned to us as part of the spin off.

Corporate social responsibility

We have a formal corporate social responsibility (“CSR”) program that consists of five initiatives: a global business practices ethics program for all employees worldwide; a facility compliance program that seeks to ensure company and supplier plants meet our labor and social compliance standards; a product safety program; a global environmental management system that seeks to reduce the environmental impact of our operations; and a commitment to corporate philanthropy which seeks to meet the “fundamental needs” of the communities in which we live and work. We employ over 20 full-time CSR personnel across the globe to manage our program.

In February 2008, we joined the Fair Labor Association and will undergo the Fair Labor Association’s two-year implementation process for accreditation of our global social compliance program. The Fair Labor Association works with industry, civil society organizations and colleges and universities to protect workers’ rights and improve working conditions in factories around the world. Participating companies in the Fair Labor Association are required to fulfill 10 company obligations, including conducting internal monitoring of facilities, submitting to independent monitoring audits and verification, and managing and reporting information on their compliance efforts. The Fair Labor Association conducts unannounced independent external monitoring audits of a sample of a participating company’s plants and suppliers and publishes the results of those audits (and any corrective action plans that may be needed) for the public to review.

We incorporate Leadership in Energy and Environmental Design, or “LEED”-based practices into many remodeling and new construction projects for our facilities around the world. In May 2008, we earned the U.S. Green Building Council’s sustainability certification for our Bentonville, Arkansas sales office. The LEED certification was the first in Bentonville and the first for commercial interiors in Arkansas. The approximately 10,000 square-foot office, which opened in August 2007 to support our business with Wal-Mart, features advanced lighting, heating and cooling systems, natural light for every workspace, energy-efficient appliances, and low-emission construction materials such as paint, adhesives, sealants, carpet, coatings and furniture. LEED for Commercial Interiors is the tenant-improvement category of the U.S. Green Building Council’s nationally accepted LEED Green Building Rating System. The category honors tenants without whole-building control who follow rigorous sustainability guidelines to design or improve their interior space. The LEED-certification process took seven months and required a third-party commissioning agent to verify the achievement of U.S. Green Building Council standards, including the performance of lighting and ventilation systems.

In addition, our new distribution center in Perris, California was built to stringent standards set by the U.S. Green Building Council, and we will seek certification for the building from the Green Building Council for Leadership in Energy and Environmental Design, which would make it the largest LEED-certified warehouse in Southern California and one of the biggest in the world. Sustainable features of this distribution center include reduction of energy usage through extensive use of natural skylighting, motion-detection lighting, a design that does not require heating or air conditioning for a comfortable working environment, reduction of water usage compared with typical warehouses of its size through low-water bathroom fixtures and low-water landscaping, innovative site grading techniques and use of locally produced concrete and steel and many other LEED concepts such as use of paints, carpets and other materials with low volatile organic compound content, an organic-focused pest control program that minimizes chemical pesticide use, location near public transportation to reduce the parking lot size and reliance on automobile transportation, preferred parking for low-emission and low-energy vehicles, and on-site bicycle storage and shower and changing room facilities.

Environmental matters

We are subject to various federal, state, local and foreign laws and regulations that govern our activities, operations and products that may have adverse environmental, health and safety effects, including laws and regulations relating to generating emissions, water discharges, waste, product and packaging content and workplace safety. Noncompliance with these laws and regulations may result in substantial monetary penalties and criminal sanctions. We are aware of hazardous substances or petroleum releases at a few of our facilities and are working with the relevant environmental authorities to investigate and address such releases. We also have been identified as a “potentially responsible party” at a few waste disposal sites undergoing investigation and cleanup under the federal Comprehensive Environmental Response, Compensation and Liability Act (commonly known as Superfund) or state Superfund equivalent programs. Where we have determined that a liability has been incurred and the amount of the loss can reasonably be estimated, we have accrued amounts in our balance sheet for losses related to these sites. Compliance with environmental laws and regulations and our remedial environmental obligations historically have not had a material impact on our operations, and we are not aware of any proposed regulations or remedial obligations that could trigger significant costs or capital expenditures in order to comply.

Government regulation

We are subject to U.S. federal, state and local laws and regulations that could affect our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission and various environmental laws and regulations. Our international businesses are subject to similar laws and regulations in the countries in which they operate. Our operations also are subject to various international trade agreements and regulations. See “—Trade regulation.” While we believe that we are in compliance in all material respects with all applicable governmental regulations, current governmental regulations may change or become more stringent or unforeseen events may occur, any of which could have a material adverse effect on our financial position or results of operations.

Employees

As of January 3, 2009, we had approximately 45,200 employees, approximately 10,200 of whom were located in the United States. Of the employees located in the United States, approximately 2,200 were full or part-time employees in our stores within our direct to consumer channel. As of January 3, 2009, in the United States, approximately 30 employees were covered by collective bargaining agreements. A portion of our international employees were also covered by collective bargaining agreements. We believe our relationships with our employees are good.

Properties

We own and lease properties supporting our administrative, manufacturing, distribution and direct outlet activities. We own our approximately 470,000 square-foot headquarters located in Winston-Salem, North Carolina, which houses our various sales, marketing and corporate business functions. Research and development as well as certain product-design functions also are located in Winston-Salem, while other design functions are located in New York City. Our products are manufactured through a combination of facilities we own and operate and facilities owned and operated by third-party contractors who perform some of the steps in the manufacturing process for us, such as cutting and/or sewing. We source the remainder of our finished goods from third-party manufacturers who supply us with finished products based on our designs.

As of January 3, 2009, we owned and leased properties in 23 countries, including 52 manufacturing facilities and 22 distribution centers, as well as office facilities. The leases for these properties expire between January 4, 2009 and 2019, with the exception of some seasonal warehouses that we lease on a month-by-month basis. For more information about our capital lease obligations, see “Management’s discussion and analysis of financial condition and results of operations—Future contractual obligations and commitments.”

As of January 3, 2009, we also operated 213 direct outlet stores in 40 states, most of which are leased under five-year, renewable lease agreements. We believe that our facilities, as well as equipment, are in good condition and meet our current business needs.

The following table summarizes our properties by country as of January 3, 2009:

	Owned	Leased
Properties by country(1)	Sq. Ft	Sq. Ft.	Total

United States	10,378,908	5,413,658	15,792,566
Non-U.S. facilities:
Mexico	867,167	355,533	1,222,700
Dominican Republic	746,484	400,338	1,146,822
Honduras	356,279	917,966	1,274,245
El Salvador	1,051,395	268,892	1,320,287
Costa Rica	470,111	–	470,111
Canada	289,480	126,777	416,257
Brazil	–	164,548	164,548
Thailand	277,733	14,142	291,875
Belgium	–	101,934	101,934
Argentina	87,279	7,301	94,580
China	1,099,166	87,573	1,186,739
Vietnam	111,385	68,129	179,514
10 other countries	–	78,019	78,019

Total non-U.S. facilities	5,356,479	2,591,152	7,947,631

Totals	15,735,387	8,004,810	23,740,197

(1)	Excludes vacant land.

The following table summarizes the properties primarily used by our segments as of January 3, 2009:

	Owned	Leased
Properties by segment(1)	Sq. Ft	Sq. Ft.	Total

Innerwear	5,149,083	3,984,565	9,133,648
Outerwear	4,601,476	1,223,013	5,824,489
Hosiery	1,143,897	39,000	1,182,897
International	452,014	837,960	1,289,974
Other(2)	–	–	–

Totals	11,346,470	6,084,538	17,431,008

(1)	Excludes vacant land, facilities no longer in operation intended for disposal, sourcing offices not associated with a particular segment, and office buildings housing corporate functions.

(2)	Our Other segment is comprised primarily of sales of yarn to third parties in the United States and Latin America that maintain asset utilization at certain manufacturing facilities used by one or more of the Innerwear, Outerwear, International or Hosiery segments and are intended to generate approximate break even margins. No facilities are used primarily by our Other segment.

Management

Set forth below is certain information regarding our executive officers and Board of Directors.

Name	Age	Position with Hanesbrands

Richard A. Noll	52	Chairman of the Board of Directors and Chief Executive Officer
Gerald W. Evans Jr.	50	President, International Business and Global Supply Chain
William J. Nictakis	49	President, Chief Commercial Officer
Joia M. Johnson	49	Executive Vice President, General Counsel and Corporate Secretary
Kevin W. Oliver	52	Executive Vice President, Human Resources
E. Lee Wyatt Jr.	56	Executive Vice President, Chief Financial Officer
Lee A. Chaden	67	Director
Bobby J. Griffin	61	Director
James C. Johnson	57	Director
Jessica T. Mathews	63	Director
J. Patrick Mulcahy	65	Director
Ronald L. Nelson	57	Director
Andrew J. Schindler	65	Director
Ann E. Ziegler	51	Director

Richard A. Noll has served as Chairman of the Board of Directors since January 2009, as our Chief Executive Officer since April 2006 and as a director since our formation in September 2005. From December 2002 until the completion of the spin off in September 2006, he also served as a Senior Vice President of Sara Lee. From July 2005 to April 2006, Mr. Noll served as President and Chief Operating Officer of Sara Lee Branded Apparel. Mr. Noll served as Chief Executive Officer of the Sara Lee Bakery Group from July 2003 to July 2005 and as the Chief Operating Officer of the Sara Lee Bakery Group from July 2002 to July 2003. From July 2001 to July 2002, Mr. Noll was Chief Executive Officer of Sara Lee Legwear, Sara Lee Direct and Sara Lee Mexico. Mr. Noll joined Sara Lee in 1992 and held a number of management positions with increasing responsibilities while employed by Sara Lee.

Gerald W. Evans Jr. has served as our President, International Business and Global Supply Chain since February 2009. From February 2008 until February 2009, he was our President, Global Supply Chain and Asia Business Development. From the completion of the spin off in September 2006 until February 2008, he served as Executive Vice President, Chief Supply Chain Officer. From July 2005 until the completion of the spin off, Mr. Evans served as a Vice President of Sara Lee and as Chief Supply Chain Officer of Sara Lee Branded Apparel. Mr. Evans served as President and Chief Executive Officer of Sara Lee Sportswear and Underwear from March 2003 until June 2005 and as President and Chief Executive Officer of Sara Lee Sportswear from March 1999 to February 2003.

William J. Nictakis has served as our President, Chief Commercial Officer since November 2007. From June 2003 until November 2007, Mr. Nictakis served as President of the Sara Lee Bakery Group. From May 1999 through June 2003, Mr. Nictakis was Vice President, Sales, of Frito-Lay, Inc., a subsidiary of PepsiCo, Inc. that manufactures, markets, sells and distributes branded snacks.

Joia M. Johnson has served as our Executive Vice President, General Counsel and Corporate Secretary since January 2007. From May 2000 until January 2007, Ms. Johnson served as Executive Vice President, General Counsel and Secretary of RARE Hospitality International, Inc., an owner, operator and franchisor of national chain restaurants.

Kevin W. Oliver has served as our Executive Vice President, Human Resources since the completion of the spin off in September 2006. From January 2006 until the completion of the spin off, Mr. Oliver served as a Vice President of Sara Lee and as Senior Vice President, Human Resources of Sara Lee Branded Apparel. From February 2005 to December 2005, Mr. Oliver served as Senior Vice President, Human Resources for Sara Lee Food and Beverage and from August 2001 to January 2005 as Vice President, Human Resources for the Sara Lee Bakery Group.

E. Lee Wyatt Jr. has served as our Executive Vice President, Chief Financial Officer since the completion of the spin off in September 2006. From September 2005 until the completion of the spin off, Mr. Wyatt served as a Vice President of Sara Lee and as Chief Financial Officer of Sara Lee Branded Apparel. Prior to joining Sara Lee, Mr. Wyatt was Executive Vice President, Chief Financial Officer and Treasurer of Sonic Automotive, Inc. from April 2003 to September 2005, and Vice President of Administration and Chief Financial Officer of Sealy Corporation from September 1998 to February 2003.

Lee A. Chaden has served as a member of our Board of Directors since our formation in September 2005. From December 2007 until December 2008, Mr. Chaden served as non-executive Chairman of the Board. From April 2006 until December 2007, Mr. Chaden served as our Executive Chairman. From May 2003 until the completion of the spin off in September 2006, he also served as an Executive Vice President of Sara Lee. From May 2004 until April 2006, Mr. Chaden served as Chief Executive Officer of Sara Lee Branded Apparel. He has also served at the Sara Lee corporate level as Executive Vice President—Global Marketing and Sales from May 2003 to May 2004 and Senior Vice President—Human Resources from 2001 to May 2003. Mr. Chaden joined Sara Lee in 1991 as President of the U.S. and Westfar divisions of Playtex Apparel, Inc., which Sara Lee acquired that year. While employed by Sara Lee, Mr. Chaden also served as President and Chief Executive Officer of Sara Lee Intimates, Vice President of Sara Lee Corporation, Senior Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Branded Apparel—Europe. Mr. Chaden currently serves on the Board of Directors of R.R. Donnelley & Sons Company and Carlson Companies, Inc.

Bobby J. Griffin has served as a member of our Board of Directors since the completion of the spin off in September 2006. From March 2005 to March 2007, Mr. Griffin served as President, International Operations of Ryder System, Inc. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Mr. Griffin also serves on the Board of Directors of United Rentals, Inc.

James C. Johnson has served as a member of our Board of Directors since the completion of the spin off in September 2006. Mr. Johnson served as Vice President and Assistant General Counsel of the Boeing Commercial Airplanes division of The Boeing Company from August 2007 until March 2009. From May 1998 until August 2007, Mr. Johnson served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, and continued to serve as Corporate Secretary until December 2007. Prior to July 2004, Mr. Johnson served in various positions with The Boeing Company, including as Senior Vice President, Corporate Secretary and Assistant General Counsel from September 2002 until a management reorganization in July 2004. Mr. Johnson currently serves on the Board of Directors of Ameren Corporation.

Jessica T. Mathews has served as a member of our Board of Directors since October 2006. She has been serving as president of the Carnegie Endowment for International Peace since 1997. She was a senior fellow at the Council on Foreign Relations from 1993 to 1997, and in 1993 also served in the United States Department of State as deputy to the Undersecretary of State for Global Affairs. From 1982 to 1993, she was founding vice president and director of research of the World Resources Institute, a center for policy research on environmental and natural-resource management issues. She served on the editorial board of the Washington Post from 1980 to 1982. From 1977 to 1979, Ms. Mathews was director of the Office of Global Issues of the National Security Council. Ms. Mathews is a member of the Council on Foreign Relations and the Trilateral Commission and serves as a trustee of numerous nonprofit organizations. Ms. Mathews also currently serves on the Board of Directors of SomaLogic, Inc.

J. Patrick Mulcahy has served as a member of our Board of Directors since the completion of the spin off in September 2006. From January 2007 to the present, Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc., and from January 2005 to January 2007, as its Vice Chairman. From 2000 to January 2005, Mr. Mulcahy served as Chief Executive Officer of Energizer Holdings, Inc. From 1967 to 2000, Mr. Mulcahy served in a number of management positions with Ralston Purina Company, including as Co-Chief Executive Officer from 1997 to 1999. In addition to serving on the Board of Directors of Energizer Holdings, Inc., Mr. Mulcahy also currently serves on the Board of Directors of Solutia Inc. and Ralcorp Holdings, Inc.

Ronald L. Nelson has served as a member of our Board of Directors since July 2008. Mr. Nelson has been Chairman and Chief Executive Officer of Avis Budget Group, Inc. since August 2006. Avis Budget Group, Inc. is the legal successor to Cendant Corporation, which split into three separate public companies as of August 1, 2006. Prior to the split, Mr. Nelson was a director of Cendant Corporation from April 2003, Chief Financial Officer from May 2003 until August 2006 and President from October 2004 to August 2006. Mr. Nelson was also Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Rental business from January 2006 to August 2006. From December 2005 to April 2006, Mr. Nelson was interim Chief Executive Officer of Cendant Corporation’s former Travel Distribution Division. From April 2003 to May 2003, Mr. Nelson was Senior Executive Vice President, Finance. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. In addition to Avis Budget Group, Inc., Mr. Nelson is a director of Convergys Corporation.

Andrew J. Schindler has served as a member of our Board of Directors since the completion of the spin off in September 2006. From 1974 to 2005, Mr. Schindler served in various management positions with R.J. Reynolds Tobacco Holdings, Inc., including Chairman of Reynolds American Inc. from December 2004 to December 2005 and Chairman and Chief Executive Officer from 1999 to 2004. Mr. Schindler currently serves on the Board of Directors of Krispy Kreme Doughnuts, Inc. and ConAgra Foods, Inc.

Ann E. Ziegler has served as a member of our Board of Directors since December 2008. She has served as Senior Vice President and Chief Financial Officer and a member of the executive committee of CDW Corporation, a leading provider of technology products and services for business, government and education, since May 2008. From April 2005 until April 2008, Ms. Ziegler served as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Food and Beverage. From April 2003 until April 2005, she was Chief Financial Officer of Sara Lee Bakery Group. From November 2000 until April 2003, she was Senior Vice President, Corporate Development of Sara Lee. Ms. Ziegler is also a director of Unitrin, Inc.

Description of other indebtedness

Senior secured credit facilities

The Senior Secured Credit Facilities initially provided for aggregate borrowings of $2.15 billion, consisting of: (i) a $250.0 million Term A Loan Facility; (ii) a $1.4 billion Term B Loan Facility; and (iii) the $500 million Revolving Loan Facility that was undrawn as of January 3, 2009. Issuances of letters of credit reduce the amount available under the Revolving Loan Facility.

The Senior Secured Credit Facilities are guaranteed by substantially all of our existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions for certain subsidiaries.

At the Company’s option, borrowings under the Senior Secured Credit Facilities may be maintained from time to time as (a) “Base Rate“ loans, which bear interest at the higher of (i) 1/2 of 1% in excess of the federal funds rate and (ii) the rate published in the Wall Street Journal as the “prime rate“ (or equivalent), in each case in effect from time to time, plus the applicable margin in effect from time to time, or (b) LIBOR-based loans, which bear interest at the “LIBO Rate“ (as defined in the Senior Secured Credit Facility and adjusted for maximum reserves), for the respective interest period plus the applicable margin in effect from time to time.

The Term A Loan Facility matures on September 5, 2012. The Term B Loan Facility matures on September 5, 2013. The Revolving Loan Facility matures on September 5, 2011. All borrowings under the Revolving Loan Facility must be repaid in full upon maturity. Outstanding borrowings under the Senior Secured Credit Facilities are prepayable without penalty.

We intend to use a portion of the net proceeds from the Transactions to refinance outstanding borrowings under the Senior Secured Credit Facilities. We will amend and restate the Senior Secured Credit Facilities concurrently with the closing of this offering. See “Use of proceeds” and “—New senior secured credit facilities.”

Second lien credit facility

The Second Lien Credit Facility provides for aggregate borrowings of $450 million by Hanesbrands’ wholly-owned subsidiary, HBI Branded Apparel Limited, Inc. The Second Lien Credit Facility is unconditionally guaranteed by Hanesbrands and each entity guaranteeing the Senior Secured Credit Facilities, subject to the same exceptions and exclusions provided in the Senior Secured Credit Facilities. The Second Lien Credit Facility and the guarantees in respect thereof are secured on a second-priority basis (subordinate only to the Senior Secured Credit Facilities and any permitted additions thereto or refinancings thereof) by substantially all of the assets that secure the Senior Secured Credit Facilities (subject to the same exceptions).

The Second Lien Credit Facility matures on March 5, 2014, and includes premiums for prepayment of the loan prior to September 5, 2009 based on the timing of the prepayment. The Second Lien Credit Facility will not amortize and will be repaid in full on its maturity date.

We intend to use a portion of the net proceeds from the Transactions to repay outstanding borrowings under the Second Lien Credit Facility and to terminate the Second Lien Credit Facility concurrently with the closing of this offering. See “Use of proceeds.”

Loans under the Second Lien Credit Facility bear interest in the same manner as those under the Senior Secured Credit Facilities, subject to a margin of 2.75% for Base Rate loans and 3.75% for LIBOR based loans.

New senior secured credit facilities

Simultaneously with the closing of this offering, we expect to amend and restate our Senior Secured Credit Facilities to provide for the $1.15 billion New Senior Secured Credit Facilities. We intend to use a portion of the net proceeds from this offering and the New Senior Secured Credit Facilities to refinance outstanding borrowings under the Senior Secured Credit Facilities and repay the outstanding borrowings under the Second Lien Credit Facility. See “Use of proceeds.”

The New Senior Secured Credit Facilities initially provides for aggregate borrowings of $1.15 billion, consisting of: (i) the $750.0 million New Term Loan Facility and (ii) the $400 million New Revolving Loan Facility. A portion of the New Revolving Loan Facility is available for the issuances of letters of credit and the making of swingline loans, and any such issuance of letters of credit or making of a swingline loan will reduce the amount available under the New Revolving Loan Facility. At our option, at any time after the effective date of the New Senior Secured Credit Facilities, we may add one or more term loan facilities or increase the commitments under the New Revolving Loan Facility in an aggregate amount of up to $300 million so long as certain conditions are satisfied, including, among others, that no default or event of default is in existence and that we are in pro forma compliance with the financial covenants set forth below.

The proceeds of the New Term Loan Facility will be used to refinance all of the loans outstanding under the existing Term A Loan Facility and Term B Loan Facility. The proceeds of the New Revolving Loan Facility will be used to pay fees and expenses in connection with the transaction, for general corporate purposes and working capital needs.

The New Senior Secured Credit Facilities are guaranteed by substantially all of our existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions for certain subsidiaries. We and each of the guarantors under the New Senior Secured Credit Facilities have granted the lenders under the New Senior Secured Credit Facilities a valid and perfected first priority (subject to certain customary exceptions) lien and security interest in the following:

•	the equity interests of substantially all of our direct and indirect U.S. subsidiaries and 65% of the voting securities of certain first tier foreign subsidiaries; and

•	substantially all present and future property and assets, real and personal, tangible and intangible, of Hanesbrands and each guarantor, except for certain enumerated interests, and all proceeds and products of such property and assets.

The New Term Loan Facility matures in December 2015. The New Term Loan Facility will be repaid in equal quarterly installments in an amount equal to 1% per annum, with the balance due on the maturity date. The New Revolving Loan Facility matures in December 2013. All borrowings under the New Revolving Loan Facility must be repaid in full upon maturity. Outstanding borrowings under the New Senior Secured Credit Facilities are prepayable without penalty. There are mandatory prepayments of principal in connection with (i) the incurrence of certain indebtedness, (ii) non-ordinary course asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds in any period of twelve-consecutive months, with customary reinvestment provisions, and (iii) excess cash flow, which percentage will be based upon our leverage ratio during the relevant fiscal period.

At our option, borrowings under the New Senior Secured Credit Facilities may be maintained from time to time as (a) Base Rate loans, which shall bear interest at the highest of (i) 1/2 of 1% in excess of the federal funds rate, (ii) the rate publicly announced by JPMorgan Chase Bank as its “prime rate” at its principal office in New York City and (iii) the LIBO Rate (as defined in the New Senior Secured Credit Facilities and adjusted for maximum reserves) for LIBOR-based loans with a one-month interest period plus 1.0%, in each case in effect from time to time, plus the applicable margin (which is 2.50% for the New Term Loan Facility and 3.50% for the New Revolving Loan Facility), or (b) LIBOR-based loans, which shall bear interest at the LIBO Rate, as determined by reference to the rate for deposits in dollars appearing on the Reuters Screen LIBOR01 Page for the respective interest period plus the applicable margin in effect from time to time (which is 3.50% for the New Term Loan Facility and 4.50% for the New Revolving Loan Facility).

The New Senior Secured Credit Facilities require us to comply with customary affirmative, negative and financial covenants. The New Senior Secured Credit Facilities requires that we maintain a minimum interest coverage ratio and a maximum total debt to EBITDA (earnings before income taxes, depreciation expense and amortization), or leverage ratio. The interest coverage ratio covenant requires that the ratio of our EBITDA for the preceding four fiscal quarters to our consolidated total interest expense for such period shall not be less than a specified ratio for each fiscal quarter beginning with the fourth fiscal quarter of 2009. This ratio is 2.50 to 1 for the fourth fiscal quarter of 2009 and will increase over time until it reaches 3.25 to 1 for the third fiscal quarter of 2011 and thereafter. The leverage ratio covenant requires that the ratio of our total debt to our EBITDA for the preceding four fiscal quarters will not be more than a specified ratio for each fiscal quarter beginning with the fourth fiscal quarter of 2009. This ratio is 4.50 to 1 for the fourth fiscal quarter of 2009 and will decline over time until it reaches 3.75 to 1 for the second fiscal quarter of 2011 and thereafter. The method of calculating all of the components used in the covenants is included in the New Senior Secured Credit Facilities.

The New Senior Secured Credit Facilities contains customary events of default, including nonpayment of principal when due; nonpayment of interest after stated grace period, fees or other amounts after stated grace period; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” actual or asserted invalidity of any guarantee, security document or subordination provision or non-perfection of security interest, and a change in control (as defined in the New Senior Secured Credit Facilities).

Floating rate senior notes

On December 14, 2006, we issued $500 million aggregate principal amount of the Floating Rate Senior Notes. The Floating Rate Senior Notes are senior unsecured obligations that rank equal in right of payment with all of our existing and future unsubordinated indebtedness. The Floating Rate Senior Notes bear interest at an annual rate, reset semi-annually, equal to LIBOR plus 3.375%. Interest is payable on the Floating Rate Senior Notes on June 15 and December 15 of each year. The Floating Rate Senior Notes will mature on December 15, 2014. The net proceeds from the sale of the Floating Rate Senior Notes were approximately $492 million. As noted above, these proceeds, together with our working capital, were used to repay in full the $500 million outstanding under the Bridge Loan Facility. The Floating Rate Senior Notes are guaranteed by substantially all of our domestic subsidiaries.

We may redeem some or all of the Floating Rate Senior Notes at any time on or after December 15, 2008 at a redemption price equal to the principal amount of the Floating Rate Senior Notes plus a premium of 2% if redeemed during the 12-month period commencing on December 15, 2008, 1% if redeemed during the 12-month period commencing on December 15, 2009 and no premium if redeemed after December 15, 2010, as well as any accrued and unpaid interest as of the redemption date. We repurchased $6 million of the Floating Rate Senior Notes for $4 million resulting in a gain of $2 million during the year ended January 3, 2009.

Accounts receivable securitization facility

On November 27, 2007, we entered into the Accounts Receivable Securitization Facility, which provides for up to $250 million in funding accounted for as a secured borrowing, limited to the availability of eligible receivables, and is secured by certain domestic trade receivables. The Accounts Receivable Securitization Facility will terminate on November 27, 2010. Under the terms of the Accounts Receivable Securitization Facility, the company sells, on a revolving basis, certain domestic trade receivables to Receivables LLC, a wholly-owned bankruptcy-remote subsidiary that in turn uses the trade receivables to secure the borrowings, which are funded through conduits that issue commercial paper in the short-term market and are not affiliated with us or through committed bank purchasers if the conduits fail to fund. The assets and liabilities of Receivables LLC are fully reflected on our balance sheet, and the securitization is treated as a secured borrowing for accounting purposes. The borrowings under the Accounts Receivable Securitization Facility remain outstanding throughout the term of the agreement subject to our maintaining sufficient eligible receivables by continuing to sell trade receivables to Receivables LLC unless an event of default occurs. Availability of funding under the facility depends primarily upon the eligible outstanding receivables balance. As of January 3, 2009, we had $243 million outstanding under the Accounts Receivable Securitization Facility. The outstanding balance under the Accounts Receivable Securitization Facility is reported on our balance sheet in long-term debt based on the three-year term of the agreement and the fact that remittances on the receivables do not automatically reduce the outstanding borrowings. The Accounts Receivable Securitization Facility contains customary events of default.

We used all $250 million of the proceeds from the Accounts Receivable Securitization Facility to make a prepayment of principal under the Senior Secured Credit Facilities. Unless the conduits fail to fund, the yield on the commercial paper is the conduits’ cost to issue the commercial paper plus certain dealer fees, is considered a financing cost and is included in interest expense on the Consolidated Statement of Income. If the conduits fail to fund, the Accounts Receivable Securitization Facility would be funded through committed bank purchasers, and the interest rate payable at our option at the rate announced from time to time by JPMorgan as its prime rate or at the LIBO Rate (as defined in the Accounts Receivable Securitization Facility) plus the applicable margin in effect from time to time. The average blended interest rate for the year ended January 3, 2009 was 3.50%.

On March 16, 2009, we and Receivables LLC, entered into the First Amendment to the Accounts Receivable Securitization Facility dated as of November 27, 2007. The Accounts Receivable

Securitization Facility contains the same leverage ratio and interest coverage ratio provisions as the Senior Secured Credit Facilities. The First Amendment effects the same changes to the leverage ratio and the interest coverage ratio that are effected by the Third Amendment described above. Pursuant to the First Amendment, the rate that would be payable to the conduit purchasers or the committed purchasers party to the Accounts Receivable Securitization Facility in the event of certain defaults is increased from 1% over the prime rate to 3% over the greatest of (i) the one-month LIBO rate plus 1%, (ii) the weighted average rates on federal funds transactions plus 0.5%, or (iii) the prime rate. Also pursuant to the First Amendment, several of the factors that contribute to the overall availability of funding have been amended in a manner that would be expected to generally reduce the amount of funding that will be available under the Accounts Receivable Securitization Facility. The First Amendment also provides for certain other amendments to the Accounts Receivable Securitization Facility, including changing the termination date for the Accounts Receivable Securitization Facility from November 27, 2010 to March 15, 2010, and requiring that Receivables LLC make certain payments to a conduit purchaser, a committed purchaser, or certain entities that provide funding to or are affiliated with them, in the event that assets and liabilities of a conduit purchaser are consolidated for financial and/or regulatory accounting purposes with certain other entities.

On April 13, 2009, we and Receivables LLC entered into the Second Amendment to the Accounts Receivable Securitization Facility. Pursuant to the Second Amendment, several of the factors that contribute to the overall availability of funding have been amended in a manner that is expected to generally increase over time the amount of funding that will be available under the Accounts Receivable Securitization Facility as compared to the amount that would be available pursuant to the First Amendment. The Second Amendment also provides for certain other amendments to the Accounts Receivable Securitization Facility, including changing the termination date for the Accounts Receivable Securitization Facility from March 15, 2010 to April 12, 2010. In addition, HSBC Securities (USA) Inc. replaced JPMorgan Chase Bank, N.A. as agent under the Accounts Receivable Securitization Facility, PNC Bank, N.A. replaced JPMorgan Chase Bank, N.A. as a managing agent, and PNC Bank, N.A. and an affiliate of PNC Bank, N.A. replaced affiliates of JPMorgan Chase Bank, N.A. as a committed purchaser and a conduit purchaser, respectively. On August 17, 2009, we and Receivables LLC entered into Amendment No. 3 to the to the Accounts Receivable Securitization Facility, pursuant to which certain definitions were amended to clarify the calculation of certain ratios that impact reporting under the Accounts Receivable Securitization Facility.

Notes payable

Notes payable were $62 million at January 3, 2009 and $20 million at December 29, 2007.

We have a short-term revolving facility arrangement with a Salvadoran branch of a U.S. bank amounting to $45 million of which $29 million was outstanding at January 3, 2009 which accrues interest at 7.38%. We were in compliance with the covenants contained in this facility at January 3, 2009.

We have a short-term revolving facility arrangement with a Thai branch of a U.S. bank amounting to THB 600 million ($17 million) of which $15 million was outstanding at January 3, 2009 which accrues interest at 4.35%. We were in compliance with the covenants contained in this facility at January 3, 2009.

We have a short-term revolving facility arrangement with a Chinese branch of a U.S. bank amounting to RMB 56 million ($8 million) of which $8 million was outstanding at January 3, 2009 which accrues interest at 5.36%. Borrowings under the facility accrue interest at the prevailing base lending rates published by the People’s Bank of China from time to time less 10%. We were in compliance with the covenants contained in this facility at January 3, 2009.

We have a short-term revolving facility arrangement with an Indian branch of a U.S. bank amounting to INR 260 million ($5 million) of which $5 million was outstanding at January 3, 2009 which accrues interest at 16.50%. We were in compliance with the covenants contained in this facility at January 3, 2009.

We have other short-term obligations amounting to $4,029 which consisted of a short-term revolving facility arrangement with a Japanese branch of a U.S. bank amounting to JPY 1,100 million ($12 million) of which $2 million was outstanding at January 3, 2009 which accrues interest at 2.42%, and a short-term revolving facility arrangement with a Vietnamese branch of a U.S. bank amounting to $14 million of which $2 million was outstanding at January 3, 2009 which accrues interest at 12.14%. We were in compliance with the covenants contained in the facilities at January 3, 2009.

In addition, we have short-term revolving credit facilities in various other locations that can be drawn on from time to time amounting to $27 million of which $0 was outstanding at January 3, 2009.

Description of notes

We will issue the Notes under an indenture, as supplemented by a supplemental indenture (collectively the “Indenture”), among us, the Subsidiary Guarantors and Branch Banking and Trust Company, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of Notes in this offering will be limited to $500.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”), as well as debt securities of other series. We will only be permitted to issue such Additional Notes in compliance with the covenant described under the subheading “—Covenants—Limitation on Indebtedness.” Any Additional Notes will be part of the same series as the Notes that we are currently offering and will vote on all matters with the holders of the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of notes,” references to the Notes include any Additional Notes actually issued.

This description of notes, together with the “Description of debt securities” included in the accompanying base prospectus, is intended to be an overview of the material provisions of the Notes and the Indenture. Since this description of notes and such “Description of debt securities” is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. This description of notes supersedes the “Description of debt securities” in the accompanying base prospectus to the extent it is inconsistent with such “Description of debt securities.”

You will find the definitions of capitalized terms used in this description of notes under the heading “—Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Hanesbrands Inc. and not to any of its subsidiaries. The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders of Notes will have rights under the Indenture, and all references to “holders” in this description of notes are to registered holders of Notes.

General

The notes. The Notes:

•	are general unsecured, senior obligations of the Company;

•	mature on , 2016;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form, see “Book-entry, delivery and form”;

•	rank senior in right of payment to all existing and future subordinated obligations of the Company;

•	rank equally in right of payment to any future senior Indebtedness of the Company, without giving effect to collateral arrangements;

•	will be initially unconditionally guaranteed on a senior basis by certain of current Subsidiaries of the Company, see “—Guarantees”;

•	effectively rank junior to any existing or future secured Indebtedness of the Company, including amounts that may be borrowed under our Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

•	rank structurally junior to the indebtedness and other obligations of our future non-guarantor subsidiaries, if any.

Interest. Interest on the Notes will:

•	accrue at the rate of % per annum;

•	accrue from the Closing Date or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on and , commencing on , 2010;

•	be payable to the holders of record on the and immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment. The Company will pay interest on overdue principal of the Notes at the above rate, and overdue installments of interest at such rate, to the extent lawful.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the registrar’s books. We have initially designated the corporate trust office of the Trustee at 223 Nash Street, Wilson, North Carolina to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated its owner for all purposes.

Optional redemption

On and after          , 2013, we may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes), plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on           of the years indicated below:

Year	Percentage

2013	%
2014	%
2015 and thereafter	100.000%

Prior to          , 2012, we may, at our option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) issued under the Indenture with the Net Cash Proceeds of one or more sales of certain types of common stock at a redemption price of     % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original principal amount of the Notes issued on the Closing Date remains outstanding after each such redemption; and

(2) the redemption occurs within 180 days after the closing of the related sale of common stock.

In addition, the Notes may be redeemed, in whole or in part, at any time prior to          , 2013 at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder of Notes at its registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection and notice

If the Company is redeeming less than all of the outstanding Notes, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the partially redeemed Note. On and after the redemption date, interest will cease to accrue on Notes or the portion of them called for redemption unless we default in the payment thereof.

Mandatory redemption; Offers to purchase; Open market purchases

We are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Repurchase of notes upon a change of control” and “—Covenants—Limitation on asset sales.”

We may acquire Notes by means other than a redemption or required repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture. However, other existing or future agreements of the Company may limit the ability of the Company or its Subsidiaries to purchase Notes prior to maturity.

Ranking

The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated to all of our secured Indebtedness, including Indebtedness Incurred under our Credit Agreement, to the extent of the value of the collateral securing such Indebtedness, and liabilities of any of our future Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under the Credit Agreement and other secured Indebtedness has been repaid in full from such assets. In addition, in the event of bankruptcy, liquidation, reorganization or other winding up of a non-guarantor Subsidiary, the assets of such Subsidiary will be available to pay obligations on the Notes only after all obligations of such Subsidiary have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

As of October 3, 2009, on an as adjusted basis after giving effect to this offering and the Transactions, as more fully described in “Use of proceeds”:

•	we would have had $2,087.7 million of total Indebtedness (excluding Hedging Obligations and intercompany Indebtedness); and

•	of the $2,087.7 million of such total Indebtedness, $845.0 million would have constituted secured Indebtedness under our Credit Agreement, and we would have additional availability of $305.0 million under our Credit Agreement as to which the Notes would have been effectively subordinated to the extent of the value of the collateral thereunder. For further discussion, see “Description of other indebtedness—New senior secured credit facilities.”

Guarantees

Payment of the principal of, premium, if any, and interest on the Notes will be fully and unconditionally Guaranteed, jointly and severally, on an unsecured unsubordinated basis by each Restricted Subsidiary (other than HBI Playtex BATH LLC, HBI Receivables LLC and those that are a Foreign Subsidiary or an Immaterial Subsidiary) existing on the Closing Date the equity interests of all of which are 100% owned, directly or indirectly, by the Company. In addition, each future Restricted Subsidiary (other than those that are a Foreign Subsidiary or an Immaterial Subsidiary) will Guarantee the payment of the principal of, premium if any, and interest on the Notes.

As of October 3, 2009, on an as adjusted basis and after giving effect to this offering and the application of net proceeds from this offering, as more fully described under “Use of proceeds,” the Subsidiary Guarantors would have guaranteed $1,838.7 million of Indebtedness (excluding intercompany Indebtedness), consisting of secured guarantees of $845.0 million under the Credit Agreement, unsecured guarantees of $500.0 million under the Notes and $493.7 million of unsecured guarantees of the Existing Notes.

The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws. Each Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Subsidiary Guarantor or the Company, as the case may be.

The Note Guarantee issued by any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer to any Person (other than an Affiliate of the Company) of a majority of the Capital Stock of such Subsidiary Guarantor so long as such entity does not guarantee any other Indebtedness of the Company or any of its Restricted Subsidiaries following such sale, exchange or transfer or (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in each case, in compliance with the terms of the Indenture.

As of the Closing Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company may designate Subsidiaries as Unrestricted Subsidiaries. None of the Unrestricted Subsidiaries will be subject to the restrictive covenants in the Indenture and none will guarantee the Notes.

Covenants

Overview

The Indenture contains covenants that limit the Company’s and its Restricted Subsidiaries’ ability, among other things, to:

•	incur additional debt and issue preferred stock;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Restricted Subsidiaries;

•	issue or sell capital stock of Restricted Subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with shareholders and affiliates;

•	create liens;

•	engage in unrelated businesses; and

•	effect mergers.

In addition, if a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or a part of the Holder’s Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

Changes in covenants when notes rated investment grade

If on any date following the date of the Indenture:

(1) the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1) ‘‘—Limitation on indebtedness;”

(2) ‘‘—Limitation on restricted payments;”

(3) ‘‘—Limitation on dividend and other payment restrictions affecting restricted subsidiaries;”

(4) ‘‘—Limitation on transactions with shareholders and affiliates;”

(5) ‘‘—Limitation on asset sales;” and

(6) clause (3) of the covenant described below under the caption “—Consolidation, merger and sale of assets.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB−, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Limitation on restricted payments” or “Limitation on indebtedness” covenants will be made as if the “Limitation on restricted payments” or “Limitation on indebtedness” covenant, as the case may be, had been in effect since the date of the Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment or incurrence of Indebtedness made while such relevant covenant was suspended and it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the covenants listed in clauses (1) through (6) above. There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Limitation on indebtedness

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Note Guarantees and other Indebtedness existing on the Closing Date (other than Indebtedness described in clause (1) below, the incurrence of which will be governed by such clause (1))) and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be greater than 2.0:1.0.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) the incurrence by the Company and any Subsidiary Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and such Subsidiary Guarantor thereunder) (together with refinancings thereof) not to exceed the greater of (A) $1,700.0 million less any amount of such Indebtedness permanently repaid with the Net Proceeds of Asset Sales as provided under the “Limitation on asset sales” covenant and (B) the sum of (i) 85% of the net book value of the inventory of the Company and its Restricted Subsidiaries and (ii) 85% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries, in each case, determined in accordance with GAAP;

(2) Indebtedness owed to the Company or any Restricted Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness shall be deemed to be subordinated in right of payment to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness including, without limitation, the Notes and the Existing Notes (other than Indebtedness outstanding under clauses (1), (2), (5), (6), (7), (8), (9) and (13) and any refinancings thereof) in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or a Note Guarantee shall only be permitted under this clause (3) if (x) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is pari passu with, or expressly subordinate in right of payment to, the remaining Notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee on terms not materially less favorable in the aggregate to the subordination provisions of the Indebtedness to be refinanced or refunded, (b) the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness shall not include (i) Indebtedness of a Subsidiary of the Company that is not a Subsidiary Guarantor that refinances or refunds Indebtedness of the Company or a Subsidiary Guarantor and (ii) Indebtedness of the Company or a Restricted Subsidiary that refinances or refunds Indebtedness of an Unrestricted Subsidiary;

(4) Indebtedness of the Company, to the extent the net proceeds thereof are (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or an Optional Redemption or (B) promptly deposited to defease the Notes as described under “—Defeasance” or “—Satisfaction and discharge”;

(5) Guarantees of Indebtedness of the Company or any Restricted Subsidiary of the Company by any other Restricted Subsidiary of the Company; provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on issuance of guarantees by restricted subsidiaries” covenant;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(7) Indebtedness (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of property, plant or equipment of the Company and its Restricted Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) (provided that, such Indebtedness is incurred within 365 days of the acquisition of such property, plant or equipment) and (iii) in respect of Capitalized Lease Obligations; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed the greater of (x) $200.0 million and (y) 5.0% of Total Assets;

(8) Indebtedness of Foreign Subsidiaries and Guarantees thereof in an aggregate outstanding principal amount not to exceed $500.0 million at any one time outstanding;

(9) Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Restricted Subsidiary;

(10) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(11) (x) Permitted Securitization and Standard Securitization Undertakings and (y) a Permitted Factoring Program;

(12) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations in supply agreements, in each case in the ordinary course of business;

(13) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(14) Indebtedness of the Company and its Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Capital Stock of officers, employees or directors (or their estates) of the Company or such Subsidiaries pursuant to the terms of employment, severance or termination agreements, benefit plans or similar documents; and

(15) additional Indebtedness of the Company or any Subsidiary Guarantor (in addition to Indebtedness permitted under clauses (1) through (14) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $250.0 million.

(b) Notwithstanding any other provision of this “Limitation on indebtedness” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. The amount of any particular Indebtedness incurred in a foreign currency will be calculated based on the exchange rate for such currency vis-à-vis the U.S. dollar on the date of such incurrence.

(c) For purposes of determining any particular amount of Indebtedness under this “Limitation on indebtedness” covenant, (x) Indebtedness outstanding under the Credit Agreement on the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of part (a) of this “Limitation on indebtedness” covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on liens” covenant shall not be treated as Indebtedness. For purposes of determining compliance with this “Limitation on indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), including under the first paragraph of clause (a), the Company, in its sole discretion, may classify, and from time to time may reclassify, all or any portion of such item of Indebtedness.

(d) The Company and the Subsidiary Guarantors will not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes (in the case of the Company) or the Note Guarantees (in the case of any Subsidiary Guarantor), in each case, at least to the same extent. For purposes of the foregoing, no Indebtedness will be deemed subordinate in right of payment to any other Indebtedness by virtue of being unsecured.

Limitation on restricted payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on equity securities of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Company;

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is expressly subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is expressly subordinated in right of payment to a Note Guarantee, in each case, prior to the date that is one year before the Stated Maturity of such subordinated Indebtedness; or

(4) make any Investment, other than a Permitted Investment, in any Person;

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on indebtedness” covenant, or

(C) the aggregate amount of all Restricted Payments made after the Closing Date would exceed the sum of:

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) less the amount of any net reduction in Investments included pursuant to clause (3) below that would otherwise be included in Adjusted Consolidated Net Income, accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 2006 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee, plus

(2) the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including the Net Cash Proceeds received by the Company from any issuance or sale permitted by the Indenture of convertible Indebtedness of the Company subsequent to the Closing Date, but only upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus

(3) an amount equal to the net reduction in Investments in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (whether or not any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the aggregate amount of all Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on indebtedness” covenant;

(3) the repurchase, redemption or other acquisition of Capital Stock of the Company or a Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such new options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such new options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(5) payments or distributions, to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional shares of Capital Stock or withholding to pay for taxes payable by such employee upon such grant or award;

(8) Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(9) the repurchase, redemption, retirement or otherwise acquisition of Capital Stock required by the employee stock ownership programs of the Company or required or permitted under employee agreements;

(10) other Investments in an amount not to exceed $200.0 million at any time outstanding;

(11) Permitted Additional Restricted Payments;

(12) the purchase, redemption, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of common stock of the Company pursuant to any shareholder rights plan adopted for the purpose of protecting shareholders from takeover tactics;

(13) the repurchase, redemption or other acquisition of Disqualified Stock of the Company or its Restricted Subsidiaries in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Disqualified Stock of the Company (or options, warrants or other rights to acquire such Disqualified Stock); or

(14) the purchase or redemption of any Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee (i) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a “Change of Control” in accordance with provisions similar to those described under the caption “—Repurchase of notes upon a change of control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with the provisions similar to the “Limitation on asset sales” covenant; provided that, prior to or simultaneously with such purchase or redemption, the Company has made an Offer to Purchase as provided in such covenants with respect to the Notes and has completed the repurchase or redemption of the Notes validly tendered for payment in connection with such Offer to Purchase and the provisions described under the captions “—Repurchase of notes upon a change of control” and “—Covenants—Limitation on asset sales,” as applicable.

provided that, in the case of clauses (2), (4), (11), (13) and (14)no Default (of the type described in clauses (1), (2), (9) or (10) under “—Events of default”) or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2), (7) or (11) thereof or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof or an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on restricted payments” covenant have been met with respect to any subsequent Restricted Payments, and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4) or (6) of the preceding paragraph shall not be included in such calculation. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes or any Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this “Limitation on restricted payments”

covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

For purposes of determining compliance with this “Limitation on restricted payments” covenant, (x) (i) for a Restricted Payment or series of related Restricted Payments involving in excess of $50.0 million, the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors or (ii) for a Restricted Payment or series of related Restricted Payments involving $50.0 million or less, the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the chief financial officer, whose determination shall be conclusive and evidenced by a certificate to such effect and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this “Limitation on restricted payments” covenant, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on dividend and other payment restrictions affecting restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than a Receivables Subsidiary) to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (2) make loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (3) repay any Indebtedness owed to the Company or any other Restricted Subsidiary or transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1), (2) or (3) above).

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in the Credit Agreement, the Indenture, the Existing Notes Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law or any applicable rule, regulation or order;

(3) that are customary non-assignment provisions in contracts, agreements, leases, permits and licenses;

(4) that are purchase money obligations for property acquired and Capitalized Lease Obligations that impose restrictions on the property purchased or leased;

(5) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(6) in the case of clause (3) of the first paragraph of this “Limitation on dividend and other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture,

(C) arising or agreed to in the normal course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or

(D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(7) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(8) relating to a Subsidiary Guarantor and contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith); and

(B) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes;

(9) arising from customary provisions in joint venture agreements and other similar agreements;

(10) existing in the documentation governing any Permitted Securitization or Permitted Factoring Program; or

(11) contained in any agreement governing Indebtedness permitted under clause (8) of the second paragraph of part (a) of the “Limitation on indebtedness” covenant.

Nothing contained in this “Limitation on dividend and other payment restrictions affecting restricted subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on the issuance and sale of capital stock of restricted subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) to the Company or a Wholly Owned Restricted Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals or other persons of shares of Capital Stock of foreign Restricted Subsidiaries, in each case, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on restricted payments” covenant if made on the date of such issuance or sale; or

(4) sales of Capital Stock (other than Disqualified Stock) (including options, warrants or other rights to purchase shares of such Capital Stock) of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary either (a) applies the Net Cash Proceeds of any such sale in accordance with the “Limitation on asset sales” covenant or (b) to the extent such sale is of preferred stock, such sale is permitted under the “Limitation on indebtedness” covenant.

Limitation on issuance of guarantees by restricted subsidiaries

The Company will cause each Restricted Subsidiary other than a Foreign Subsidiary or an Immaterial Subsidiary to execute and deliver a supplemental indenture to the Indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary.

The Company will not permit any Restricted Subsidiary which is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any other Restricted Subsidiary (other than a Foreign Subsidiary or an Immaterial Subsidiary), unless (a) such Restricted Subsidiary promptly executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (also a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other

Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full.

If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee to an extent that is not materially less favorable than that the Guaranteed Indebtedness is subordinated to the Notes or the Note Guarantee.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Subsidiary Guarantor may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of Capital Stock of such Subsidiary Guarantor after which such Subsidiary Guarantor no longer is a Restricted Subsidiary of the Company, or the sale of all or substantially all the assets of such Subsidiary Guarantor (which sale, exchange or transfer is not prohibited by the Indenture) or upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture; or

(2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on transactions with shareholders and affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Restricted Subsidiary, except upon terms not materially less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;

(3) the payment of regular fees to directors of the Company who are not employees of the Company and director and officer indemnification arrangements entered into by the Company in the ordinary course of business of the Company;

(4) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(5) transactions in connection with a Permitted Securitization including Standard Securitization Undertakings or a Permitted Factoring Program;

(6) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company, and the granting of registration and other customary rights in connection therewith;

(7) any Permitted Investments or any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(8) any agreement as in effect or entered into as of the Closing Date (as disclosed in this prospectus) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Closing Date;

(9) any employment agreement, change in control/severance agreement, employee benefit plan (including retirement, health and other benefit plans), officer or director indemnification agreement or any similar arrangement or compensation (including bonuses and equity compensation) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(10) any tax sharing agreement or payment pursuant thereto, between the Company and/or one or more Subsidiaries on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes on the other hand, which payments by the Company and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis; and

(11) transactions with customers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided, that, in the reasonable determination of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on transactions with shareholders and affiliates” covenant and not covered by clauses (2) through (10) of this paragraph, (a) the aggregate amount of which exceeds $50.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $100.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary), which Lien is securing any Indebtedness, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date;

(2) Liens granted on or after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

(3) Liens in connection with a Permitted Securitization or a Permitted Factoring Program;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on indebtedness” covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5) Liens to secure Indebtedness permitted under clause (1) of the second paragraph of part (a) of the “Limitation on indebtedness” covenant;

(6) Liens (including extensions and renewals thereof) securing Indebtedness permitted under clause (7) of the second paragraph of part (a) of the “Limitation on indebtedness” covenant; provided that, (i) such Lien is granted within 365 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(7) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(8) Liens on any assets or properties of Foreign Subsidiaries to secure Indebtedness permitted under clause (8) of the second paragraph of part (a) of the “Limitation on indebtedness” covenant;

(9) Liens on (A) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to clause (12) of the second paragraph of part (a) of the “Limitation on indebtedness” covenant;

(10) other Liens securing Indebtedness or other obligations permitted under the Indenture and outstanding in an aggregate principal amount not to exceed $200.0 million; or

(11) Permitted Liens.

Limitation on asset sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of Indebtedness of the Company or any Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Affiliate of the Company), provided that the Company or such other Restricted Subsidiary is irrevocably released in writing from all liability under such Indebtedness, (c) Replacement Assets or (d) a combination of the foregoing.

The Company will, or will cause the relevant Restricted Subsidiary to:

(1) within twelve months after the date of receipt of any Net Cash Proceeds from an Asset Sale:

(A) apply an amount equal to such Net Cash Proceeds to permanently repay Indebtedness under any Credit Facility or other unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary, in each case, owing to a Person other than the Company or any Affiliate of the Company (and to cause a corresponding permanent reduction in commitments if such repaid Indebtedness was outstanding under the revolving portion of a Credit Facility); or

(B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement) in Replacement Assets, and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) any excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on asset sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on asset sales” covenant totals at least $50.0 million, the Company must commence, not later than the last business day of such month, and consummate an Offer to Purchase from the Holders (and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari passu Indebtedness”), from the holders of such Pari passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this “Limitation on asset sales” covenant, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the amount of Excess Proceeds shall be reset to zero.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Limitation on business activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses.

Payments for consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Repurchase of notes upon a change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Notwithstanding the foregoing, the Company may make its offer to purchase the Notes as described in this section in advance of a Change of Control, conditioned upon consummation of such Change of Control, if a definitive agreement in respect of such anticipated Change of Control is in place as of the time of such offer.

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred (or, if applicable, that a definitive agreement in respect of such Change of Control is in place) and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) an irrevocable notice of redemption in respect of all of the outstanding Notes has been given pursuant to the provisions under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Credit Agreement. In addition, certain events that may constitute a change of control under the Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Credit Agreement will, and future Indebtedness may, prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Credit Agreement.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The Change of Control purchase feature is a result of negotiations between the underwriters and us. As of the Closing Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Covenants—Limitation on indebtedness” and “—Covenants—Limitation on liens.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person.

As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control.

SEC reports and reports to holders

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Company will furnish to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. Notwithstanding the foregoing, the furnishing or filing of such reports with the SEC on EDGAR (or any successor system thereto) shall be deemed to constitute furnishing of such reports with the Trustee.

In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply to a non-accelerated filer if the Company were required to file those reports with the SEC.

In addition, the Company and the Subsidiary Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of default

The following events will be defined as “Events of Default” in the Indenture:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) (A) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions under the caption “—Repurchase of notes upon a change of control” or (B) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions under the caption “—Consolidation, merger and sale of assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions under the captions “—Covenants—Limitation on restricted payments,” “—Covenants—Limitation on indebtedness” or “—Covenants—Limitation on asset sales”;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default; or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms its obligations under its Note Guarantee;

(9) the Company or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; and

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (9) or (10) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (9) or (10) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of at least a majority in principal amount of the Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and waiver.”

The Holders of at least a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that may involve the Trustee in personal liability and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of or premium, if any, or interest on, such Note, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of the Company must certify, on or before a date not more than 90 days after the end of each fiscal year, that the Company and its Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. the Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, merger and sale of assets

The Company will not (1), directly or indirectly, consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the property or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”) shall be a corporation, limited partnership, limited liability company or other entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under the Indenture and the Notes; provided, however, that if the Surviving Person is not a corporation, a corporation that has no material assets or liabilities other than the Notes shall become a co-issuer of the Notes pursuant to a supplemental indenture duly executed by the Trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis either (a) the Company (or the Surviving Person, if applicable) could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on indebtedness” covenant or (b) the Company’s (of the Surviving Person’s, if applicable) Fixed Charge Coverage Ratio is greater than that of the Company prior to the consummation of such transaction; and

(4) the Company will have delivered to the Trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) of this paragraph) and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

No Subsidiary Guarantor will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor’s obligations under its Note Guarantee;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) the Company will have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable.

The foregoing requirements of this paragraph shall not apply to a consolidation or merger of any Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor, so long as the Company or such Subsidiary Guarantor survives such consolidation or merger.

Defeasance

Defeasance and discharge

The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the day of the deposit referred to below,

and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

(B) the Company has delivered to the Trustee (1) either (x) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (2) an officer’s certificate to the effect that the deposit was not made with the intent of preferring holders of the Notes over any other creditors with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of certain covenants and certain events of default.

The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (3) of the first paragraph under “—Consolidation, merger and sale of assets” and all the covenants described herein under “—Covenants,” and clause (c) under “Events of default” with respect to such clause (3) of the first paragraph under “—Consolidation, merger and sale of assets,” clauses (4) and (5) under “Events of default” with respect to such other covenants and clauses (6) and (7) under “Events of default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

In the event that the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments and the Company’s obligations or any Subsidiary Guarantor’s Note Guarantee with respect to such payments will remain in effect.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes when:

(1) either:

(A) all of the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust by the Company and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or

(B) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable pursuant to an optional redemption notice or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) the Company has paid all other sums payable under the Indenture by the Company.

The Trustee will acknowledge the satisfaction and discharge of the Indenture if the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification and waiver

The Indenture may be amended, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) conform the text of the indenture to any provisions of this description of Notes to the extent that a portion of this description of Notes was intended to be a verbatim recitation of the Indenture or the Notes;

(4) provide for the issuance of additional Notes under the Indenture to the extent otherwise so permitted under the terms of the Indenture;

(5) comply with the provisions described under “—Covenants—Consolidation, merger and sale of assets” or “—Covenants—Limitation on issuance of guarantees by restricted subsidiaries”;

(6) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(7) evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to add a Subsidiary Guarantor; or

(9) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

Modifications and amendments of the Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note;

(3) change the optional redemption dates or optional redemption prices of the Notes from that stated under the caption “—Optional redemption”;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes (other than a rescission of acceleration of the Notes to the extent that such acceleration was initially instituted pursuant to a vote of the Holders);

(7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in the Indenture;

(8) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the Subsidiary Guarantor issuing any such Note Guarantee; or

(9) reduce the percentage or aggregate principal amount of Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

Governing law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

No personal liability of incorporators, stockholders, officers, directors, or employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the trustee

Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this “Description of the Notes” for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent that dividends or similar distributions have been paid by such Person to the Company or a Restricted Subsidiary;

(2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is at the time prohibited by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any gains or losses (on an after-tax basis) attributable to asset dispositions;

(5) all extraordinary gains or extraordinary losses;

(6) the cumulative effect of a change in accounting principles;

(7) any non-cash compensation expenses recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees;

(8) any impairment charge or asset write off;

(9) net cash charges associated with or related to any restructurings since October 1, 2006 in an aggregate amount not to exceed $120.0 million;

(10) all other non-cash charges, including unrealized gains or losses on agreements with respect to Hedging Obligations and all non-cash charges associated with announced restructurings, whether announced previously or in the future (such non-cash restructuring charges being “Non-Cash Restructuring Charges”); and

(11) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; or

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at          , 2013 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through , 2013 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Company or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger or consolidation or Sale Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary (other than sales of preferred stock that are permitted under the “Limitations on indebtedness” covenant);

(2) all or substantially all of the property and assets of a division or line of business of the Company or any of its Restricted Subsidiaries; or

(3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary, and in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company;

provided that “Asset Sale” shall not include:

(a) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on restricted payments” covenant;

(b) sales, transfers or other dispositions of assets with a fair market value not in excess of $25.0 million in any transaction or series of related transactions;

(c) any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

(d) the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof, or the disposition of assets in connection with a foreclosure or transfer in lieu of a foreclosure or other exercise of remedial action;

(e) any exchange of like property similar to (but not limited to) those allowable under Section 1031 of the Internal Revenue Code;

(f) sales or grants of licenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology

(g) transactions permitted under the “Consolidation, Merger and Sale of Assets” covenant;

(h) sales in connection with a Permitted Securitization or a Permitted Factoring Program;

(i) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(j) dispositions constituting leases, subleases, licenses or sublicenses of property (including intellectual property) in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries (for the avoidance of doubt, other than any perpetual licenses of any material intellectual property); or

(k) a grant of options to purchase, lease or acquire real or personal property in the ordinary course of business, so long as the disposition resulting from the exercise of such option would not constitute an “Asset Sale” under clauses (1), (2) or (3) of this definition, in each case, after giving effect to clauses (a) through (j) above.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person, any duly authorized committee of such Board of Directors, or any Person to which the Board of Directors has properly delegated authority with respect to any particular matter. Unless otherwise indicated, the “Board of Directors” refers to the Board of Directors of the Company.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means all monetary obligations of any Person and its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, should be classified as Capitalized Leases and the Stated Maturity thereof shall be the date that the last payment of rent or any other amount due under such Capitalized Lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or penalty is due thereunder.

“Change of Control” means such time as:

(1) the adoption of a plan relating to the liquidation or dissolution of the Company;

(2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis;

(3) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(4) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act).

“Closing Date” means the date on which the Notes were originally issued under the Indenture.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Fixed Charges;

(2) amounts shown under the item “Taxes” on the Company’s income statement;

(3) depreciation expense;

(4) amortization expense;

(5) (a) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), (b) any fees and expenses incurred by the Company and its Restricted Subsidiaries in connection with the Transactions, including without limitation, any cash expenses incurred in connection with the termination or modification of any Hedging Obligations in connection with the Transactions; (c) to the extent non-recurring and not capitalized, any financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of the Company and its Restricted Subsidiaries incurred as a result of Asset Acquisitions, Investments, Asset Sales permitted under the Indenture and the issuance of Capital Stock or Indebtedness permitted hereunder, all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Asset Acquisition, Investment or Asset Sale, (d) to the extent the related loss is not added back pursuant to the definition of Adjusted Consolidated Net Income, all proceeds of business interruption insurance policies, (e) expenses incurred by the Company or any Restricted Subsidiary to the extent reimbursed in cash by a third party, and (f) extraordinary, unusual or non-recurring cash charges not to exceed $10.0 million in any Fiscal Year; minus

(6) to the extent included in determining such Adjusted Consolidated Net Income, the sum of (a) reversals (in whole or in part) of any restructuring charges previously treated as Non-Cash Restructuring Charges in any prior period, (b) all non-cash items increasing Adjusted Consolidated Net Income, other than (A) the accrual of revenue consistent with past practice and (B) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase EBITDA in a prior period;

all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries); and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, in each case, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof), (2) any interest expense attributable to a Permitted Factoring Program, and (3) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the capital securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation with respect thereto) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Credit Agreement” means that certain Credit Agreement, to be dated as of December   , 2009, among the Company as borrower, the guarantors party thereto, the several banks and other financial institutions or entities from time to time party thereto as lenders, JPMorgan Chase Bank, N.A, as administrative agent and collateral agent, Barclays Bank PLC and Goldman Sachs Credit Partners L.P., as co-documentation agents, Bank of America, N.A. and HSBC Securities (USA) Inc. as co-syndication agents, and J.P. Morgan Securities Inc., Banc of America Securities LLC, HSBC Securities (USA) Inc. and Barclays Capital, as joint lead arrangers and joint bookrunners.

“Credit Facilities” means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including the Credit Agreement), commercial paper facilities, or indentures providing for revolving credit loans, term, loans, notes or other financings or letters of credit, or other credit facilities, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the date that is 91 days after the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the date that is 91 days after the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the date that is 91 days after the Stated Maturity of the Notes; provided that, only the portion of such Capital Stock which is so required to be redeemed, redeemable or convertible or exchangeable prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on asset sales” and “Repurchase of notes upon a change of control” covenants; provided further that, any class or series of Capital Stock of such Person that by its terms or otherwise, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of any Capital Stock that is not Disqualified Stock, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by delivery of such Capital Stock.

“Existing Notes” means the Floating Rate Senior Notes due 2014.

“Existing Notes Indenture” means the indenture dated as of December 14, 2006, with respect to the Existing Notes.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by (i) for a transaction or series of related transactions in excess of $50.0 million, the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors or (ii) for a transaction or series of related transactions involving $50.0 million or less, by the chief financial officer, whose determination shall be conclusive if evidenced by a certificate to such effect.

“Fiscal Year” means any period of fifty-two or fifty-three consecutive calendar weeks ending on the Saturday nearest to the last day of December; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2009 Fiscal Year”) refer to the Fiscal Year ending on the Saturday nearest to the last day of December of such calendar year; provided that in the event that the Company gives notice to the Trustee that it intends to change its Fiscal Year, Fiscal Year will mean any period of fifty-two or fifty-three consecutive calendar weeks or twelve consecutive calendar months ending on the date set forth in such notice.

“Fixed Charge Coverage Ratio” means, for any Person on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee (the “Four Quarter Period”) to (2) the aggregate Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date, in each case, as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this paragraph requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available; and provided further, that such pro forma calculation will take into account all adjustments required by Article 11 of Regulation S-X to be reflected, any adjustments permitted by Article 11 of Regulation S-X that the Company, in its reasonable judgment, elects to make and any Pro Forma Cost Savings arising from such transaction.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense, plus

(2) the product of (x) the amount of all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal, as determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date as determined by the Public Company Accounting Oversight Board. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the Notes and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the normal course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the normal course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under foreign exchange contracts, commodity hedging agreements, currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holder” means a holder of any Notes.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Company that is designated by the Company as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary, together with all other Immaterial Subsidiaries, has (i) total assets at such time not exceeding 5% of the Company’s consolidated assets as of the most recent fiscal quarter for which balance sheet information is available and (ii) total revenues and operating profit for the most recent 12-month period for which income statement information is available not exceeding 5% of the Company’s consolidated revenues and operating profit, respectively; provided, that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it guarantees or otherwise provides material credit support for any Indebtedness of the Company.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) the principal component of all indebtedness of such Person for borrowed money;

(2) the principal component of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the normal course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations;

(6) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) the principal component of all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(9) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C) Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes;

(ii) obligations in respect of performance, bid and surety bonds and completion guarantees in respect of activities being performed by, on behalf of or for the benefit of the Company or its Restricted Subsidiaries;

(iii) agreements providing for indemnification, adjustment of purchase price earn-out, incentive, non-compete, consulting, deferred compensation or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case, Incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition);

(iv) any liability for trade payables incurred in the ordinary course of business; or

(v) any obligations (including letters of credit) incurred in the ordinary course of business in connection with workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements of the Company or any Restricted Subsidiary.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the date of the Indenture and end on and include          , 2010.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement (whether fixed to floating or floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net

Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with the “Limitation on Asset Sales” covenant.

“Leverage Ratio” means, as of any date, the ratio of

(a) Total Debt outstanding on the last day of the most recently ended fiscal quarter for which reports have been filed with the SEC or provided to the Trustee; to

(b) Consolidated EBITDA computed for the then most recent four fiscal quarters prior to such date for which reports have been filed with the SEC or provided to the Trustee.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operations, performance, or assets of the Company or the Company and its Restricted Subsidiaries (other than a Receivables Subsidiary) taken as a whole, (ii) the rights and remedies of any Holder under the Indenture or (iii) the ability of the Company or its Restricted Subsidiaries to perform its obligations under the Indenture.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale;

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means any Guarantee of the obligations of the Company under the Indenture and the Notes by any Subsidiary Guarantor.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) the provision of the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an officers’ certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to an Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue of such conflict.

“Permitted Additional Restricted Payment” means, for any Fiscal Year set forth below, Restricted Payments made by the Company in the amount set forth opposite such Fiscal Year:

Fiscal year	Cash amount

2009	$57.3 million
2010 and thereafter	$48.0 million

provided, to the extent that the amount of Permitted Additional Restricted Payments made by the Company during any Fiscal Year is less than the aggregate amount permitted (including after giving effect to this proviso) for such Fiscal Year, then such unutilized amount may be carried forward and utilized by the Company to make Permitted Additional Restricted Payments in any succeeding Fiscal Year or Years and provided further that, for each Fiscal Year, the amounts set forth above in such Fiscal Years shall be increased by an additional $120.0 million so long as both before and after giving effect to such Restricted Payment, the Leverage Ratio is less than 3.75:1.00.

“Permitted Business” means the business of the Company and its Subsidiaries engaged in on the Closing Date and any other activities that are reasonably related, supportive, complementary, ancillary or incidental thereto or reasonable extensions thereof.

“Permitted Factoring Program” means any and all agreements or facilities entered into by the Company or any of its Subsidiaries for the purpose of factoring its receivables or payables for cash consideration.

“Permitted Investment” means:

(1) an Investment in the Company or any Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (including, if as a result of such Investment, such Person is merged or consolidated with or into or transfers or conveys all or substantially all its assets to the Company or any Restricted Subsidiary);

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments;

(5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6) Commodity Agreements, Interest Rate Agreements and Currency Agreements intended to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates or manage interest rate risk;

(7) loans and advances to employees and officers of the Company and its Restricted Subsidiaries made in the ordinary course of business for bona fide business purposes not to exceed $12.0 million in the aggregate at any one time outstanding;

(8) Investments in securities of trade creditors or customers received

(a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or

(b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(9) Investments made by the Company or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(10) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(11) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person under a Permitted Securitization or a Permitted Factoring Program; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any equity interests;

(12) Investments to the extent made in exchange for the Issuance of Capital Stock (other than Disqualified Stock) of the Company;

(13) any Investment made within 90 days after the date of the commitment to make the Investment, that when such commitment was made, would have complied with the terms of the Indenture;

(14) repurchases of the Notes or any other outstanding senior indebtedness;

(15) other Investments made since the date of the Indenture that do not exceed, at any one time outstanding, $100.0 million;

(16) Investments in any Person engaged primarily in one or more Permitted Businesses and supporting ongoing business operations of the Company or its Restricted Subsidiaries (including, without limitation, Unrestricted Subsidiaries, and Persons that are not Subsidiaries of the Company) that do not exceed, at any one time outstanding, $100.0 million; and

(17) any Investments existing on the Closing Date and any amendment, modification , restatement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof; provided that the principal amount of any Investment following any such amendment, modification, restatement, extension, renewal, refunding, replacement or refinancing pursuant to this clause (17) shall not exceed the principal amount of such Investment on the Closing Date.

“Permitted Liens” means:

(1) Liens in connection with a Permitted Securitization or a Permitted Factoring Program;

(2) Liens existing as of the Closing Date and securing indebtedness existing as of the Closing Date and any refinancings, refundings, reallocations, renewals or extensions of such Indebtedness; provided that, no such Lien shall encumber any additional property (except for accessions to such property and the products and proceeds thereof) and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date;

(3) Liens securing Indebtedness of the type permitted by clause (7) of the covenant entitled “Limitation on indebtedness” that, (i) such Lien is granted within 365 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(4) Liens securing Indebtedness permitted by under clause (9) of the covenant entitled “Limitation on indebtedness”; provided that, such Liens existed prior to such Person becoming a Restricted Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person;

(5) Liens in favor of carriers, warehousemen, mechanics, repairmen, materialmen, customs and revenue authorities and landlords and other similar statutory Liens and Liens in favor of suppliers (including sellers of goods pursuant to customary reservations or retention of title, in each case) granted in the ordinary course of business for amounts not overdue for a period of more than 60 days or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(6) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases, trade contracts or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in the immediately preceding clause (i);

(7) judgment Liens that are being appealed in good faith or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default;

(8) easements, rights-of-way, covenants, conditions, building codes, restrictions, reservations, minor defects or irregularities in title and other similar encumbrances and matters that would be disavowed by a full survey of real property not interfering in any material respect with the value or use of the affected or encumbered real property to which such Lien is attached;

(9) Liens securing Indebtedness permitted by clause (8) of the covenant entitled “Limitation on indebtedness”;

(10) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business;

(11) (i) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries, (ii) other agreements with respect to the use and occupancy of real property entered into in the ordinary course of business or in connection with an Asset Sale permitted by the covenant entitled “Limitation on asset sales” or (iii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(12) Liens on the property of the Company or any of its Restricted Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, licenses and statutory obligations, (ii) Contingent Liabilities on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(13) Liens on Receivables transferred to a Receivables Subsidiary under a Permitted Securitization or a Permitted Factoring Program;

(14) Liens upon specific items or inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the shipment or storage of such inventory or other goods;

(15) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired as a Permitted Investment to be applied against the purchase price for such Permitted Investment and (B) consisting of an agreement involving an Asset Sale permitted by the covenant entitled “Limitation on asset sales,” in each case under this clause (i), solely to the extent such Permitted Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on earnest money deposits of cash or Cash Equivalents made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(16) Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under other applicable Law);

(17) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Company or any of its Restricted Subsidiaries and (ii) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness and (iii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations in each case in the ordinary course of business and not prohibited by this Agreement;

(18) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located or any Liens senior to any lease, sub-lease or other agreement under which the Company or any of its Restricted Subsidiaries uses or occupies any real property;

(19) Liens constituting security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(20) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business;

(21) Liens on (A) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to clause (12)(i) of the covenant entitled “Limitation on indebtedness”;

(22) Liens for taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect; and

(23) Liens in respect of Hedging Obligations.

“Permitted Securitization” means any sale, transfer or other disposition by the Company or any of its Restricted Subsidiaries of Receivables and related collateral, credit support and similar rights and any other assets that are customarily transferred in a securitization of receivables, pursuant to one or more securitization programs, to a Receivables Subsidiary or a Person who is not an Affiliate of the Company; provided that (i) the consideration to be received by the Company and its Restricted Subsidiaries other than a Receivables Subsidiary for any such disposition consists of cash, a promissory note or a customary contingent right to receive cash in the nature of a “hold-back” or similar contingent right, (ii) no Default shall have occurred and be continuing or would result therefrom, and (iii) the aggregate outstanding balance of the Indebtedness in respect of all such programs at any point in time is not in excess of $500.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means with respect to any acquisition or disposition transaction, cost savings reasonably expected to be realized in connection with that transaction, as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors, in consultation with a nationally recognized accounting firm (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Company or any Restricted Subsidiary in connection with a Permitted Securitization or a Permitted Factoring Program, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Receivable” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the UCC and any supporting obligations.

“Receivables Subsidiary” shall mean any Wholly Owned Restricted Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or one or more of its Restricted Subsidiaries transfer Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the applicable Restricted Subsidiary (as provided below) as a Receivables Subsidiary and which meets the following conditions:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(i) is guaranteed by the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary);

(ii) is recourse to or obligates the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary); or

(iii) subjects any property or assets of the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(b) with which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and

(c) to which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced by a certified copy of the resolution of the Board of Directors of such Restricted Subsidiary giving effect to such designation and an officers certificate certifying, to the best of such officer’s knowledge and belief, that such designation complies with the foregoing conditions.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a Permitted Business (or an Investment in a Permitted Business).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means a transaction whereby a Person sells or otherwise transfers assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or otherwise transferred.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Significant Subsidiary” means, any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in a securitization of Receivables.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a Guarantor of the Notes, including any Restricted Subsidiary of the Company which provides a Note Guarantee of the Company’s obligations under the Indenture and the Notes pursuant to the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant.

“Temporary Cash Investment” means any of the following:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of the Company or any Subsidiary of the Company) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s;

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of the United States (or any State thereof) and which has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500.0 million;

(d) any repurchase agreement having a term of 30 days or less entered into with any commercial banking institution satisfying the criteria set forth in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

(e) with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Person maintains its chief executive office or principal place of business or is organized provided such country is a member of the Organization for Economic Cooperation and Development, and which has a short-term commercial paper rating from S&P of at least “A-1” or the equivalent thereof or from Moody’s of at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; or

(f) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of any member nation of the European Union whose legal tender is the Euro and which are denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of any such member nation of the European Union is pledged in support thereof.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company filed with the SEC or delivered to the Trustee.

“Total Debt” means, on any date, the outstanding principal amount of all:

(1) obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(2) monetary obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(3) all Capitalized Lease Obligations of such Person; and

(4) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts and other than in connection with any Permitted Securitization or Permitted Factoring Program, of the Company and its Subsidiaries (other than a Receivables

Subsidiary), in each case exclusive of intercompany Indebtedness between the Company and its Subsidiaries and any Contingent Liability in respect of any of the foregoing.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, (i) the issuance of the Notes, (ii) the entering into of the documents governing the Credit Agreement and the making of the loans thereunder, (iii) the repayment of all borrowings and termination of certain credit facilities of the Company concurrent with the closing of the offering of the Notes, and (iv) the payment of fees and expenses in connection and in accordance with the foregoing.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to          , 2013; provided, however, that if the period from the redemption date to          , 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to          , 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate as of the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $2.0 million or less or (II) if such Subsidiary has assets greater than $2.0 million, such designation would be permitted under the “Limitation on Restricted Payments” covenant; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” of any specified Person, as of any date, means the Capital Stock of such Person (other than directors’ and foreign nationals’ qualifying shares) that is at the time entitled to vote in the election of the Board of Directors of such Person is owned by the referent Person.

Book-entry, delivery and form

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” under the New York Uniform Commercial Code; and
•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-entry format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. None of us, any Subsidiary Guarantor, the trustee under the indenture or any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We, the Subsidiary Guarantors and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we, the Subsidiary Guarantors and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited direct DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to its direct participant as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers within and among book-entry systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with their respective applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or

Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and we have not appointed a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture and DTC has notified us and the trustee of its desire to exchange the global notes for certificated notes; or

•	subject to DTC’s rules, we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. We will reissue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from its direct participants; and (3) all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary or its nominee, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Same day settlement and payment

We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Clearstream, Luxembourg customer or Euroclear participant purchasing an interest in a global note from another customer or participant will be credited, and any such crediting will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in a global note by or through a Clearstream, Luxembourg customer or Euroclear participant to another customer or participant will be received with value on the settlement date of DTC but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

U.S. federal income tax consequences

The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners of notes that purchase the notes in this offering at their issue price (as defined below) and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, controlled foreign corporations, corporations that accumulate earnings to avoid United States federal income tax, passive foreign investment companies, S corporations, partnerships or other pass through entities for United States federal income tax purposes (or investors in such entities), insurance companies, dealers or traders in securities or currencies, certain former citizens or residents of the United States and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. Moreover, the effect of any applicable estate or gift, state, local or non-United States tax laws is not discussed.

In the case of a beneficial owner of notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, then you should consult your own tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

United States holders

The term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Payment of stated interest

Stated interest on a note will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Original issue discount

The notes may be issued with OID for U.S. federal income tax purposes, in which case, U.S. holders generally will be required to include the OID in gross income for U.S. federal income tax purposes in advance of the receipt of cash attributable to that income regardless of the holders’ method of tax accounting.

If the “issue price” of the notes is less than their stated principal amount by an amount equal to or greater than 0.25% of such stated principal amount multiplied by the number of complete years to maturity of the notes, then the notes will be considered as having been issued with OID for U.S. federal income tax purposes in an amount equal to such difference. The “issue price” of a note generally is equal to the first price at which a substantial amount of the notes are sold for money (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

A United States Holder (whether a cash or accrual method taxpayer) will be required to include in gross income (as ordinary income) any OID as it accrues on a constant yield to maturity basis, before the receipt of cash payments attributable to this income. The amount of OID includible in gross income for a taxable year will be the sum of the daily portions of OID with respect to the note for each day during that taxable year on which the United States Holder holds the note. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The OID allocable to any accrual period will equal (a) the product of the “adjusted issue price” of the note as of the beginning of such period and the note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (b) the stated interest allocable to the accrual period. The “adjusted issue price” of a note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

A United States Holder will not be required to recognize any additional income upon the receipt of any cash payment on the notes that is attributable to previously accrued OID.

Sale, exchange, redemption, retirement or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) that holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note (less any portion allocable to any accrued and unpaid stated interest, which will be treated as ordinary income to the extent not previously included in income). A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder, increased by any OID previously includible in income by the United States Holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at reduced rates. The deductibility of capital losses is subject to limitations. United States Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Information reporting and backup withholding tax

In general, certain information must be reported to the IRS with respect to payments of interest (including any OID) on a note and payments of the proceeds of the sale or other disposition (including a retirement or redemption) of a note, to certain non-corporate United States Holders. The payor (which may be us or an intermediate payor) may be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States holders

The term “non-United States Holder” means a beneficial owner of a note that is neither a United States Holder nor a partnership (or other entity taxable as a partnership for United States federal income tax purposes).

For purposes of the following discussion, interest (including OID) and gain on the sale, exchange or other disposition (including a retirement or redemption) of a note will be considered “United States trade or business income” if the income or gain is effectively connected with the conduct of a United States trade or business.

All references to interest in this discussion also refer to any OID.

Payment of interest

Subject to the discussion of backup withholding tax below, interest paid on a note by us or any paying agent to a non-United States Holder will be exempt from United States withholding tax under the “portfolio interest exemption;” provided that (i) the non-United States Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) the non-United States Holder is not a controlled foreign corporation related to the Company, actually or constructively, (iii) the non-United States Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (iv) the interest income is not United States trade or business income of the non-United States Holder, and (v) either (a) the non-United States Holder provides to us or our paying agent an applicable IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the notes on behalf of the non-United States Holder and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable IRS Form W-8BEN (or a suitable substitute form) has been received by it from the non-United States Holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to United States withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding. United States trade or business income will not be subject to United States federal withholding tax but will be taxed on a net income basis in generally the same manner as taxable income of a United States Holder (unless an applicable income tax treaty provides otherwise), and if the non-United States Holder is a foreign corporation, such United States trade or business income may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such interest, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is United States trade or business income, a non-United States Holder must provide either:

•	a properly executed IRS Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or;

•	a properly executed IRS Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is United States trade or business income.

Sale, exchange, redemption, retirement or other disposition of notes

Subject to the discussion of backup withholding tax below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other disposition of a note (other than any amount representing accrued but unpaid stated interest on the note, which is subject to the rules discussed above under “—Non-United States holders—Payment of interest”) unless (i) the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (in which case such holder will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain United States source capital losses), or (ii) the gain is United States trade or business income (in which case such holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States Holder, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain, or a lower rate provided by an applicable income tax treaty).

Information reporting and backup withholding tax

The amount of interest paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a non-United States Holder is resident.

Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, a non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from disposition (including a retirement or redemption) of, a note, unless the payor knows or has reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding tax and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and is not a person with certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding tax or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, an underwriter, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Law.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Underwriting

Subject to the terms and conditions stated in the underwriting agreement among us, the guarantors and J.P. Morgan Securities Inc., on behalf of the several underwriters, we have agreed to sell to each underwriter and each underwriter named below has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriter	Principal amount

J.P. Morgan Securities Inc.	$
Banc of America Securities LLC
HSBC Securities (USA) Inc.
Goldman, Sachs & Co.
Barclays Capital Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
RBC Capital Markets Corporation
Total		$500,000,000

The underwriters have severally agreed to purchase all of the notes if any of them are purchased. The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to, among other customary conditions, the delivery of certain legal opinions by their counsel. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

•	we will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities Inc.; and

•	we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of J.P. Morgan Securities Inc. for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Stabilizing transactions and syndicate covering transactions, as well as other purchases by the underwriters for its own accounts, may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of some of the underwriters act as lenders under the Existing Credit Facilities and, in such capacities, will receive a portion of the proceeds from this offering. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., will act as administrative agent, collateral agent and lender under our New Senior Secured Credit Facilities and certain of the other underwriters and/or their affiliates will act as agents and/or lenders under our New Senior Secured Credit Facilities.

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2.3 million.

Legal matters

That the notes are duly authorized by the issuer, and certain other matters of Maryland law, will be passed upon on our behalf by Venable LLP. That the guarantees are duly authorized by the guarantors organized in the State of Delaware, and certain other matters of Delaware law, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. That the guarantees are duly authorized by the guarantor organized in the State of Colorado, and certain other matters of Colorado law, will be passed upon on our behalf by Hogan & Hartson LLP. In addition, certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The Consolidated Financial Statements of Hanesbrands Inc. as of January 3, 2009 and December 29, 2007, and for the years ended January 3, 2009, December 29, 2007, the six months ended December 30, 2006, and the year ended July 1, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of January 3, 2009 included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Hanesbrands Inc.

DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
WARRANTS, DEPOSITARY SHARES, STOCK PURCHASE UNITS
AND STOCK PURCHASE CONTRACTS

We may from time to time sell any combination of debt securities, preferred stock, common stock, warrants, depositary shares, stock purchase units and stock purchase contracts described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer. Each time we sell securities we will provide specific terms of the securities offered in a supplement to this prospectus and will also describe the specific manner in which we will offer these securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “HBI”. On July 31, 2008, the last reported sale price for our common stock on the New York Stock Exchange was $21.44 per share.

  See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2008.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to “Hanesbrands,” “we,” “us” and “our” and similar terms refer to Hanesbrands Inc. and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” or our “preferred stock” refer to the common stock or preferred stock of Hanesbrands Inc.

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include the Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra marks, which may be registered in the United States and other jurisdictions.

i

OUR COMPANY

We are a consumer goods company with a portfolio of leading apparel brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. We design, manufacture, source and sell a broad range of apparel essentials such as t-shirts, bras, panties, men’s underwear, kids’ underwear, socks, hosiery, casualwear and activewear.

Our products are sold through multiple distribution channels. During the year ended December 29, 2007, approximately 46% of our net sales were to mass merchants, 19% were to national chains and department stores, 8% were direct to consumers, 9% were in our International segment and 18% were to other retail channels such as embellishers, specialty retailers, warehouse clubs and sporting goods stores. In addition to designing and marketing apparel essentials, we have a long history of operating a global supply chain that incorporates a mix of self-manufacturing, third-party contractors and third-party sourcing.

The apparel essentials segment of the apparel industry is characterized by frequently replenished items, such as t-shirts, bras, panties, men’s underwear, kids’ underwear, socks and hosiery. Growth and sales in the apparel essentials industry are not primarily driven by fashion, in contrast to other areas of the broader apparel industry. Rather, we focus on the core attributes of comfort, fit and value, while remaining current with regard to consumer trends. The majority of our core styles continue from year to year, with variations only in color, fabric or design details. We continue to invest in our largest and strongest brands to achieve our long-term growth goals.

We were spun off from Sara Lee Corporation (“Sara Lee”) on September 5, 2006. In connection with the spin off, Sara Lee contributed its branded apparel Americas and Asia business to us and distributed all of the outstanding shares of our common stock to its stockholders on a pro rata basis. As a result of the spin off, Sara Lee ceased to own any equity interest in our company. In this prospectus, we describe the businesses contributed to us by Sara Lee in the spin off as if the contributed businesses were our business for all historical periods described. References in this prospectus to our assets, liabilities, products, businesses or activities of our business for periods including or prior to the spin off are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the contributed businesses as the businesses were conducted as part of Sara Lee and its subsidiaries prior to the spin off. Our fiscal year ends on the Saturday closest to December 31 and previously ended on the Saturday closest to June 30. We refer to the fiscal year ended December 29, 2007 as the year ended December 29, 2007. A reference to a year ended on another date is to the fiscal year ended on that date.

We were incorporated in Maryland on September 30, 2005 and became an independent public company following our spin off from Sara Lee on September 5, 2006. Our principal executive offices are located at 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105. Our main telephone number is (336) 519-4400. Our website is www.hanesbrands.com. Information on our website is not a part of this prospectus and is not incorporated into this prospectus by reference.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended , or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. In particular, information in any prospectus supplement or report incorporated herein by reference appearing under “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	our ability to migrate our production and manufacturing operations to lower-cost locations around the world;

•	risks associated with our foreign operations or foreign supply sources, such as disruption of markets, changes in import and export laws, currency restrictions and currency exchange rate fluctuations;

•	the impact of economic and business conditions and industry trends in the countries in which we operate our supply chain;

•	the highly competitive and evolving nature of the industry in which we compete;

•	our ability to effectively manage our inventory and reduce inventory reserves;

•	our ability to keep pace with changing consumer preferences;

•	loss of or reduction in sales to any of our top customers, especially Wal-Mart;

•	financial difficulties experienced by any of our top customers;

•	failure by us to protect against dramatic changes in the volatile market price of cotton, the primary material used in the manufacture of our products;

•	the impact of increases in prices of other materials used in our products, such as dyes and chemicals, and increases in other costs, such as fuel, energy and utility costs;

•	costs and adverse publicity arising from violations of labor or environmental laws by us or any of our third-party manufacturers;

•	our ability to attract and retain key personnel;

•	our debt and debt service requirements that restrict our operating and financial flexibility, and impose interest and financing costs;

•	the risk of inflation or deflation;

•	consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•	retailer consolidation and other changes in the apparel essentials industry;

•	future financial performance, including availability, terms and deployment of capital;

•	new litigation or developments in existing litigation;

•	our ability to comply with environmental and occupational health and safety laws and regulations;

•	general economic conditions; and

•	possible terrorists attacks and ongoing military action in the Middle East and other parts of the world.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

USE OF PROCEEDS

We will use the net proceeds from our sale of the securities for our general corporate purposes, which may include repaying indebtedness, making additions to our working capital, funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of the total of (i) the following (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees, minus the total of (ii) the following: (a) interest capitalized and (b) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges are defined as the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an appropriate estimate of the interest within rental expense.

				Six-Months
	Six-Months	Year Ended		Ended		Year Ended
	Ended	December 29,		December 30,		July 1,		July 2,		July 3,		June 28,
	June 28, 2008	2007		2006(1)		2006		2005		2004		2003

Ratios of earnings to fixed charges	2.38x	1.83	x	2.24	x	10.37	x	7.64	x	8.71	x	10.35x

(1)	In October 2006, our board of directors approved a change in our fiscal year end from the Saturday closest to June 30 to the Saturday closest to December 31.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be convertible or exchangeable. Our debt securities and any related guarantees will be issued under an indenture entered into between us and Branch Banking and Trust Company. Holders of our indebtedness will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries that do not guarantee our payment obligations under such indebtedness.

We have summarized certain general features of the debt securities from the indenture. The indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether the debt securities rank as senior subordinated debt or subordinated debt or any combination thereof, and the terms of any such subordination;

•	whether securities issued by us will be entitled to the benefits of any guarantees and the form and terms of any guarantee;

•	the terms and conditions, if any, upon which the series of debt securities shall be converted into or exchanged for other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	maturity date(s);

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any currency exchange rate, commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue or the method for determining dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the manner in which the amounts of payment of principal of or interest, if any, on the series of debt securities will be determined (if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a currency exchange rate, commodity, commodity index, stock exchange index or financial index);

•	the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable and the method of such payment, if by wire transfer, mail or other means;

•	provisions related to redemption or early repayment of the debt securities of our option;

•	our obligation, if any, to redeem or purchase any series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	authorized denominations;

•	the form of the debt securities and whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	any changes in the trustee for such debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	any changes in or additions to the covenants applicable to the particular debt securities being issued;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	securities exchange(s) on which the debt securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	extent to which a secondary market for the debt securities is expected to develop;

•	additions to or changes in the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof.

Transfer and Exchange

Unless otherwise stated in the applicable prospectus supplement, each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We anticipate that the depositary will follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Change of Control

Unless otherwise stated in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

Unless otherwise stated in the applicable prospectus supplement, we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than Hanesbrands) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions that may be set forth in the applicable prospectus supplement are met.

Events of Default

Unless otherwise stated in the applicable prospectus supplement, event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable at maturity, upon redemption or otherwise;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity reasonably satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

Unless stated otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series;

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide to the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days; and

•	the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

Guarantees

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Governing Law

The indenture, the debt securities and the guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material terms of our capital stock and reflects our charter and bylaws that are in effect as of the date of this prospectus. The following summary of the terms of our capital stock is qualified by reference to our bylaws, our charter and our rights plan. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500 million shares of common stock, par value $0.01 per share, and up to 50 million shares of preferred stock, par value $0.01 per share, and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. As of June 28, 2008, 94,038,303 shares of our common stock were issued and outstanding, options to purchase 4,859,355 shares of our common stock were outstanding, restricted stock units covering 1,868,332 shares of our common stock were outstanding and no shares of our preferred stock were issued and outstanding. 500,000 shares of Preferred Stock have been classified and designated as Junior Participating Preferred Stock, Series A, or “Series A Preferred Stock,” and reserved for issuance upon the exercise of rights under our rights agreement. See “— Preferred Stock” and “— Certain Provisions of Maryland Law and of Our Charter and Bylaws That Could Have the Effect of Delaying, Deferring or Preventing a Change in Control — Rights Agreement.” The Maryland General Corporation Law, or “MGCL,” provides that our stockholders are generally not obligated to us or our creditors with respect to our stock, except to the extent that the subscription price or other agreed upon consideration has not been paid.

Common Stock

General.  Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of our assets legally available for the payment of dividends. Holders of our common stock are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to, and may be adversely affected by, the preferential rights granted to any other class or series of our stock.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. A plurality of all votes cast at a stockholders meeting at which a quorum is present will be sufficient for the election of directors, and there is no cumulative voting in the election of directors.

Under MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for the approval of these matters by a lesser percentage, as long as such percentage is not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval by a majority of all the votes entitled to be cast in these situations, except for certain amendments to our charter relating to directors.

Holders of our common stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Our common stock is and is expected to remain uncertificated. Therefore our stockholders will not be able to obtain stock certificates.

Preferred Stock Purchase Rights.  We have adopted a stockholder rights agreement. Under the stockholder rights agreement, each outstanding share of common stock has attached to it a right entitling its holder to purchase from us one one-thousandth of a share of Series A Preferred Stock (subject to antidilution provisions) upon the occurrence of certain triggering events. Until the rights distribution date, the rights will not be evidenced by separate certificates and may be transferred only with the common stock to which they are attached.

For so long as the rights continue to be associated with our common stock, each new share of common stock we issue will include a right. Stockholders will not be required to pay any separate consideration for the rights issued with our common stock.

For a more detailed discussion of the rights under our rights agreement, please see “— Certain Provisions of Maryland Law and of Our Charter and Bylaws That Could Have the Effect of Delaying, Deferring or Preventing a Change in Control — Rights Agreement.”

Preferred Stock

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our charter, including the articles supplementary thereto, relating to each particular series of preferred stock for provisions that may be important to you. The articles supplementary to our charter relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

“Blank Check” Preferred Stock.  Our charter authorizes our board of directors to authorize “blank check” preferred stock. Our board of directors can classify and issue from time to time any unissued shares of preferred stock and reclassify any previously classified but unissued shares of any series of preferred stock. The applicable terms of a particular series of preferred stock shall be set forth in the articles supplementary to our charter establishing such series of preferred stock. These terms must include, but are not limited to, some or all of the following:

•	title of the series;

•	the number of shares of the series, which number our board of directors may thereafter increase or decrease;

•	whether and in what circumstances the holder is entitled to receive dividends and other distributions;

•	whether (and if so, when and on what terms) the series can be redeemed by us or the holder or converted or exchanged by the holder;

•	whether the series will rank senior or junior to or on parity with any other class or series of preferred stock; and

•	voting and other rights of the series, if any.

Unless otherwise described in the articles supplementary, in the event we liquidate, dissolve or wind up our affairs, the holders of any series of preferred stock will have preference over the holders of common stock and any other capital stock ranking junior to such series for payment out of our assets of the amount specified in the applicable articles supplementary.

Holders of our preferred stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Series A Preferred Stock.  Shares of our Series A Preferred Stock have been reserved for issuance upon exercise of the rights under our rights agreement. For a more detailed discussion of our rights agreement and our Series A Preferred Stock, see “— Certain Provisions of Maryland Law and of Our Charter and Bylaws That Could Have the Effect of Delaying, Deferring or Preventing a Change in Control — Rights Agreement.” Shares of our Series A Preferred Stock may only be purchased after the rights have become exercisable. Each share of Series A Preferred Stock:

•	will rank junior to other senior series of stock as provided in the terms of such series of stock and senior to our common stock;

•	will entitle holders to a cumulative quarterly dividend, when, as and if declared by our board of directors in an amount equal to the greater of (a) $25.00, or (b) the product of (i) 1,000 (subject to antidilution adjustment) and (ii) the aggregate per share amount of all dividends on our common stock since the preceding dividend payment date (or the date of first issuance of Series A Preferred Stock if dividends have not previously been paid thereon;

•	will entitle holders to 1,000 votes (subject to antidilution adjustment) on all matters submitted to a vote of our stockholders;

•	in the event of a liquidation, will entitle holders to a preferred liquidation payment equal to the greater of (a) $100, plus accrued and unpaid dividends, and (b) an aggregate amount per share equal to the product of (i) 1,000 (subject to antidilution adjustment) and (ii) the aggregate amount to be distributed per share to holders of our common stock; and

•	in the event of any consolidation, merger, combination or other transaction in which shares of our common stock are exchanged for or changed into stock or securities of another entity, cash and/or other property, will entitle holders to exchange their Series A Preferred Stock in an amount per share equal to the product of (i) 1,000 (subject to antidilution adjustment) and (ii) the aggregate amount of stock, securities, cash and/or other property into which or for which each share of our common stock is changed or exchanged.

The Series A Preferred Stock is not redeemable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Investor Services, LLC. The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HBI.”

Certain Provisions of Maryland Law and of Our Charter and Bylaws That Could Have the Effect of Delaying, Deferring or Preventing a Change in Control

Provisions of MGCL, our charter and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation with such proponent could result in an improvement of their terms.

Board of Directors.  Our charter and bylaws provide that the number of our directors may be established by the board of directors but may not be fewer than one nor more than 25. Our charter provides that any vacancy will be filled by a majority of the remaining directors.

Our board of directors is not currently classified. However, it would be permissible under MGCL for our board of directors to classify or declassify itself without stockholder approval.

Our charter provides that, subject to the rights of one or more classes or series of preferred stock, a director may be removed from office only for cause and then only by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of directors. For the purpose of the charter, cause means the conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the corporation through bad faith or active and deliberate dishonesty.

Authority to Issue “Blank Check” Preferred Stock.  The rights of holders of our common stock or preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our or our subsidiaries’ officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

Power to Reclassify Shares of Our Common and Preferred Stock.  Our charter also authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of capital stock, and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue. Prior to issuance of shares of each class or series, our board of directors is required under MGCL and by our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock or in the amount of voting securities outstanding by at least 20%. If the approval of our stockholders is not required for the issuance of our common stock or preferred stock, our board of directors may determine not to seek stockholder approval. Although we have no present intention of doing so, we could issue a class or series of stock that could, depending on the terms of such class or series, have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be believed to be in the best interest of our stockholders.

Business Combinations.  Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include certain mergers, consolidations, share exchanges, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by the holders of voting stock of the corporation other than voting shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply to business combinations in which the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute provides for various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

The business combination statute could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise believed to be in the best interest of our stockholders.

Control Share Acquisitions.  Maryland’s control share acquisition act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock, which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders, to be held within 50 days after a request and written undertaking, to consider the voting rights of the control shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including delivery of an acquiring person statement and a written undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value of the control shares is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may elect to exercise appraisal rights.

The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting any and all acquisitions by any person of shares of our stock from Maryland’s control share acquisition act. Our board of directors may, however, amend or eliminate this provision in the future without stockholder approval.

Amendments to the Charter.  Subject to certain exceptions, our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. Among the exceptions provided for in the charter, the board of directors may, without action by our stockholders, amend our charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue, or change the name or designation or par value of any class or series of our capital stock or the aggregate par value. In addition, certain amendments to provisions of our charter relating to removal of directors require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business.  Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of other business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of the board of directors; or

•	by a stockholder who is a holder of record at both the time of giving notice and the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in our bylaws.

In order to comply with the advance notice procedures of our bylaws, a stockholder must give written notice to our corporate secretary at least 120 days, but no more that 150 days in advance of the anniversary of the date that we mailed the notice for the preceding year’s annual meeting. For nominations to the board, the notice must include information about the director nominee, including his or her name, holdings of our stock, as well as information required by SEC rules regarding elections to boards of directors. For other business that a stockholder proposes to bring before the meeting, the notice must include the reasons for proposing the business at the meeting and a discussion of the stockholder’s material interest in such business. Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, among other information, the notice also must include information about the stockholder and the stockholder’s holdings of our stock.

With respect to special meetings of stockholders, only the business specified in our notice of the special meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only:

•	pursuant to our notice of the special meeting;

•	by or of the direction of the board of directors; or

•	provided that the board of directors has determined that directors shall be elected at such special meeting, by a stockholder who is a holder of record at both the time of giving notice and the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in our bylaws.

Stockholder Action by Written Consent.  Our bylaws provide that any action required or permitted to be taken by our stockholders may be taken without a meeting only by a unanimous written consent of all of the stockholders entitled to vote on the matter or, if the action is advised and submitted to the stockholders for approval by the board of directors, by a written consent of stockholders entitled to cast not less than the minimum number of votes that would be necessary for such action at a meeting of stockholders.

Rights Agreement.  Pursuant to our stockholder rights agreement, one preferred stock purchase right is distributed with and attached to each share of our common stock. Each right will entitle its holder, under the circumstances described below, to purchase from us one one-thousandth of a share of our Series A Preferred Stock at an initial exercise price per right of $75.00 per one-thousandth of a share of Series A Preferred Stock, subject to certain adjustments. The description and terms of the rights are set forth in a rights agreement between us and Computershare Investor Services, LLC, as rights agent. The following description of the rights is a summary and is qualified in its entirety by reference to the rights agreement, which has been included as an exhibit to the registration statement of which this prospectus is a part.

Initially, the rights will be associated with our common stock and evidenced by book-entry statements, which will contain a notation incorporating the rights by reference. Each right initially will be transferable with and only with the transfer of the underlying share of common stock. The rights will become exercisable and separately certificated only upon the rights distribution date, which will occur upon the earlier of:

•	ten days following a public announcement by us that a person or group (an “acquiring person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares of common stock (the date of the announcement being the “stock acquisition date”); or

•	ten business days (or later if so determined by our board of directors) following the commencement of or public disclosure of an intention to commence a tender offer or exchange offer by a person if, after acquiring the maximum number of securities sought pursuant to such offer, such person, or any affiliate or associate of such person, would acquire, or obtain the right to acquire, beneficial ownership of 15% or more of our outstanding shares of our common stock.

Until the rights distribution date, the transfer of any shares of common stock outstanding also will constitute the transfer of the rights associated with such shares.

As soon as practicable after the rights distribution date, the rights agent will mail to each record holder of our common stock as of the close of business on the rights distribution date certificates evidencing the rights. From and after the rights distribution date, the separate certificates alone will represent the rights. Except as otherwise provided in the rights agreement, only shares of common stock issued or sold by Hanesbrands prior to the rights distribution date will receive rights.

The rights are not exercisable until the rights distribution date and will expire ten years from September 1, 2006, unless earlier redeemed or exchanged by us as described below.

Upon our public announcement that a person or group has become an acquiring person (a “flip-in event”), each holder of a right (other than any acquiring person and certain related parties, whose rights will have automatically become null and void) will have the right to receive, upon exercise, common stock with a current market value equal to two times the exercise price of the right. Under the stockholder rights agreement current market value as of a particular date means the average of the daily closing prices per share for the thirty consecutive trading days immediately prior to such date.

For example, at an exercise price of $75 per right, each right not owned by an acquiring person (or by certain related parties) following a flip-in event would entitle its holder to purchase $150 worth of common stock (as described above) for $75. Assuming that the common stock had a current market value of $50 per share at that time, the holder of each valid right would be entitled to purchase three shares of common stock for $150.

In the event that, at any time after a person becomes an acquiring person:

•	we are acquired in a merger or other business combination in which we are not the surviving entity;

•	we are acquired in a merger or other business combination in which we are the surviving entity and all or part of our common stock is converted into or exchanged for securities of another entity, cash or other property;

•	we effect a share exchange in which all or part of our common stock is exchanged for securities of another entity, cash or other property; or

•	50% or more of our assets or earning power is sold or transferred,

(the above events being “business combinations”) then each holder of a right (except rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

The exercise price of the rights, the number of shares of Series A Preferred Stock issuable and the number of outstanding rights will adjust to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Series A Preferred Stock or common stock.

We may redeem the rights in whole, but not in part, at a price of $0.001 per right (subject to adjustment and payable in cash, common stock or other consideration deemed appropriate by our board of directors) at any time prior to the earlier of the stock acquisition date and the rights expiration date. Immediately upon the action of our board of directors authorizing any redemption, the rights will terminate and the holders of rights will only be entitled to receive the redemption price.

At any time after a person becomes an acquiring person and prior to the earlier of (i) the time any person, together with all affiliates and associates, becomes the beneficial owner of 50% or more of our outstanding common stock and (ii) the occurrence of a business combination, our board of directors may cause us to exchange for all or part of the then-outstanding and exercisable rights shares of our common stock at an exchange ratio of one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

Until a right is exercised, its holder, as such, will have no rights as a stockholder with respect to such rights, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not result in the recognition of taxable income by our stockholders or us, stockholders may, depending upon the circumstances, recognize taxable income after a triggering event.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights. From and after the stock acquisition date, however, no amendment can adversely affect the interests of the holders of the rights.

The rights will have certain anti-takeover effects. For example, the rights will cause substantial dilution to any person or group who attempts to acquire a significant interest in us without advance approval from our board of directors. As a result, the overall effect of the rights may be to render it more difficult or to discourage any attempt to acquire us, even if the acquisition would be in the best interest of our stockholders. Because we can redeem the rights, the rights will not interfere with a merger or other business combination approved by our board of directors.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock or preferred stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. As of the date of this prospectus we have no warrants outstanding.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, common stock or preferred stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable;

•	the price at which each share of debt securities, common stock or preferred stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional or multiple shares of preferred stock, rather than single shares of preferred stock. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction or multiple of, to be described in an applicable prospectus supplement, of shares of a particular series of preferred stock. The preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable preferred stock or fraction or multiple thereof represented by the depositary share, to all of the rights and preferences of the preferred stock or other equity stock represented thereby, including any dividend, voting, redemption, conversion or liquidation rights. For an additional description of our common stock and preferred stock, see the descriptions in this prospectus under the heading “Description of Capital Stock.”

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain U.S. federal income tax consequences.

A copy of the form of deposit agreement, including the form of depositary receipt, will be included as an exhibit to the registration statement or a current report on Form 8-K incorporated by reference herein.

DESCRIPTION OF STOCK PURCHASE UNITS
AND STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

LEGAL MATTERS

Kirkland & Ellis LLP, Chicago, Illinois or Venable LLP, Baltimore, Maryland will issue an opinion about certain legal matters with respect to the securities. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 29, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. We make available free of charge at www.hanesbrands.com (in the “Investors” section) copies of materials we file with, or furnish to, the SEC. You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it. By referring to our website and the SEC’s website, we do not incorporate such websites or their contents into this prospectus.

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Incorporation of Certain Information by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the

SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2007;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2008 and June 28, 2008;

•	our Current Reports on Form 8-K filed on February 1, 2008 and May 8, 2008;

•	our Definitive Proxy Statement on Schedule 14A filed on March 10, 2008; and

•	the description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on August 10, 2006.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise specifically indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Corporate Secretary, Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105.